Filed pursuant to Rule 424(b)(2)
Registration No. 333-227202

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.766% Notes due 2020	$1,500,000,000	100.00%	$1,500,000,000
4.205% Notes due 2023	$2,500,000,000	100.00%	$2,500,000,000
4.493% Notes due 2025	$1,850,000,000	100.00%	$1,850,000,000
4.725% Notes due 2028	$2,250,000,000	100.00%	$2,250,000,000
5.319% Notes due 2038	$1,650,000,000	100.00%	$1,650,000,000
5.419% Notes due 2048	$2,150,000,000	100.00%	$2,150,000,000
Floating Rate Notes due 2020	$500,000,000	100.00%	$500,000,000
Floating Rate Notes due 2023	$300,000,000	100.00%	$300,000,000
Total	$12,700,000,000		$12,700,000,000	$1,539,240.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To prospectus dated September 5, 2018)

$12,700,000,000

DowDuPont Inc.

$1,500,000,000 3.766% Notes due 2020

$2,500,000,000 4.205% Notes due 2023

$1,850,000,000 4.493% Notes due 2025

$2,250,000,000 4.725% Notes due 2028

$1,650,000,000 5.319% Notes due 2038

$2,150,000,000 5.419% Notes due 2048

$500,000,000 Floating Rate Notes due 2020

$300,000,000 Floating Rate Notes due 2023

We will pay interest on the 3.766% Notes due 2020 (the “2020 Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. We will pay interest on the 4.205% Notes due 2023 (the “2023 Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. We will pay interest on the 4.493% Notes due 2025 (the “2025 Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. We will pay interest on the 4.725% Notes due 2028 (the “2028 Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. We will pay interest on the 5.319% Notes due 2038 (the “2038 Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. We will pay interest on the 5.419% Notes due 2048 (the “2048 Notes” and, together with the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes and the 2038 Notes, the “Fixed Rate Notes”) on May 15 and November 15 of each year, commencing on May 15, 2019. The Floating Rate Notes due 2020 (the “2020 Floating Rate Notes”) will bear interest at a floating rate equal to the three-month LIBOR plus 0.71% per year. We will pay interest on the 2020 Floating Rate Notes on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019. The Floating Rate Notes due 2023 (the “2023 Floating Rate Notes” and, together with the 2020 Floating Rate Notes, the “Floating Rate Notes”) will bear interest at a floating rate equal to the three-month LIBOR plus 1.11% per year. We will pay interest on the 2023 Floating Rate Notes on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019. We refer to the Floating Rate Notes and the Fixed Rate Notes, collectively, as the “Notes.” We may redeem each series of the Fixed Rate Notes at our option prior to maturity, in whole or in part, as described in this prospectus supplement under “Description of Notes—Optional Redemption.”

Following this offering, through a series of transactions described under “Prospectus Supplement Summary—The Transactions,” we expect, subject to the approval of our Board of Directors (the “Board of Directors”) and any required regulatory approvals, to realign our businesses and distribute those assets and liabilities related to our agriculture and materials science businesses through a series of tax-efficient transactions, resulting in three independently-traded public companies. Upon completion of the separations and distributions, we expect to continue to hold our specialty products businesses. If each of the separations and distributions has not been completed on or before May 1, 2020, or, if prior to such date, we have abandoned any of the separations or distributions, we will be required to redeem each series of Notes as specified under “Description of Notes—Special Mandatory Redemption.” If we experience a Change of Control Triggering Event (as defined herein) in respect of a series of the Notes, we may be required to offer to purchase such series of Notes from holders. See “Description of Notes—Change of Control.”

Investing in our securities involves risks. Before purchasing the Notes, you should refer to the risk factors included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein, our other current reports and other information that we file with the Securities and Exchange Commission (the “SEC”) from time to time. See “Risk Factors” beginning on page S-23 of this prospectus supplement and on page 7 of the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount	Proceeds Before Expenses
Per 2020 Note	100%	0.250%	99.750%
Total	$1,500,000,000	$3,750,000	$1,496,250,000
Per 2023 Note	100%	0.600%	99.400%
Total	$2,500,000,000	$15,000,000	$2,485,000,000
Per 2025 Note	100%	0.625%	99.375%
Total	$1,850,000,000	$11,562,500	$1,838,437,500
Per 2028 Note	100%	0.650%	99.350%
Total	$2,250,000,000	$14,625,000	$2,235,375,000
Per 2038 Note	100%	0.875%	99.125%
Total	$1,650,000,000	$14,437,500	$1,635,562,500
Per 2048 Note	100%	0.875%	99.125%
Total	$2,150,000,000	$18,812,500	$2,131,187,500
Per 2020 Floating Rate Note	100%	0.250%	99.750%
Total	$500,000,000	$1,250,000	$498,750,000
Per 2023 Floating Rate Note	100%	0.600%	99.400%
Total	$300,000,000	$1,800,000	$298,200,000

Combined Total for the Notes	$12,700,000,000	$81,237,500	$12,618,762,500

(1)	Plus accrued interest, if any, from November 28, 2018.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 28, 2018.

Joint Bookrunners

Credit Suisse	Goldman Sachs & Co. LLC	J.P. Morgan
Barclays	BofA Merrill Lynch	Citigroup
Mizuho Securities	MUFG	SMBC Nikko
Co-managers
BNP PARIBAS	HSBC	Santander
SOCIETE GENERALE	Standard Chartered Bank	TD Securities
Wells Fargo Securities	Morgan Stanley	ABN AMRO
BBVA	Credit Agricole CIB	Deutsche Bank Securities
Loop Capital Markets	Rabo Securities	Scotiabank
US Bancorp	Citizens Capital Markets	ING
Ramirez & Co., Inc.	The Williams Capital Group, L.P.	Westpac Capital Markets LLC

The date of this prospectus supplement is November 14, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains information regarding this offering of the Notes. The second part is the accompanying prospectus dated September 5, 2018, which is part of our Registration Statement on Form S-3 (File No. 333-227202).

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus or any documents incorporated by reference, as applicable.

You should rely only on information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus issued by us and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any time subsequent to the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the Underwriters (as defined below), to subscribe for or purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Certain Definitions

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to:

•	“Business Realignment” has the meaning set forth in the section titled “Prospectus Supplement Summary—The Transactions;”

•

“Corteva” refers to Corteva Parent and its consolidated subsidiaries (including EID, defined below) after giving effect to the Internal Reorganization and Business Realignment, resulting in Corteva Parent holding the agriculture business of DowDuPont;

•	“Corteva common stock” refers to the shares of common stock, par value $0.01 per share, of Corteva Parent;

•	“Corteva Parent” refers to Corteva, Inc., the newly formed holding company for DowDuPont’s agriculture business;

•	“distribution date” refers to the date of the relevant distribution which is targeted to be on April 1, 2019 for Dow and June 1, 2019 for Corteva;

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•	“distributions” refers to the transactions in which DowDuPont will distribute to its stockholders all of the then issued and outstanding shares of Corteva common stock and Dow common stock;

•

“Dow” refers to Dow Parent and its consolidated subsidiaries (including TDCC) after giving effect to the Internal Reorganization and Business Realignment, resulting in Dow Parent holding the materials science businesses of DowDuPont;

•	“Dow Corning” refers to the Dow Silicones Corporation (formerly known as the Dow Corning Corporation), a subsidiary of Historical Dow;

•	“Dow Parent” refers to Dow Holdings Inc., the newly formed holding company for DowDuPont’s materials science businesses;

•	“DowDuPont” refers to DowDuPont Inc., a Delaware corporation, and its consolidated subsidiaries, prior to the distributions of Dow and Corteva;

•	“DuPont” refers to DowDuPont and its consolidated subsidiaries following the distributions of Dow and Corteva, at which time it will hold the specialty products businesses of DowDuPont;

•	“EID” refers to E. I. du Pont de Nemours and Company, exclusive of its subsidiaries;

•	“FMC” refers to FMC Corporation;

•	“Historical Dow” refers to TDCC and its consolidated subsidiaries prior to the Business Realignment;

•	“Historical DuPont” refers to EID and its consolidated subsidiaries prior to the Business Realignment;

•	“Internal Reorganization” has the meaning set forth in the section titled “Prospectus Supplement Summary—The Transactions;”

•	“separation agreement” has the meaning set forth in the section titled “Prospectus Supplement Summary—The Transactions;”

•	“separations” refers to the transactions in which Dow and Corteva will be separated from DowDuPont; and

•	“TDCC” refers to The Dow Chemical Company, exclusive of its subsidiaries.

Unless expressly stated otherwise in this prospectus supplement, “we,” “us,” “our” and “the Company” refer to (i) DowDuPont and its consolidated subsidiaries when used in the context of statements pertaining or relating to the period prior to the distributions and (ii) DuPont and its consolidated subsidiaries when used in the context of statements pertaining or relating to the period after the distributions.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “would,” “target” and similar expressions and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about this offering as well as the Internal Reorganization and the separations and distributions of our agriculture and materials science businesses and the anticipated benefits thereof. These and other forward-looking statements, including the failure to complete, or to make any filing or take any other action required to be taken to complete, the separations and distributions are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements also involve risks and uncertainties, many of which are beyond our control. Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to (i) changes in credit ratings, (ii) risks associated with international sales and operations, (iii) availability, and variable costs, of raw materials and energy, (iv) competitive conditions and customer preferences, (v) the costs of complying with evolving regulatory requirements, (vi) disruptions to supply chains, information technology or network systems, (vii) protection of intellectual property, (viii) concerns regarding chemicals in commerce, including their environmental impact, (ix) failure to comply with government regulations, (x) impairments to goodwill or intangible assets, (xi) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions, (xii) litigation and other commitments and contingencies, (xiii) subjection to laws, regulations and mandates globally, (xiv) failure to increase productivity through sustainable operational improvements, (xv) the dependence of tax liabilities upon the distribution of income among the various jurisdictions in which we operate and (xvi) failure of risk management strategies.

Risks related to the separations and distributions and to achieving the anticipated benefits thereof include, but are not limited to, a number of conditions which could delay, prevent or otherwise adversely affect the separations and distributions, as well as other risks, including risks related to (i) our inability to achieve some or all of the benefits that we expect to receive from the separations and distributions, (ii) certain tax risks associated with the separations and distributions, (iii) our inability to make necessary changes to operate as a stand-alone company following the separations and distributions, (iv) the failure of our pro forma financial information to be a reliable indicator of our future results, (v) our inability to enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a combined company, (vi) restrictions under the intellectual property cross-license agreements, (vii) our inability to receive third-party consents required under the separation agreement, (viii) our customers, suppliers and others’ perception of our financial stability on a stand-alone basis, (ix) non-compete restrictions under the separation agreement, (x) receipt of less favorable terms in the commercial agreements we will enter into with Dow and Corteva than we would have received from an unaffiliated third party and (xi) our indemnification of Dow and/or Corteva for certain liabilities. See “Risk Factors.”

Unlisted factors may present significant additional obstacles to the realization of results expressed in forward-looking statements. Consequences of material differences in results as compared with those anticipated in forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our financial condition, results of operations, credit rating or liquidity. We assume no obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

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NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is generally defined as one that purports to measure historical or future performance, financial condition or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable United States Generally Accepted Accounting Principles (“GAAP”) measure.

This prospectus supplement includes disclosure of pro forma operating EBITDA. This is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. The GAAP measure most directly comparable to pro forma operating EBITDA is pro forma income (loss) from continuing operations, net of tax. We believe that this measure provides additional information about our ability to meet our future debt service, capital expenditures and working capital requirements. This measure should not be considered in isolation or as a substitute for or superior to pro forma income (loss) from continuing operations, net of tax or any other measure of financial performance presented in accordance with GAAP or as a measure of our profitability or liquidity. Because this measure excludes some, but not all, items that affect pro forma income (loss) from continuing operations, net of tax, it may not be comparable to similarly titled measures of other companies. See “Unaudited Pro Forma Financial Information—Supplemental Pro Forma Information” for a quantitative reconciliation of pro forma operating EBITDA to pro forma income (loss) from continuing operations, net of tax.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. The DuPont Oval logo, Dow Diamond and the Dow Corning brand and all products, denoted with ™, SM or ® are trademarks, service marks or registered trademarks of DowDuPont Inc. or its subsidiaries and affiliates. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement may also contain trademarks, service marks and trade names of certain third parties, which are the property of their respective owners. The FMC mark is a mark of the FMC Corporation. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement, the accompanying prospectus or in information incorporated by reference into this prospectus supplement is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ™, SM or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov. Our SEC filings are also available at our website at www.dow-dupont.com/investors. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. Any statement in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus shall be automatically modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering of the Notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 16, 2018;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 4, 2018, August 3, 2018 and November 2, 2018, respectively; and

•

our Current Reports on Form 8-K/A, filed with the SEC on October 26, 2017, and on Form 8-K, filed with the SEC on March 12, 2018, May 1, 2018, May 22, 2018, June 29, 2018, September 6, 2018 (Item 8.01 only) and October 18, 2018 (Item 8.01 only).

You may request a copy of these filings (other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

DowDuPont Inc.

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Attention: Treasury

Telephone: (302) 774-1000

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains certain information about us and the offering of the Notes. It does not contain all of the information that may be important to you in deciding whether to purchase the Notes. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any subsequently filed Exchange Act reports for a discussion of important risks that you should consider before purchasing the Notes. For the purposes of this “Prospectus Supplement Summary,” “we,” “us,” “our” and “the Company” refer to DuPont and its consolidated subsidiaries. When discussed in this summary, DowDuPont net sales on a divisional basis for the specialty products division of DowDuPont for the year ended December 31, 2017, is presented on a pro forma basis as though the Merger (as defined below) had occurred on January 1, 2016.

About DowDuPont

DowDuPont is a Delaware corporation that was formed on December 9, 2015, for the purpose of effecting the all-stock merger of equals transaction between Historical DuPont and Historical Dow. On August 31, 2017, Historical DuPont and Historical Dow each merged with one of DowDuPont’s wholly owned subsidiaries and, as a result, became subsidiaries of DowDuPont, effective as of 11:59 p.m. Eastern Time on August 31, 2017 (the “Merger”).

In connection with the separations and distributions (as discussed further under “—The Transactions”), DowDuPont expects to realign its businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont then expects to separately distribute its agriculture and materials science businesses through U.S. federal tax-free spin-offs. As a result, DowDuPont will be separated into three independent, publicly traded companies—one for each of its agriculture, materials science and specialty products businesses. The agriculture business, including EID, will be consolidated under Corteva and the materials science businesses will be consolidated under Dow. After the separations and distributions, DowDuPont expects to retain its specialty products businesses and to continue to operate as DuPont. The Notes should be deemed an investment in DuPont, with recourse solely against the assets of DuPont (and prior to the separations and distributions, recourse against the specialty products assets held by Historical Dow and Historical DuPont that will be part of DuPont after the separations and distributions). See “Risk Factors—Investing in the Notes should be deemed an unsecured investment in DuPont only. Investors should expect no recourse to the assets or equity of Historical Dow, Historical DuPont, Dow or Corteva (other than specialty products assets that will be part of DuPont after the separations and distributions).”

About DuPont

DuPont will be a global, diversified company that will unite market-leading heritage businesses, providing a strong foundation for future growth and more complete solutions to customers across a number of high-growth end markets that span multiple industries. We expect DuPont’s reportable segments to be those of DowDuPont’s existing specialty products division: Transportation & Advanced Polymers, Electronics & Imaging, Safety & Construction and Nutrition & Biosciences. DuPont’s businesses will leverage the expertise of their respective heritage businesses in product development, design, manufacturing and marketing to deliver more complete, value-added solutions that provide functional and performance benefits to customers. DuPont will conduct business in more than 60 countries with over 200 manufacturing sites and ten research & development and innovation centers located close to its customers, providing for customer-led innovation and collaboration on a global scale.

DuPont is committed to a strong credit profile and balance sheet. For the year ended December 31, 2017 and the nine months ended September 30, 2018, the specialty products division of DowDuPont generated $21.0 billion of pro forma net sales and $17.1 billion of net sales, respectively. The following chart presents net sales for the nine months ended September 30, 2018 for each indicated reportable segment of the DowDuPont specialty products division:

We intend to build on a solid foundation to expand our core capabilities with a focus on innovative solutions in a number of transforming industries. Each of the specialty products businesses that will comprise DuPont serves robust markets that are global in scale. Many of these markets have historically experienced growth at rates above the growth rate of global gross domestic product, with limited cyclicality. Importantly, each of these markets is also focused on responding to rapidly evolving growth trends, such as increased connectivity, urbanization and sustainable development. These trends create innovation challenges that we believe we are well positioned to address through our specialized materials, technical expertise, strong customer relationships and expansive global footprint. We expect to continue to leverage our core technologies to capitalize on opportunities in a number of these high-growth areas, including automotive electrification, healthcare and medical devices, equipment and packaging, clean water, smart surfaces and displays, light-weighting, energy efficient construction, 5G wireless, personalized nutrition and biobased materials, among others.

While the businesses that will comprise DuPont address a broad array of end markets, they each approach value creation through a focus on customer-driven innovation. By leveraging deep customer relationships across all of our business segments, we facilitate robust collaboration and are able to work hand-in-hand with our customers to transform customer-generated concepts into real world solutions. We provide value to our customers through our proven applications expertise, market knowledge, and proprietary or differentiated technology and processes. This innovation, rooted in strong partnerships with our customers, enables us to develop customized solutions for our customers’ complex problems and bring innovations to market faster through an enhanced development process.

Our Business Segments

DuPont will be the result of a strategically constructed portfolio that brings together the specialty products businesses (including the health and nutrition business acquired from FMC and the specialty products businesses of Dow Corning) and the related technical and product capabilities, of Historical DuPont and Historical Dow to create more than 20 business lines organized into four business segments. We believe this combination will create broader market leadership, advantaged routes to market, a lean cost structure and opportunities for new integrated system solutions.

*	Relative contribution to pro forma net sales of the specialty division of DowDuPont

Transportation & Advanced Polymers

Our Transportation & Advanced Polymers segment offers specialized parts, materials and full system solutions for demanding applications in environments where performance and safety matter. DuPont Transportation & Advanced Polymers is the leading global provider of performance resins, engineering polymers and performance solutions to engineers and designers. We provide high-performance adhesives, lubricants, seals and parts, including specialty adhesives and silicones used for medical equipment. Applications of our high-performance resins include safety systems from seatbelts to tubing. We provide specialty polymers and resins to meet a range of performance needs, from stiffness to heat resistance. Since our invention of nylon in 1935, this segment has continued leveraging our broad and long-standing technical knowledge to tailor solutions to the specific needs of our customers, with 95% of its product line consisting of specialty, engineered or custom-formulated materials. For the year ended December 31, 2017 and the nine months ended September 30, 2018, DowDuPont’s Transportation & Advanced Polymers segment generated $5.1 billion of pro forma net sales and $4.3 billion of net sales, respectively.

The automotive industry is our Transportation & Advanced Polymers segment’s largest market and we have close partnerships with original equipment manufacturers (“OEMs”) and a number of companies that supply components and systems to these OEMs. Other markets include future mobility, electronics, industrial, healthcare and consumer goods. We estimate the total addressable market for this segment to be approximately $26 billion. Within that addressable market, we hold leading positions in the automotive, electronics, industrial and consumer goods markets. Across each of these markets, we strive to be a valued innovator and strategic partner to our customers. We believe our broad portfolio, global scale and deep industry experience enables us to offer a full system solution approach to critical challenges and foster strong customer relationships. Our applications development expertise is augmented with key process technologies including extrusion compounding, precision tooling, machining and mixing as well as dispersion processes and advanced polymerization methods.

We believe this segment’s focus on high-growth areas allows us to better position ourselves to provide innovation and solutions to support industry transformation. We believe continued proliferation of hybrid and electric vehicles and further advancements in auto electrification, such as autonomous driving, will drive the need for innovation and new material systems. It is our belief that our ability to provide a portfolio of solutions to lightweight vehicles and extend the range of electric vehicles places us in a unique position to respond to these challenges. Additionally, we believe the Internet of Things and 5G wireless are driving demand for highly engineered components in electronic and industrial applications, and we expect strong growth from medical devices and enhanced drug delivery systems. With our deep expertise along with our strong portfolio of tailored and customized materials, we believe that we are well positioned to help enable our customers to solve their most demanding application challenges in the face of these transformational trends.

Our growth strategy in this segment is focused on extending our strong leadership in attractive markets, including automotive, electronics and healthcare, through disciplined capital deployment and further expansion of our innovative product portfolio. In the medium-term, we intend to achieve growth in this segment by, among other things, accelerating volume growth through supplementing our innovative pipeline of products, leveraging our lean operating model and maintaining strategic pricing capabilities through reliable supply and segmentation.

Electronics & Imaging

Our Electronics & Imaging segment offers customers market leading innovation capabilities and a robust product portfolio, and acts as a key design partner with OEMs across a number of industries. This segment combines our deep knowledge of customer needs with our proprietary products and process technologies to develop application-driven solutions. This segment has provided technologies that have helped enable the evolution of the semiconductor industry and we continue to be a leading supplier of materials required for integrated chip fabrication with one of the broadest portfolios of products in the semiconductor industry. Our interconnect solutions include metallization, imaging, surface treatments and films to enable smaller and multi-functional printed circuit boards to be used in advanced electronic devices. We manufacture products that transform solar energy into a viable commercial energy source, and provide electronic inks and pastes for industrial applications. DuPont™ Cyrel® is among industry leaders for advanced flexographic printing, and our digital printing inks are used in textile, commercial, home and office applications. Our technical expertise includes high-speed film extrusion and solvent casting, high-purity solution production, ceramic and metal powders and mixtures, photo-patterning and imaging and polishing and planarization. For the year ended December 31, 2017 and the nine months ended September 30, 2018, DowDuPont’s Electronics & Imaging segment generated $4.8 billion of pro forma net sales and $3.5 billion of net sales, respectively.

Our Electronics & Imaging segment’s core markets are industrial applications as well as communications. Other markets include automotive, military and aerospace and consumer electronics and data processing, which include mobile devices, personal computers, servers and televisions. We estimate the total addressable market for this segment to be approximately $25 billion, and we expect these markets to continue to be attractive and strong in the face of rapidly growing global trends, such as digital transformation, artificial intelligence, 5G wireless and the Internet of Things. As these trends continue to penetrate commercial and consumer applications, as well as other markets in which we operate, we expect that there will be an increased need for electronic functionality including connectivity, automation, mobility and information sharing. We believe we are in a position to use our experience and expertise to capitalize on the new opportunities and increasing market demand created by this innovation in the electronic materials space.

Our growth strategy in this segment is focused on expanding and differentiating our broad portfolio, while maintaining our leadership position by implementing our strategic investment plan in attractive markets. In the medium term, we intend to achieve growth in this segment by, among other things, capitalizing on growing market trends, partnering with key OEMs, leveraging our unique distribution scale and channels, introducing novel, innovative products that will command higher price points, and continuing our focus on cost productivity.

Safety & Construction

Our Safety & Construction segment provides advanced and highly engineered materials and solutions for sustainable development and protection. We believe our Safety & Construction segment’s trusted brands, prototyping applications expertise and deep value chain understanding make it the partner of choice for customers and downstream decision-makers. Our technical and downstream expertise includes particle, fiber, film and foam formation, proprietary nonwoven sheet formation, shaped parts engineering, coating and extrusion and textile engineering and garment design. We also have strong trusted global brands that enjoy widespread recognition, such as Kevlar®, Tyvek®, Nomex®, Filmtec®, Styrofoam™, Great Stuff ™ and Corian®. For the year ended December 31, 2017 and the nine months ended September 30, 2018, DowDuPont’s Safety & Construction segment generated $5.1 billion of pro forma net sales and $4.1 billion of net sales, respectively.

Our Safety & Construction segment’s core markets are construction, water purification and protective materials for people, products and processes. Other markets include transportation, medical and industrial. We estimate the total addressable market for this segment to be approximately $51 billion. Energy efficiency, water scarcity, increasing global concern for worker safety and health care sterilization are key drivers for new market applications, global expansion and high margin growth. First responders and others rely on our solutions for personal protective equipment to safeguard them from ballistic, chemical, mechanical and thermal hazards, whether man-made or naturally occurring. Our broad portfolio of building solutions includes weatherization, waterproofing and air sealing products, rigid and spray foam insulation, caulks and roof coatings and Corian® solid surfaces, used for aesthetic surfaces. Lightweight and durable, Tyvek® spunbonded olefin sheet business has introduced new dimensions of protection, security and safety in a wide variety of applications from building envelope to protective apparel to sterile medical packaging, and we continue to find new uses from cargo covers to fashion. Our water filtration and purification technologies provide reliable and efficient clean water for residential and industrial use.

Our growth strategy in this segment is focused on operating as a more focused, simplified business, while simultaneously accelerating our innovation portfolio through disciplined capital deployment. In the medium term, we intend to achieve growth in this segment by, among other things, expanding our technical depth with a focus on accelerating the delivery of our innovative pipeline of products, increasing our operational reliability and productivity gains and implementing differential pricing and portfolio management.

Nutrition & Biosciences

Our Nutrition & Biosciences segment consists of two global businesses: Nutrition and Health, which leverages in-depth knowledge of food and nutrition along with current research and expert science; and Industrial Biosciences, which provides proprietary biotechnology and engineering solutions to drive sustainability, performance and productivity. The Nutrition and Health business provides a wide range of naturally-sourced bio-based food ingredients, including systems and texturants, emulsifiers, sweeteners and proteins. These ingredients provide a range of functional benefits, such as providing texture, stability and fat reduction to processed foods. We have a leading technology platform for cultures and probiotics supported by science-based health claims, a growing portfolio of proprietary strains and the highest potency production capabilities in the market.

The Industrial Biosciences business uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, ethanol production and brewing. We also offer a broad portfolio of formulated biocides for controlling microbial populations. Our pharmaceutical excipients offering enables controlled or modified drug release formulations. In addition, Sorona®, an example of one of our biomaterial products, provides unique performance and sustainability benefits for carpet and apparel.

This segment also has advanced technologies that reduce emissions in the production of sulfuric acid and fuels. Additionally, our pharmaceutical excipients enable controlled or modified drug release formulations. For the year ended December 31, 2017 and the nine months ended September 30, 2018 DowDuPont’s Nutrition & Biosciences segment generated $6.0 billion of pro forma net sales and $5.2 billion of net sales, respectively.

Core markets for our Nutrition & Biosciences segment are food and beverage and human and animal health and wellness. Other markets include energy and water, home and personal care and diverse industrial markets such as energy, mining and textiles. We estimate the total addressable market for this segment to be approximately $40 billion. We believe a growing emphasis on healthy and active lifestyles along with increased knowledge of human and animal health, including the microbiome, provide significant growth opportunities in nutrition and wellness markets, including infant nutrition and dietary supplements. Additionally, we believe a growing “clean label” trend reflects increased consumer interest in organic and “free from” products. In response, scientists in our clean label research & development hub are working to create new clean label ingredients and solutions. We expect bio-based solutions to continue to be of high interest, especially to consumer products companies and retailers as they look for ways to meet their sustainability goals and create a competitive edge with consumers.

This segment leverages our strong global and regional customer relationships and an extensive worldwide network of applications centers that employ specialists with in-depth knowledge of local consumer preferences, tastes and trends. These specialists work directly with customers, leveraging our global portfolio to meet our customers’ rapid product development timelines while ensuring our products meet local regulations and other requirements. We utilize deep research & development capabilities and intellectual property to drive biotechnology solutions including industrial scale fermentation, protein engineering and proprietary microbial production platforms. We have developed strategic partnerships with key customers and value-chain partners to accelerate commercialization of next-generation biomaterials and identify high return microbiome market opportunities and product concepts.

Our growth strategy in this segment is focused on high-growth markets, increased capacity and margin expansion and an emphasis on accelerating the time it takes to bring our innovative products to market. In the medium-term, we intend to achieve growth in this segment by, among other things, broadening our portfolio of new offerings with a focus on cost competitive products, capturing efficiencies of scale in our fermentation process, capitalizing on product and customer segmentation and maintaining our leadership position in the markets in which we operate.

Our Competitive Strengths

We will provide systems that deliver customer-led solutions to complex problems

The specialty products businesses that will comprise DuPont have a long history of providing innovative solutions and technologies to our customers. Our application centers feature integrated design capabilities, rapid prototyping and customer-scale production equipment to enable full system solutions and streamline product development and qualification efforts. We also deploy proactive and defensive intellectual property strategies that leverage our extensive intellectual property estate of patents, trade secrets, manufacturing know-how, brands and trademarks. We expect to continue our tradition of technology leadership by creating and leveraging a company-wide framework for disciplined management of our research & development portfolio that will track key metrics, enable new product launches and provide a strategy for working collaboratively across businesses, while empowering our individual businesses to directly control their own research & development processes. We refer to this framework as our “innovation playbook” and we believe that empowering our businesses to select, manage and run their own research & development programs, within the scope of the innovation playbook, will result in increased focus, quicker decision making, better returns and more nimble investment decisions. We also believe this will distinguish us from our competitors in the development of products and technologies that help our customers achieve better performance, productivity and value.

We have a strong management team with a history of demonstrated leadership

We have a strong management team that combines in-depth experience and demonstrated leadership in the industries in which we operate. Marc Doyle, the future Chief Executive Officer of DuPont, has been with Historical DuPont for over 23 years and is currently the Chief Operating Officer of DowDuPont’s specialty products division. Mr. Doyle’s wealth of experience in the existing specialty products businesses brings an immediate, demonstrated track record of success to DuPont. Jeanmarie Desmond, the future Executive Vice President and Chief Financial Officer of DuPont, has been with Historical DuPont for over 29 years and is currently the Co-Controller of DowDuPont. Ms. Desmond has had a rich tenure at Historical DuPont that has uniquely positioned her to serve as our Chief Financial Officer, including holding a series of business, regional and corporate leadership roles. Edward Breen, the future Executive Chairman of DuPont’s board of directors, serves as Chief Executive Officer and Director of DowDuPont and previously served as Chairman and Chief Executive Officer of Historical DuPont. Our management team has been integral in molding the future of DuPont, working hand-in-hand with our board of directors over the past three years to design the business portfolio, values and culture, innovation engine, organizational structure and financial profile that will define DuPont as a global growth leader.

We have a deep understanding of our customers

We believe that our deep relationships and collaboration with our customers allow us to undertake innovative product development initiatives to optimize value, quality and efficiency for our customers. We have high-quality and customer-focused technical service teams with a local presence in many parts of the world. We work closely with our customers’ engineering, product development and manufacturing organizations to enable systems solutions for demanding applications. We believe this access to decision makers at all levels provides continuous insight into our customers’ needs, which helps to ensure our research & development efforts are appropriately focused, and informs downstream marketing and branding strategies. Partnering with customers can lead to improved or uniquely tailored formulations of existing product offerings or to the development of completely new products to satisfy previously unmet needs. Our global operations, research & development and customer technology centers are strategically located close to our customers to serve local needs and drive fast and efficient responses to these needs. We believe that our customers value our history of partnering with them, and we believe that they recognize that we are well-positioned to continue to help them advance their technology roadmaps and drive unique and differentiated offerings.

Our global presence and operating model provides a foundation for DuPont’s continued growth

We believe our global footprint, anchored by a local presence in the markets we serve, positions us well to capture future growth in both new and existing markets. DuPont will have operations in more than 60 countries with over 200 manufacturing sites as well as ten research & development and innovation centers located close to our customers, providing for customer-led innovation and collaboration on a global scale. Our pro forma 2017 net sales illustrate this global presence with 38% of our net sales derived from Asia Pacific, 32% of our net sales derived from the United States & Canada, 24% of our net sales derived from Europe, Middle East and Africa (EMEA) and 6% of our net sales derived from Latin America.

Our supply chains leverage both our global distribution capabilities and our local manufacturing and warehousing sites located close to key customers or raw materials. For example, in Asia Pacific, our largest and highest growth region, we will have more than 40 manufacturing sites. We believe this local presence creates physical proximity to customers and more secure supply chains and distribution networks, each of which is a competitive advantage in strengthening our relationship with existing customers and attracting new customers. We utilize regional manufacturing capabilities and local contract manufacturing partners who meet strict quality requirements and demonstrate a commitment to strong controls over use, access and protection of our know-how and other intellectual property. We believe our global network of distribution and local manufacturing and warehouse sites also provides us with strategic flexibility to meet further increased demand in the markets we currently serve as well as penetrate new high-growth markets. In addition, our ten research & development and innovation centers located around the world provide us with the ability to focus on local customer needs, including the development of customer and application specific products, and more strategically market our offerings to customers.

Our Enterprise Strategic Priorities

To achieve DuPont’s goals of becoming a world-class innovation-driven multi-industry company and delivering strong financial performance, we will focus on the following strategic priorities:

Innovation-Led Growth: Our innovation approach will be driven by business-led priorities that are grounded in market and customer feedback. Within the framework of our innovation playbook, we plan to reinvest in innovation with a focus on premium product lines and differentiated technology platforms to accelerate growth and drive efficiency and value creation. We also expect to make strategically aligned choices—balancing portfolio risk, time and reward with affordability to deliver our growth objectives. We plan to execute primarily by driving productivity in core innovation, strengthening our innovation culture by leveraging the strengths of our historical businesses to enable strategic market insights and to create a leading organization that adapts faster than our competitors. We believe that we have strong product and application development pipelines built upon a global network that includes broad research & development, regulatory and product stewardship capabilities. We also possess expertise in industry relevant disciplines, such as polymerization in Transportation & Advanced Polymers, photopolymer science in Electronics & Imaging, weatherization in Safety & Construction and microbiology in Nutrition & Biosciences.

Active Portfolio Management and Disciplined Capital Allocation: We intend to apply a disciplined and active approach to portfolio management to ensure our time and resources are being spent on growing our businesses. We currently expect to divest product lines that make up approximately 10% of our 2017 pro forma net sales. We expect these actions will enable us to divert cash to high-growth, high-return opportunities. We expect to look to supplement our internal growth with selective strategic acquisitions targeted towards areas that offer the highest growth potential and returns, and will manage our portfolio through a strict focus on product differentiation, financial profiling, competitive position, industry opportunities, and high return on investment.

We intend to maintain a disciplined approach to capital allocation, supported by a balanced financial policy. Our capital priorities will target investments in our highest growth opportunities with a distinct focus on low-risk, high return projects. We expect to have a robust capital allocation process with measures, incentives and processes that strive to deliver improvements in capital returns and a sharp focus on responsible capital stewardship. Moreover, we plan to improve our capital efficiency by focusing on restructuring or divestitures of under-performing assets, more aggressively shifting to asset-light business models in select applications and cost competitive sourcing of raw materials and intermediates. In addition, we will endeavor to drive continuous improvement in working capital productivity.

Balanced Financial Policy: We are committed to a strong investment grade credit profile supported by a strong balance sheet, and plan to follow a disciplined approach to research & development and capital investments. We are targeting re-investment of 4% to 5% as a percentage of net sales in both research & development and in capital expenditures. We also plan to supplement our organic growth with selective strategic acquisitions. DuPont will be committed to financial policies that support stable and growing dividends supplemented with share repurchases.

Streamlined Operating Model: As a new, more focused company, we expect to foster an entrepreneurial and accountable culture focused on meeting commitments to customers and investors. We expect our operating model to be built on a small corporate center, targeted to incur annual costs of less than one percent of net sales. Most decision rights will be pushed down to the individual businesses, enabling a faster moving and more empowered organization. This approach delivers cost benefits from synergies and productivity while simplifying the overall company structure and improving employee engagement and customer responsiveness.

We also expect to create value for our security holders by delivering a streamlined cost structure compared to our peers. DowDuPont adopted its Synergy Program to integrate and optimize the organization following the Merger and in preparation for the separations. The Synergy Program establishes cost synergy targets on a DowDuPont reporting basis for each of its three divisions. By the end of the third quarter of 2019, we intend to take the actions needed to achieve the DowDuPont specialty products $1.065 billion cost synergy target through the realization of production cost efficiencies, enhancement of our supply chain, optimization of our global footprint across manufacturing, sales and research & development, achievement of significant procurement synergies and reduction of corporate and leveraged services costs. We believe these strategic priorities will support industry-leading performance consistent with world-class multi-industrial specialty companies while supporting our goal of providing stakeholders with transparency, clarity of operating model and strong, consistent high-quality growth.

Our statements regarding cost synergies and other benefits that we expect to achieve as a result of our strategies for the future are forward-looking statements as described under “Forward-Looking Statements.” Such statements are based on our current expectations and by their nature address matters that are uncertain. Such statements are not guarantees of future potential events or results and involve risks and uncertainties that may cause actual events or results to differ materially from expectations on the date of this prospectus supplement. See “Risk Factors—Risks Related to DuPont’s Operations after the Separations and Distributions”.

Organization Centered on Performance: We plan to align our entire organization around performance. As we understand that a primary measure of our success will be providing a return to our shareholders, we plan to reset our compensation practices to include metrics focused on increasing return on invested capital (“ROIC”). As part of these practices, we intend to incentivize key leaders based on increased ROIC and operating EBITDA growth as a means to ensure the further alignment of interests between our business leaders and security holders.

Competition

Participants in our markets compete primarily through technology, range of products and services, performance, quality, reliability, brand, reputation, service and support. We provide extensive support and technical and testing services for our customers, in addition to new product development. We believe our proprietary product and process technologies, robust product and application development pipelines, customer intimacy, global manufacturing capability and local service capability enable us to compete successfully.

While we compete with many companies depending on the applicable market segment, our peer multi-industrial competitors include The 3M Company, Honeywell International Inc., Illinois Tool Works Inc. and Danaher Corporation.

Employees

The specialty products businesses that will comprise DuPont currently employ approximately 32,000 people around the world. Our businesses are led by executives that have extensive experience in their respective fields, and we will focus on attracting, recruiting and developing a high-performance workforce with deep industry and customer knowledge in our strategic end markets and geographies. We will maintain a strong focus on building talent—particularly at leadership levels—with strong succession planning processes. We believe that high employee engagement is a driver of business performance and we will seek to foster an environment of respect for diversity and inclusion.

Intellectual Property

We consider our intellectual property rights, which include patents, trade secrets, know-how, trademarks and copyrights, in the aggregate, to constitute a valuable asset of DuPont, and we will actively seek to secure intellectual property rights as part of our overall business strategy. While we believe that our intellectual property rights, taken as a whole, provide a competitive advantage in many of our businesses, no single patent, trademark, license or group of related patents or licenses is in itself essential to us as a whole or to any of our segments.

Based on DowDuPont’s patent portfolio during the third quarter of 2018, DuPont will own over 18,000 patents worldwide after the separations and distributions are complete as follows:

Segment	Total
Transportation & Advanced Polymers	1,400
Electronics & Imaging	5,600
Safety & Construction	3,200
Nutrition & Biosciences	8,200

Total	18,400

The protection afforded by these patents varies based on country and scope of individual patent coverage, as well as the availability of legal remedies in each country.

Trade secrets and know-how are important elements of our intellectual property estate. Many of the processes and equipment used to make DuPont products are kept as trade secrets which, from time to time, may be licensed to third parties. We vigilantly protect all of our intellectual property including our trade secrets. When we discover that our trade secrets have been misappropriated, we take measures to mitigate any potential impact, which may include civil actions seeking injunctions, restitution and/or damages based on impact and/or unjust enrichment, in addition to other potential civil remedies.

DuPont will also own a substantial number of tradenames, trademarks and trademark registrations in the United States and other countries, including the DuPont® brand, the Historical DuPont Oval and the new DuPont Oval.

In order to facilitate the separations and distributions, and allow the operations of DuPont, Dow and Corteva to continue with minimal interruption, DowDuPont expects to enter into a series of intellectual property cross-license agreements. For more information, see the section entitled “—The Transaction Agreements—Intellectual Property Cross-License Agreements.”

Environmental and Legal

Treatment of Contingencies Under the Separation Agreement

Under the separation agreement, certain environmental and legal liabilities will be allocated among DuPont, Dow and Corteva. Those liabilities primarily related to DowDuPont’s specialty products businesses will generally be retained or assumed by DuPont, unless otherwise specifically allocated to Dow or Corteva.

With respect to environmental and legal liabilities from discontinued and/or divested operations and businesses, those of Historical Dow will be retained or assumed by Dow and those of Historical DuPont will be retained or assumed by DuPont or Corteva according to the terms of the separation agreement. Specifically, those liabilities of Historical DuPont clearly related to DuPont’s or Corteva’s businesses and operations will be allocated to DuPont and Corteva, respectively. Based upon Historical DuPont’s accrued environmental liabilities at September 30, 2018, we expect approximately $53 million to be allocated to DuPont and approximately

$21 million to be allocated to Corteva. While the ultimate amount of these accrued liabilities may increase over time, we estimate the upper end of the range of loss associated with such liabilities to be approximately $219 million for DuPont and approximately $62 million for Corteva.

Liabilities from discontinued and/or divested operations and businesses of Historical DuPont that are not clearly related to DuPont’s or Corteva’s businesses and operations (a “stray liability”), and are known at the time the separation agreement is executed, will be assumed by DuPont or Corteva, as we may agree, up to a specified amount to be determined. If a known stray liability assumed by DuPont or Corteva is ultimately valued at an amount that is greater than the amount that has been specified for such stray liability, DuPont or Corteva, as applicable, will bear such additional amount attributable to that stray liability up to separate aggregate thresholds of approximately $200 million. Any stray liabilities that are unknown at the time the separation agreement is executed will also be applied to these $200 million thresholds. If either DuPont’s or Corteva’s $200 million threshold is met prior to the other’s being met, any additional stray liabilities will be applied to the other’s remaining threshold. Once DuPont and Corteva have both reached the limit of their respective thresholds, any additional liabilities will be shared by DuPont and Corteva according to a to-be-determined fixed percentage, subject to a to-be-determined de minimis threshold. Stray liabilities of Historical DuPont are likely to be incurred by Corteva in excess of its to-be-determined amounts and aggregate threshold, which excess would be subject to the indemnification provisions described above. As such, we expect DuPont will be obligated to indemnify Corteva for DuPont’s share under such provisions, and such indemnification obligation may be material.

Of Historical DuPont’s accrued environmental liabilities at September 30, 2018, we expect that all of the approximately $343 million of stray liabilities to be allocated to Corteva, and estimate the upper end of the range of loss associated with such liabilities to be approximately $961 million. While we do not expect any of these stray liabilities to be allocated to DuPont, under certain circumstances we may be required to indemnify Corteva for a to-be-determined portion thereof. Of these accrued stray liabilities at September 30, 2018, we expect Historical DuPont will be indemnified by The Chemours Company (“Chemours”) for approximately $228 million, and estimate the upper end of the range of loss covered by such indemnification to be approximately $623 million.

Environmental Operating Costs and Remediation Costs

As a result of our operations, including past operations and those related to divested businesses and discontinued operations, we incur and will continue to incur environmental operating costs for pollution abatement activities including waste collection and disposal, installation and maintenance of air pollution controls and wastewater treatment, emissions testing and monitoring and obtaining permits. We also incur environmental operating costs related to environmental related research & development activities, including environmental field and treatment studies as well as toxicity and degradation testing to evaluate the environmental impact of products and raw materials. In addition, we will maintain and periodically review and adjust our accruals for probable environmental remediation and restoration costs.

We expect to continue to incur environmental operating costs since we will operate global manufacturing, product handling and distribution facilities that are subject to a broad array of environmental laws and regulations. These rules are subject to change by the implementing governmental agency, which we monitor closely. Our policy will require that our operations meet or exceed legal and regulatory requirements. In addition, we expect to continue certain voluntary programs, and could consider additional voluntary actions, to reduce air emissions, minimize the generation of hazardous waste, decrease the volume of water use and discharges, increase the efficiency of energy use and reduce the generation of persistent, bioaccumulative and toxic materials. Costs to comply with complex environmental laws and regulations, as well as internal voluntary programs and goals, are significant and we expect these costs will continue to be significant for the foreseeable future. However, we do not expect these costs to have a material impact on our financial position, liquidity or results of operations in the foreseeable future, although over the longer term such expenditures are subject to considerable uncertainty and could fluctuate significantly.

We accrue, and will continue to accrue, for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As remediation activities vary substantially in duration and cost from site to site, it is difficult to develop precise estimates of future site remediation costs. We expect to base such estimates on several factors, including the complexity of the geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and other Potentially Responsible Parties (“PRPs”) at multi-party sites and the number of and financial viability of other PRPs.

Litigation

From time to time, we are subject to various legal proceedings arising out of the normal course of our current, former and intended future business operations, including intellectual property, commercial, product liability, environmental and antitrust lawsuits. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, our management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on our results of operations, financial position or liquidity. However, the ultimate liabilities could be material to our results of operations in the period recognized. We record accruals for legal proceedings when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

THE TRANSACTIONS

Internal Reorganization and Separations

In furtherance of DowDuPont’s planned separation into three independent, publicly traded companies, prior to, but in connection with, the separations and distributions, Historical DuPont and Historical Dow will undertake a series of internal reorganization transactions to align their respective businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont has also formed two wholly owned subsidiaries: Corteva Parent, to serve as a holding company for its agriculture business, and Dow Parent, to serve as a holding company for its materials science business. Following the separation and distribution of Dow, which is targeted to occur on April 1, 2019, DowDuPont, as the remaining company, will continue to hold the agriculture and specialty products businesses. DowDuPont is then targeted to complete the separation and distribution of Corteva on June 1, 2019, resulting in DowDuPont holding the specialty products businesses of DowDuPont. DowDuPont, the issuer and sole obligor of the Notes, will then change its name to “DuPont.”

This series of reorganization transactions, which we refer to as the “Internal Reorganization,” will involve:

•

the transfer or conveyance by Historical DuPont of its assets and liabilities that are (i) aligned with DowDuPont’s agriculture business to legal entities that remain with Corteva following the Business Realignment, (ii) aligned with DowDuPont’s specialty products businesses to legal entities that will be subsidiaries of DuPont following the Business Realignment and (iii) aligned with DowDuPont’s materials science business (including Historical DuPont’s ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business)) to legal entities that will be subsidiaries of Dow following the Business Realignment; and

•

the transfer or conveyance by Historical Dow of its assets and liabilities that are (i) aligned with DowDuPont’s agriculture business (including Historical Dow’s agriculture business) to legal entities that will be Corteva’s subsidiaries following the Business Realignment (although certain transfers and conveyances to Corteva may occur after the Business Realignment but prior to the distribution of Dow), (ii) aligned with DowDuPont’s specialty products businesses (including those portions of Historical Dow’s business that are aligned with the specialty products businesses) to legal entities that will be subsidiaries of DuPont following the Business Realignment (though certain transfers and conveyances to legal entities that will be subsidiaries of DuPont may occur after the Business Realignment but prior to the distribution of Dow) and (iii) aligned with DowDuPont’s materials science business to legal entities that will remain with Dow.

Following the Internal Reorganization, Historical DuPont and Historical Dow will then transfer or convey among Dow, Corteva and legal entities that will be subsidiaries of DuPont, all of the equity interests of the applicable subsidiaries such that, in addition to any assets and liabilities allocated to Dow, Corteva and DuPont pursuant to the separation agreement, Corteva will hold the assets and liabilities related to DowDuPont’s agriculture business, Dow will hold the assets and liabilities related to DowDuPont’s materials science business and the legal entities that will comprise DuPont will hold the assets and liabilities related to DowDuPont’s specialty products businesses. These transfers and conveyances, which we refer to in this prospectus supplement as the “Business Realignment,” will include:

•

the transfer or conveyance of Historical DuPont’s interests in the capital stock of, or any other equity interests in, the entities that are to be subsidiaries of Dow or DuPont to Dow or the legal entities that will comprise DuPont, respectively (although certain transfers and conveyances to legal entities that will comprise DuPont may occur after the Business Realignment but prior to Corteva’s expected distribution), as applicable; and

•

the transfer or conveyance of Historical Dow’s interests in the capital stock of, or any other equity interests in, the entities that are to be subsidiaries of Corteva or DuPont to Corteva or the entities that will comprise DuPont, respectively.

Relationship with Dow and Corteva

Substantially simultaneously with the distribution of Dow, DowDuPont will enter into a separation and distribution agreement with Dow and Corteva, which is referred to in this prospectus supplement as the “separation agreement,” to effect the separations and distributions (including the Internal Reorganization and Business Realignment) and provide a framework for DuPont’s relationship with Dow and Corteva after the separations and distributions. In connection with the separations and distributions, DowDuPont will also enter into various other agreements with Dow and Corteva, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the terms of the allocation among DuPont, Dow and Corteva of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including investments, property and employee benefits and tax-related assets and liabilities, and legal and environmental liabilities) attributable to the periods prior to, at and after Dow’s and Corteva’s respective separations and distributions, and will govern certain relationships among DuPont, Dow and Corteva after the separations and distributions. For a discussion of these arrangements, see the sections entitled “Transaction Agreements” and “Risk Factors—Risks Related to the Separations and Distributions.”

THE OFFERING

Issuer	DowDuPont Inc.

Securities Offered	$1,500,000,000 aggregate principal amount of 3.766% Notes due 2020.

$2,500,000,000 aggregate principal amount of 4.205% Notes due 2023.

$1,850,000,000 aggregate principal amount of 4.493% Notes due 2025.

$2,250,000,000 aggregate principal amount of 4.725% Notes due 2028.

$1,650,000,000 aggregate principal amount of 5.319% Notes due 2038.

$2,150,000,000 aggregate principal amount of 5.419% Notes due 2048.

$500,000,000 aggregate principal amount of Floating Rate Notes due 2020.

$300,000,000 aggregate principal amount of Floating Rate Notes due 2023.

Maturity	The 2020 Notes will mature at par on November 15, 2020.

The 2023 Notes will mature at par on November 15, 2023.

The 2025 Notes will mature at par on November 15, 2025.

The 2028 Notes will mature at par on November 15, 2028.

The 2038 Notes will mature at par on November 15, 2038.

The 2048 Notes will mature at par on November 15, 2048.

The 2020 Floating Rate Notes will mature at par on November 15, 2020.

The 2023 Floating Rate Notes will mature at par on November 15, 2023.

Interest Rate	The 2020 Notes will bear interest at the rate of 3.766% per annum.

The 2023 Notes will bear interest at the rate of 4.205% per annum.

The 2025 Notes will bear interest at the rate of 4.493% per annum.

The 2028 Notes will bear interest at the rate of 4.725% per annum.

The 2038 Notes will bear interest at the rate of 5.319% per annum.

The 2048 Notes will bear interest at the rate of 5.419% per annum.

The 2020 Floating Rate Notes will bear interest at a floating rate equal to three-month London Interbank Offer Rate (“LIBOR”) plus 0.71% per year.

The 2023 Floating Rate Notes will bear interest at a floating rate equal to LIBOR plus 1.11% per year.

Interest on each series of the Floating Rate Notes will be reset quarterly on each interest payment date. Interest on each series of the Floating Rate Notes will not be less than zero. See “Description of Notes—Floating Rate Notes.”

Interest Payment Dates	Fixed Rate Notes: Interest on the Fixed Rate Notes will accrue from November 28, 2018 and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2019.

Floating Rate Notes: Interest on the Floating Rate Notes will accrue from November 28, 2018 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2019.

Optional Redemption	Fixed Rate Notes: We may redeem each series of the Fixed Rate Notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the applicable redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.”

Floating Rate Notes: The Floating Rate Notes will not be redeemable at our option prior to maturity.

Special Mandatory Redemption	If each of the separations and distributions has not been completed on or before May 1, 2020, or, if prior to such date, we have abandoned any of the separations or distributions, we will be required to redeem each series of Notes at a redemption price equal to 101% of the principal amount of such series of Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

Repurchase at the Option of Holders Upon Change of Control Triggering Event	If a “Change of Control Triggering Event” (as defined below under “Description of Notes”) occurs in respect of a series of Notes, we will be required to offer to repurchase such series of Notes for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of Notes—Change of Control.”

Ranking	The Notes will be our senior unsecured obligations and will rank equally with our future senior unsecured indebtedness from time to time outstanding. As of September 30, 2018, on a pro forma as adjusted basis, based on the assumptions set forth under “Unaudited Pro Forma Financial Information,” we would have had $15.7 billion aggregate principal amount of indebtedness outstanding, none of which was secured.

The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to our subsidiaries’ liabilities. As of September 30, 2018, on a pro forma as adjusted basis, based on the assumptions set forth under “Unaudited Pro Forma Financial Information,” our subsidiaries would have had total liabilities of $16 million, all of which would be structurally senior to the Notes.

Certain Covenants	The indenture governing the Notes will contain certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and our ability to enter into certain sale and leaseback transactions. These restrictions are subject to a number of exceptions. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $12.6 billion after deducting the underwriting discounts and our expenses related to the offering. We intend to use these net proceeds, together with borrowings under the Term Loan Facilities (as defined herein), to (i) reduce outstanding liabilities that would otherwise be allocable to Dow and Corteva by approximately $2.024 billion and $10.1 billion, respectively, (ii) repurchase up to $3.0 billion of DowDuPont’s common stock pursuant to DowDuPont’s previously announced share repurchase program (the “Share Repurchase Program”) and (iii) pay any related premiums, fees and expenses. The deleveraging of Dow and Corteva may be effectuated through the repayment and/or repurchase of senior notes, term loans and/or commercial paper of Historical DuPont and Historical Dow, and such deleveraging may occur at any time between the issue date of the Notes and the distribution of Dow or Corteva, as applicable. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue additional Notes of a series having the same ranking and terms and conditions as the Notes of such series offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date, as described under “Description of Notes—General.” Any additional notes having such similar terms, together with the Notes of such series offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form

We will issue the Notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, SA and Euroclear Bank, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive the Notes in definitive form and will not be considered holders of the Notes under the indenture. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Notes.

Listing	Each series of the Notes will be a new issue of securities for which there is currently no established trading market. We do not intend to list the Notes on any national securities exchange.

Trustee	U.S. Bank National Association

Governing Law	New York

SUMMARY DOWDUPONT HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial information as of December 31, 2017 and 2016 and for the fiscal years ended December 31, 2017, 2016 and 2015 and as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017. For purposes of our financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger, and Historical DuPont’s assets and liabilities are reflected at fair value as of the close of the Merger in the historical financial statements. As a result, the historical financial statements of Historical Dow for periods prior to the Merger are considered to be the historical financial statements of DowDuPont. The information as of December 31, 2017 and 2016 and for the fiscal years ended December 31, 2017, 2016 and 2015 was derived from our audited annual consolidated financial statements incorporated by reference into this prospectus supplement. The information as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 was derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement. These interim financial statements include, in the opinion of management, all normal and recurring adjustments necessary to fairly present the information for the periods and at the dates presented. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the full year ending December 31, 2018. You should read the following summary consolidated information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the accompanying notes, in each case in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference in this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

(Dollars in millions)	For the Nine Months Ended September 30,		For the Year Ended December 31,
	Unaudited 2018	Unaudited 2017	2017	2016	2015
Statements of Income:
Net sales	$65,878	$42,418	$62,484	$48,158	$48,778
Cost of sales	49,766	33,141	50,414	37,640	37,745
Research and development expenses	2,311	1,355	2,110	1,584	1,598
Selling, general and administrative expenses	5,143	2,480	4,021	2,956	2,948
Amortization of intangibles	1,424	556	1,013	544	419
Restructuring, goodwill impairment and asset-related charges—net	741	166	3,280	595	559
Integration and separation costs	1,681	599	1,101	349	23
Asbestos-related charge	—	—	—	1,113	—
Equity in earnings of nonconsolidated affiliates	685	402	764	442	674
Sundry income (expense)—net	340	272	966	1,452	4,716
Interest expense and amortization of debt discount	1,072	728	1,082	858	946

Income from continuing operations before income taxes	4,765	4,067	1,193	4,413	9,930
Provision (credit) for income taxes on continuing operations	1,274	1,239	(476)	9	2,147

Income from continuing operations, net of tax	3,491	2,828	1,669	4,404	7,783
Loss from discontinued operations, net of tax	(5)	(20)	(77)	—	—

Net income	3,486	2,808	1,592	4,404	7,783
Net income attributable to noncontrolling interests	117	85	132	86	98

Net income attributable to DowDuPont Inc.	3,369	2,723	1,460	4,318	7,685
Preferred stock dividends	—	—	—	340	340

Net income available for DowDuPont Inc. common stockholders	$3,369	$2,723	$1,460	$3,978	$7,345

(Dollars in millions)	September 30,	December 31,
	Unaudited 2018	2017	2016
Balance Sheets (end of period):
Assets
Cash, cash equivalents and current marketable securities	$7,309	$14,394	$6,607
Other current assets	38,096	35,499	17,052
Investments	8,472	8,580	7,424
Net property	35,228	36,247	23,486
Other assets	95,348	97,444	24,942

Total assets	$184,453	$192,164	$79,511

Liabilities
Current liabilities	$27,680	$26,128	$12,604
Long-term debt	27,293	30,056	20,456
Other noncurrent liabilities	29,736	34,053	19,222
Equity
DowDuPont’s stockholders’ equity	98,090	100,330	25,987
Noncontrolling interests	1,654	1,597	1,242

Total equity	99,744	101,927	27,229

Total liabilities and equity	$184,453	$192,164	$79,511

SUMMARY DUPONT UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined financial information for the fiscal year ended December 31, 2017 and as of and for the nine months ended September 30, 2018, is derived from DowDuPont’s historical consolidated financial statements and accompanying notes, adjusted to give effect to the Merger, the separations and distributions and related financing transactions, including the offering of the Notes (collectively, the “Transactions”). For purposes of our financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger and Historical DuPont’s assets and liabilities are reflected at fair value as of the close of the Merger in the historical financial statements. As a result, the historical financial statements of Historical Dow for periods prior to the Merger are considered to be the historical financial statements of DowDuPont. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions, factually supportable and with respect to the statements of operations, expected to have a continuing impact on our results of operations. The pro forma combined financial information was based on and should be read in conjunction with the separate historical financial statements contained in each of our and Historical DuPont’s Annual Reports on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2018 and the unaudited pro forma combined financial information contained in our Current Report on Form 8-K/A, filed with the SEC on October 26, 2017. See “Unaudited Pro Forma Financial Information,” including the accompanying notes, for more information.

(in millions)	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Statements of Operations:
Net sales	$17,137	$21,000
Cost of sales	11,650	15,548
Research and development expenses	808	1,090
Selling, general and administrative expenses	2,305	2,984
Amortization of intangibles	787	1,010
Restructuring, goodwill impairment and asset-related charges—net	110	590
Integration and separation costs	1,312	1,215
Equity in earnings of nonconsolidated affiliates	156	410
Sundry expense—net	(25)	(69)
Interest expense and amortization of debt discount	513	684

Loss from continuing operations before income taxes	(217)	(1,780)
Provision (credit) for income taxes on continuing operations	80	(2,044)

(Loss) income from continuing operations, net of tax	(297)	264
Net income attributable to noncontrolling interests	26	33

Net (loss) income from continuing operations available for DuPont common shareholders.	$(323)	$231

(in millions)	September 30, 2018
Balance Sheet (end of period):
Assets
Cash, cash equivalents and marketable securities	$2,076
Other current assets	8,205
Investments	1,923
Net property	9,536
Goodwill	34,792
Other intangible assets	15,025
Deferred income tax assets	334
Deferred charges and other assets	101

Total assets	$71,992

Liabilities
Current liabilities	$3,584
Long-term debt	15,611
Other noncurrent liabilities	6,520
Equity
DuPont’s stockholders’ equity	45,560
Noncontrolling interests	717

Total equity	46,277

Total liabilities and equity	$71,992

RISK FACTORS

Before you invest in the Notes, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors under the heading “Risk Factors” contained in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, which are incorporated herein by reference. In addition, you should carefully consider the risk factors set forth below, which supplement such risk factors. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation of Certain Documents By Reference” and “Forward-Looking Statements.” For purposes of this “Risk Factors” section, “we,” “us,” “our,” and the “Company” refer to DuPont and its consolidated subsidiaries.

Risks Related to the Separations and Distributions

We may be unable to achieve some or all of the benefits that we expect to achieve from the separations and distributions.

We believe that, after the separations, we will be better positioned to, among other things, focus our financial and operational resources on our specific business, growth profile and strategic priorities, design and implement corporate strategies and policies targeted to our operational focus and strategic priorities, guide our processes and infrastructure to focus on our core strengths, implement and maintain a capital structure designed to meet our specific needs and more effectively respond to industry dynamics. However, we may be unable to achieve some or all of these benefits. For example, in order to position itself for the separations and distributions, DowDuPont is undertaking a series of strategic, structural, process and system realignment and restructuring actions within its operations. These actions may not provide the benefits DowDuPont currently expects, and could lead to disruption of our operations, loss of or inability to recruit key personnel needed to operate and grow our businesses following the separations and distributions, weakening of our system of internal controls or procedures and impairment of our key customer and supplier relationships. In addition, completion of the separations will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses. If we fail to achieve some or all of the benefits that we expect to achieve after the separations, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially and adversely affected.

If either distribution, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then we could be subject to significant tax and indemnification liability.

It is a condition to each distribution that DowDuPont receive a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance acceptable to DowDuPont, substantially to the effect that, among other things, the applicable distribution along with certain related transactions will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code,” and such opinions, collectively, the “Tax Opinions”). The Tax Opinions will rely on certain facts, assumptions, and undertakings, and certain representations from us, Dow and Corteva, regarding the past and future conduct of each of the three businesses and other matters, including those discussed in the risk factor immediately below, as well as the IRS Ruling (as defined below). Notwithstanding the Tax Opinions and the IRS Ruling, the Internal Revenue Service (the “IRS”) could determine on audit that either, or both, of the distributions and certain related transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including if the IRS were to disagree with the conclusions of the Tax Opinions.

If the distribution of Corteva ultimately is determined to be taxable, then we would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of Corteva common stock held by DowDuPont’s stockholders on the applicable distribution date over our tax basis in such stock. Because we intend to make a protective election under Section 336(e) of the Code for Dow and each of Dow’s domestic corporate subsidiaries with respect to the distribution of Dow, in the event the distribution of Dow is ultimately determined to be taxable, we would recognize corporate level taxable gain to the extent the fair market value of the assets (excluding stock in any domestic corporate subsidiary) of Dow and its domestic corporate subsidiaries exceeds the basis of Dow and its corporate subsidiaries in such assets. In addition, if certain related transactions related to the distributions fail to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law, we, Dow and Corteva could incur significant tax liabilities under U.S. federal, state, local and/or foreign tax law.

Generally, corporate taxes resulting from the failure of a distribution to qualify for non-recognition treatment for U.S. federal income tax purposes would be imposed on us. Under the tax matters agreement that DowDuPont will enter into with Dow and Corteva, subject to the exceptions described below, Dow and Corteva are generally obligated to indemnify us against any such taxes imposed on us. However, if a distribution fails to qualify for non-recognition treatment for U.S. federal income tax purposes for certain reasons relating to the overall structure of the Merger and the distributions, then under the tax matters agreement, we, Dow and Corteva would share the tax liability resulting from such failure in accordance with fixed percentages as are agreed by the parties. Furthermore, under the terms of the tax matters agreement, we also generally will be responsible for any taxes imposed on Corteva or Dow that arise from the failure of either distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to our, or our affiliates’, stock, assets or business, or any breach of our representations made in connection with the IRS Ruling or in any representation letter provided to counsel in connection with the Tax Opinions. Dow and Corteva will be separately responsible for any taxes imposed on us that arise from the failure of a distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to such company’s or its affiliates’ stock, assets or business, or any breach of such company’s representations made in connection with the IRS Ruling or in the representation letter provided to counsel in connection with the Tax Opinions. Events triggering an indemnification obligation under the tax matters agreement include events occurring after the distribution that cause us, Dow or Corteva to recognize gain under Section 355(e) of the Code, as discussed further below. Such tax amounts could be significant. To the extent that we are responsible for any liability under the tax matters agreement, there could be a material adverse impact on our business, financial condition, results of operations and cash flows in future reporting periods.

The IRS may assert that the Merger causes the distributions and other related transactions to be taxable to us.

Even if a distribution otherwise constitutes a tax-free transaction to stockholders under Section 355 of the Code, we may be required to recognize corporate level tax on such distribution and certain related transactions under Section 355(e) of the Code if, as a result of the Merger or other transactions considered part of a plan with such distribution, there is a 50 percent or greater change in ownership in DowDuPont or DuPont. In connection with the Merger, DowDuPont sought and received a private letter ruling from the IRS regarding the proper time, manner and methodology for measuring common ownership of stock of DowDuPont, Historical DuPont and Historical Dow for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code as a result of the Merger (the “IRS Ruling”). The Tax Opinions will rely on the continued validity of the IRS Ruling, as well as certain factual representations from us as to the extent of common ownership of the stock of Historical Dow and Historical DuPont immediately prior to the Merger. In addition, it is a condition to the distributions that the IRS has not revoked the IRS Ruling. Based on the representations made by DowDuPont as to the common ownership of the stock of Historical Dow and Historical DuPont immediately prior to the Merger and assuming the continued validity of the IRS Ruling, the Tax Opinions will conclude that there was not a 50 percent or greater change of ownership in DowDuPont, Historical Dow or Historical DuPont for purposes of Section 355(e) as a result of the Merger. Notwithstanding the Tax

Opinions and the IRS Ruling, the IRS could determine that a distribution or a related transaction should nevertheless be treated as a taxable transaction to us if it determines that any of our facts, assumptions, representations or undertakings is not correct or that a distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinions that are not covered by the IRS Ruling.

We will be subject to continuing contingent tax-related liabilities of Dow and Corteva following the separations and distributions.

After the separations and distributions, there will be several significant areas where the liabilities of Dow and Corteva may become our obligations, either in whole or in part. For example, to the extent that any subsidiary of ours was included in the consolidated tax reporting group of either Historical Dow or Historical DuPont for any taxable period or portion of any taxable period ending on or before the effective date of the Merger, such subsidiary is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group of Historical Dow or Historical DuPont, as applicable, for such taxable period. In connection with the separations and distributions, DowDuPont will enter into a tax matters agreement with Dow and Corteva that will allocate the responsibility for prior period consolidated taxes among Dow, Corteva and DuPont. If Dow or Corteva were unable to pay any prior period taxes for which it is responsible, however, DuPont could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local, or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a stand-alone company.

Following the separations and distributions, we will need to provide internally or obtain from third parties certain services we currently receive from Historical DuPont and/or Historical Dow. These services include certain information technology, research & development, finance, legal, insurance, compliance and human resources activities, the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those DowDuPont currently receives from Historical DuPont and/or Historical Dow. In particular, Historical DuPont’s and Historical Dow’s information technology networks and systems are complex, and duplicating these networks and systems will be challenging. Because certain portions of our business previously received these services from Historical DuPont and/or Historical Dow, we may be unable to successfully establish the infrastructure or implement the changes necessary to effectively perform these activities within the context of our consolidated business, or we may incur additional costs in doing so that could adversely affect our business. In addition, if Dow and/or Corteva do not continue to effectively perform the transition services and the other services that are called for under the services and other related agreements entered into in connection with the separations, we may not be able to operate our business effectively and our profitability may decline. If we fail to obtain the quality of administrative services necessary to operate effectively, or if we incur greater costs in obtaining these services, our profitability, financial condition and results of operations may be materially and adversely affected.

DowDuPont’s historical combined financial information and DuPont’s pro forma combined financial information are not necessarily representative of the results DuPont would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

The historical and pro forma financial information included herein may not reflect what our financial condition, results of operations and cash flows would have been had the separations and distributions (and related financing transactions) already occurred or what our business, financial condition, results of operations and cash flows will be in the future after the completion of the separations and distributions (and related financing transactions). This is primarily because:

(i)	Prior to the separations and distributions, our business was operated under DowDuPont’s corporate umbrella, as part of Historical DuPont’s or Historical Dow’s broader corporate organization. In addition, prior to the completion of the separations and distributions, Historical DuPont or Historical Dow performed significant corporate functions for portions of our business, including but not limited to tax and treasury administration and certain governance functions, including compliance with the Sarbanes-Oxley Act of 2002, internal audit and external reporting.

(ii)

DowDuPont’s historical financial information prior to the Merger reflects the allocations of corporate expenses from Historical Dow only, while its historical financial information subsequent to the Merger reflects the allocations of corporate expenses from both Historical Dow and Historical DuPont. Also, the pro forma financial information includes costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, “Presentation of Financial Statements” (“ASC 205”). As a result, this financial information is not necessarily representative of the costs we will incur for similar services in the future after the completion of the separations and distributions.

(iii)

Our business has historically principally satisfied our working capital requirements and obtained capital for our general corporate purposes, including acquisitions and capital expenditures, as part of Historical DuPont’s or Historical Dow’s company-wide cash management practices, with certain portions of our business having satisfied such requirements through the practices of Historical DuPont and Historical Dow. Although these practices have historically generated sufficient cash to finance the working capital and other cash requirements of our business, following the separations and distributions, we will no longer have access to Historical DuPont’s or Historical Dow’s cash pools nor will our cash generating revenue streams mirror those of Historical DuPont and/or Historical Dow. Without the opportunity to obtain financing from Historical DuPont or Historical Dow, we may therefore need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

(iv)

Currently, our business is integrated with the businesses of Historical DuPont and Historical Dow. This integration has historically permitted our business (or portions thereof) to enjoy economies of scope and scale in costs, employees, vendor relationships and customer relationships, both as part of DowDuPont’s broader corporate organization and within the Historical DuPont and Historical Dow internal corporate structures. Although DowDuPont expects to enter into short-term transition agreements that will govern certain commercial and other relationships among us, Dow and Corteva after the separations and distributions, those temporary arrangements may not capture the benefits our business has enjoyed in the past as a result of this integration. The loss of these benefits could have an adverse effect on our business, results of operations and financial condition following the completion of the separations and distributions.

(v)	DowDuPont will enter into transactions with Dow and Corteva that did not exist prior to the separations.

(vi)

Other significant changes may occur in our cost structure, management, financing and business operations as a result of the separations and distributions and our operating as a company separate from Dow and Corteva.

In addition, the unaudited pro forma financial information included in this prospectus supplement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and, accordingly, our unaudited pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company during the time periods presented nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

Prior to the distribution of Dow, we intend to enter into the separation agreement as well as various other agreements with Dow and Corteva, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the terms of the allocation among DuPont, Dow and Corteva of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including but not limited to investments, property, employee benefits and tax-related assets and liabilities, and legal and environmental liabilities) attributable to the periods prior to, at and after Dow’s and Corteva’s respective separations and distributions, and will govern certain relationships among DuPont, Dow and Corteva after the separations and distributions. While the unaudited pro forma financial information and accompanying notes give effect to the separations and distributions of Dow and Corteva, the terms of the separation agreement and the other related agreements are not finalized at this time. The terms of the agreements, once finalized, may result in additional changes to our cost structure and business operations. Among other things, certain pricing arrangements under the ongoing services, supply and real estate-related agreements between us and Dow and/or Corteva will be different than historical intercompany prices and, as a result, our financial results may be adversely impacted. Further, the separation agreement may allocate assets and liabilities to DuPont, Corteva or Dow in a manner that could result in changes to the unaudited pro forma financial information as presented.

For additional information about DowDuPont’s past financial performance and the basis of presentation of DowDuPont’s financial statements, see DowDuPont’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and our current report on Form 8-K/A, filed with the SEC on October 26, 2017, which are incorporated herein by reference. For additional information about DuPont’s unaudited pro forma financial information as of and for the nine months ended September 30, 2018 and for the year ended December 31, 2017, see “Unaudited Pro Forma Financial Information.”

Following the separations and distributions, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a combined company.

Following the separations and distributions, we will hold only our specialty products businesses, which have historically benefited from DowDuPont’s (and, prior to the Merger, Historical DuPont’s and Historical Dow’s) operating diversity and purchasing power as well as opportunities to pursue integrated strategies with DowDuPont’s (and, prior to the Merger, Historical DuPont’s and Historical Dow’s) other businesses, including those businesses that form part of DowDuPont’s materials science and agriculture businesses that will be allocated to Dow and Corteva, respectively, in connection with the separations and distributions. Following the separations and distributions, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to the capital markets.

Additionally, following the separations and distributions, we may become more susceptible to market fluctuations and other adverse events than if DowDuPont’s current organizational structure had remained intact. As part of DowDuPont’s broader corporate umbrella (and, prior to the Merger, as part of Historical DuPont and Historical Dow, as applicable), our business has been able to leverage DowDuPont’s, Historical DuPont’s and Historical Dow’s historical market reputation and performance as well as those businesses’ brand identities, which has allowed us to, among other things, recruit and retain key personnel to run our business. Following the separations and distributions, we may not enjoy the same historical market reputation nor the same performance or brand identity, which may make it more difficult for us to recruit or retain such key personnel.

Restrictions under the intellectual property cross-license agreements will limit our ability to develop and commercialize certain products and services and/or prosecute, maintain and enforce certain intellectual property.

Following the separations and distributions, we will be dependent to a certain extent on Dow and Corteva to prosecute, maintain and enforce certain of the intellectual property licensed under the intellectual property cross-license agreements to be entered into by DowDuPont, Dow and Corteva in connection with the separations and distributions. For example, Dow and Corteva will be responsible for filing, prosecuting and maintaining (at their respective discretion) patents that Dow and Corteva, respectively, license to us. Dow or Corteva, as applicable, will also have the first right to enforce their respective patents, trade secrets and know-how licensed to us. If Dow or Corteva, as applicable, fails to fulfill its obligations or chooses to not enforce the licensed patents, trade secrets or know-how under the intellectual property cross-license agreements, we may not be able to prevent competitors from making, using and selling competitive products and services.

In addition, our use of the intellectual property licensed to us under the intellectual property cross-license agreements will be restricted to certain fields, which could limit our ability to develop and commercialize certain products and services. For example, the licenses granted to us under the agreements will not extend to all fields of use that we may in the future decide to enter into. These restrictions may make it more difficult, time consuming and/or expensive for us to develop and commercialize certain new products and services, or may result in certain of our products or services being later to market than those of our competitors. Notwithstanding the above, DowDuPont expects that, pursuant to the intellectual property cross-license agreements, Dow and Corteva will fully license to us certain of their intellectual property to allow us to continue to commercialize our existing products and services.

See “Transaction Agreements—Intellectual Property Cross-License Agreements.”

Certain of the contracts to be transferred or assigned to us as part of the separations and distributions contain provisions requiring the consent of a third party in connection with the transactions contemplated by the separations and distributions. If such consent is not given, we may not be entitled to the benefit of such contracts in the future.

Certain of the contracts to be transferred or assigned to us in connection with the separations and distributions contain provisions that require the consent of a third party. Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms, our ability to obtain the benefit of such contracts in the future may be impaired and we may be required to seek alternative arrangements which may be less advantageous to us.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require us to provide additional credit support, such as letters of credit or other financial guarantees. Obtaining such credit support could increase our costs. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

DowDuPont may have received better terms from unaffiliated third parties than the terms it received in the commercial agreements it will enter into with Dow and Corteva.

In connection with the separations and distributions, DowDuPont will enter into certain commercial agreements with Dow and Corteva, including, but not limited to, certain services, supply and real estate-related agreements, which will govern the provision of services and use of assets following the separations and distributions that were previously provided within DowDuPont’s broader corporate organization, Historical Dow and/or Historical DuPont. These agreements will be negotiated in the context of the separation of Dow and Corteva from DowDuPont while they are each still part of DowDuPont’s corporate umbrella and, accordingly, may not reflect terms that would have resulted from negotiations among unaffiliated third parties and DowDuPont may have received better terms from unaffiliated third parties. DowDuPont has not yet finalized the terms of such commercial agreements.

The separation agreement is expected to, subject to the final determination of the DowDuPont Board of Directors, contain a limited non-compete arrangement between us and Dow for an agreed-upon period of time. Such non-compete restrictions would limit our ability to compete with certain businesses of Dow for such period of time and may limit strategic transactions or discourage potential investors from purchasing our securities, including the Notes. Moreover, when the non-compete restrictions expire, Dow may re-enter these limited business areas, which could cause us to lose market share.

Pursuant to the separation agreement, and subject to specified exceptions, we and Dow expect to, subject to the final determination of the DowDuPont Board of Directors, agree not to compete in limited areas of the other’s businesses for an agreed-upon period commencing on the distribution date of Dow. As a result, even if market conditions or our strategic direction change, we would not be able to enter the subject materials science businesses during the non-compete period. This non-compete restriction could delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving us that our board of directors or our shareholders may otherwise support, and could also discourage a potential investor from acquiring our securities, including the Notes, and may harm the market price of our securities, including the Notes.

Once the non-compete period terminates, Dow could elect to re-enter our subject business areas, in which case we would face increased competition. This may cause us to lose market share and could have an adverse effect on our business, financial condition, results of operations and cash flows.

See “Transaction Agreements—Separation Agreement.”

In connection with the separations and distributions, we will assume, and indemnify Dow and/or Corteva for, certain liabilities. If we are required to make payments pursuant to these indemnities to Dow and/or Corteva, we may need to divert cash to meet those obligations, and our financial results could be negatively impacted. In addition, Dow and/or Corteva may indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities for which we will be allocated responsibility, and Dow and/or Corteva may not be able to satisfy its indemnification obligations in the future.

Pursuant to the separation agreement, the employee matters agreement and the tax matters agreement with Dow and Corteva, we will agree to assume, and indemnify Dow and Corteva for, certain liabilities for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments. Payments pursuant to these indemnities may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distributions. Third parties could also seek to hold us responsible for any of the liabilities allocated to Dow and Corteva, including those related to DowDuPont’s materials science and/or agriculture businesses, or for the conduct of such businesses prior to the distributions, and such third parties could seek damages, other monetary penalties (whether civil or criminal) and/or other remedies. Dow and/or Corteva, as applicable, will agree to indemnify us for such liabilities; however, such indemnities may not be sufficient to protect us against the full amount of such liabilities or from other remedies, and Dow and/or Corteva, as applicable, may not be able to fully satisfy their indemnification obligations. Even if we ultimately succeed in recovering from Dow and/or Corteva, as applicable, any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

Additionally, we generally will assume and be responsible for the payment of our share of (i) certain liabilities of DowDuPont relating to, arising out of or resulting from certain general corporate matters of DowDuPont and (ii) certain separation expenses not otherwise allocated to Corteva or Dow (or allocated specifically to us) pursuant to the separation agreement, and third parties could seek to hold us responsible for Dow’s or Corteva’s share of any such liabilities. Dow and/or Corteva, as applicable, will indemnify us for their share of any such liabilities; however, such indemnities may not be sufficient to protect us against the full amount of such liabilities, and Dow and/or Corteva may not be able to fully satisfy their respective indemnification obligations. In addition, even if we ultimately succeed in recovering from Dow and/or Corteva any amounts for which we are held liable in excess of our agreed share, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows. We have not yet finalized the terms of the separation agreement.

See “Transaction Agreements—Separation Agreement.”

Until the distributions occur, DowDuPont has the sole discretion to change the terms of the distributions.

Until the distributions occur, DowDuPont will have the sole and absolute discretion to determine and change the terms of the distributions, including the establishment of the record dates and the distribution dates. These changes could be unfavorable to DuPont. In addition, DowDuPont may decide at any time not to proceed with one or both of the distributions in which case DowDuPont will be required to redeem the Notes as described under “Description of Notes—Special Mandatory Redemption.”

The separations and distributions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

Although DowDuPont will receive a solvency opinion from an investment bank confirming that DuPont, Dow and Corteva will each be adequately capitalized following the separations and distributions, the separations and distributions could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. Any unpaid creditor could claim that we did not receive fair consideration or reasonably equivalent value in the separations and distributions, and that the separations and distributions left DuPont insolvent or with unreasonably small capital or that we intended or believed we would incur debts beyond our ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the separations and distributions as a fraudulent transfer or impose substantial liabilities on us, which could adversely affect our financial condition and our results of operations.

The distributions are also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law, a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although DowDuPont’s Board of Directors intends to make the distributions out of DowDuPont’s surplus and will receive an opinion that DowDuPont has adequate surplus under Delaware law to declare the dividends of Corteva and Dow common stock in connection with the distributions, there can be no assurance that a court will not later determine that some or all of the distributions were unlawful.

Risks Related to DuPont’s Operations After the Separations and Distributions

Changes in our credit ratings could increase our cost of borrowing or restrict our ability to access debt capital markets. Our credit ratings will be important to our cost of capital.

We expect to rely on access to the debt capital markets and other short-term borrowings to finance our long-term and day-to-day operations. A decrease in the ratings assigned to us by the ratings agencies may negatively impact our access to the debt capital markets and increase our cost of borrowing. The major rating agencies will routinely evaluate our credit profile and assign debt ratings to us. This evaluation will be based on a number of factors, which include weighing our financial strength versus business, industry and financial risk. The addition of further leverage to our capital structure could impact our credit ratings. Failure to maintain an investment grade rating at our current level would adversely affect our cost of funding and our results of operations and could adversely affect our liquidity and access to the capital markets. Any limitation on our ability to continue to raise money in the debt capital markets could have a substantial negative effect on our liquidity. If we are unable to generate sufficient cash flow or maintain access to adequate external financing, including from significant disruptions in the global credit markets, it could restrict our current operations and our growth opportunities, which could adversely affect our operating results.

A significant percentage of our net sales are generated from our international operations and are subject to economic, political, regulatory, foreign exchange and other risks.

The percentage of net sales generated by the international operations of DowDuPont’s specialty products division that will comprise DuPont, including U.S. exports, was approximately 70% of net sales of the specialty products division for the nine months ended September 30, 2018. With Asia Pacific as the specialty products division’s largest and currently highest growth region, we expect the percentage of our net sales derived from international operations to continue to be significant. Risks related to international operations include:

•	difficulties and costs associated with complying with a wide variety of complex, and often conflicting, laws, treaties and regulations, including antitrust regulations;

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restrictions on, as well as difficulties and costs associated with, the repatriation of cash from foreign countries to the United States and the allocation of revenues or distributions of cash between our foreign subsidiaries;

•	exchange control regulations;

•	fluctuations in foreign exchange rates;

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labor compliance costs, including wage, salary and benefit controls and other costs associated with a global workforce, as well as difficulties in hiring and maintaining a qualified staff outside of the United States, especially in the Asia Pacific region;

•	government mandated price controls;

•	foreign investment laws;

•	potential for changes in global trade policies, including import, export and other trade restrictions (such as sanctions and embargoes) and tariffs;

•	trends such as populism, economic nationalism and negative sentiment toward multinational companies, as well as government takeover or nationalization of businesses; and

•	instability and uncertainty arising from the global geopolitical environment and the evolving international and domestic political, regulatory and economic landscape.

These and other factors can impair our flexibility in modifying product, marketing, pricing or other strategies for growing our businesses, as well as our ability to improve productivity and maintain acceptable operating margins.

Our international operations expose us to fluctuations in foreign currencies relative to the U.S. dollar, which could adversely affect our results of operations. Based on the international operations of DowDuPont’s specialty products division as of the nine months ended September 30, 2018, our largest currency exposures are the European euro and Chinese renminbi. U.S. dollar fluctuations against foreign currency have an impact to commercial prices and raw material costs in some cases and could result in local price increases if the price or raw material costs is denominated in U.S. dollar.

Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and fluctuations of foreign currency against the U.S. dollar could impact U.S. dollar-denominated earnings. In addition, our assets and liabilities denominated in foreign currencies can also be impacted by foreign currency exchange rates against the U.S. dollar, which could result in exchange gain or loss from revaluation.

We also face exchange rate risk from our investments in subsidiaries owned and operated in foreign countries.

We intend to adopt a balance sheet hedging program and are actively looking for opportunities in managing currency exposures related to earnings. However, foreign exchange hedging activities bear a financial cost and may not always be available to us or be successful in completely mitigating such exposures.

We generate significant amounts of cash outside of the United States that is invested with financial and non-financial counterparties. While we employ comprehensive controls regarding global cash management to guard against cash or investment loss and to ensure our ability to fund our operations and commitments, a material disruption to the counterparties with whom we transact business could expose us to financial loss.

Any one or more of the above factors could adversely affect our international operations and could significantly affect our business, results of operations, financial condition and cash flows.

Volatility in energy and raw material costs could have a significant impact on our sales and earnings.

Our manufacturing processes consume significant amounts of energy and raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond our control. Significant variations in the cost of energy, which primarily reflect market prices for oil, natural gas and raw materials, affect our operating results from period to period. Legislation to address climate change by reducing greenhouse gas emissions, creating a carbon tax or implementing a cap and trade program could create increases in energy costs and price volatility.

When possible, we purchase raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. Additionally, we use over-the-counter and exchange traded derivative commodity instruments to hedge our exposure to price fluctuations on certain raw material purchases, including food ingredients. We also take actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. As a result, volatility in these costs may negatively impact our business, results of operations, financial condition and cash flows.

Our results will be affected by competitive conditions and customer preferences.

Demand for our products, which impacts revenue and profit margins, will be affected by (i) the development and timing of the introduction of competitive products; (ii) our response to downward pricing trends to stay competitive; (iii) changes in customer order patterns, such as changes in the levels of inventory maintained by customers and the timing of customer purchases which may be affected by announced price changes, changes in our incentive programs, or the customer’s ability to achieve incentive goals; (iv) the impact of tariffs or trade disputes on availability of raw materials; and (v) changes in customers’ preferences for our products, including the success of products offered by our competitors, and changes in customer’s designs for their products that can affect the demand for some of our products.

Additionally, success in achieving our growth objectives is significantly dependent on the timing and market acceptance of our new product offerings, including our ability to renew our pipeline of new product offerings and to bring those offerings to market. This ability may be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products, obtain adequate intellectual property protection, or gain market acceptance of new products. There are no guarantees that new products will prove to be commercially successful.

Our success will depend on several factors, including our ability to:

•	correctly identify customer needs and preferences and predict future needs and preferences;

•	allocate our research & development funding to products and services with higher growth prospects;

•	anticipate and respond to our competitors’ development of new products and services and technological innovations;

•	differentiate our offerings from our competitors’ offerings and avoid commoditization;

•	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;

•	obtain adequate intellectual property rights with respect to key technologies before our competitors do;

•	successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time;

•	obtain necessary regulatory approvals of appropriate scope; and

•	stimulate customer demand for, and convince customers, to adopt new technologies.

There are no guarantees that new product offerings will prove to be commercially successful. Additionally, our expansion into new markets may result in greater-than-expected risks, liabilities and expenses.

The costs of complying with evolving regulatory requirements could negatively impact our business, results of operations, financial condition and cash flows. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability.

We will continue to be subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, greenhouse gas emissions, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Costs and capital expenditures relating to environmental, health or safety matters are subject to evolving regulatory requirements and depend on the timing of the promulgation and enforcement of specific standards which impose the requirements. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require modifications to our facilities. Changes to regulations or the implementation of additional regulations, especially in certain highly regulated markets served by our Nutrition & Health and Industrial Biosciences businesses, such as regulatory modernization of food safety laws and evolving standards and regulations affecting pharmaceutical excipients, or in reaction to new or next-generation technologies, including advances in protein engineering, gene editing and gene mapping, or novel uses of existing technologies may result in significant costs or capital expenditures or require changes in business practice that could result in reduced margins or profitability.

Accordingly, environmental, health or safety regulatory matters could result in significant unanticipated costs or liabilities causing a negative impact on our business, cash flows and results of operations.

Our business, results of operations and reputation could be adversely affected by industry-specific risks including process safety and product stewardship/regulatory compliance issues.

We will be subject to risks which include, but are not limited to, product safety or quality; shifting consumer preferences; federal, state, and local regulations on manufacturing or labeling; environmental, health and safety regulations; and customer product liability claims. While we maintain general liability insurance, the amount of liability that may result from certain of these risks may not always be covered by, or could exceed, the applicable insurance coverage. In addition, negative publicity caused by product liability, food safety, safety, health and environmental matters may damage our reputation. The occurrence of any of the matters described above could adversely affect our business, results of operations, financial condition and cash flows.

In most jurisdictions, we must test the safety, efficacy and environmental impact of our products to satisfy regulatory requirements and obtain the necessary approvals. In certain jurisdictions, we must periodically renew our approvals, which may require us to demonstrate compliance with then-current standards. The regulatory approvals process is lengthy, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. Additionally, the regulatory environment may be impacted by the activities of non-governmental organizations and special interest groups and stakeholder reactions to the actual or perceived impacts of new technology, products or processes on safety, health and the environment. Obtaining and maintaining regulatory approvals will require submitting a significant amount of information and data, which may require participation from technology providers. Regulatory standards and trial procedures are continuously changing. The pace of change together with the lack of regulatory harmony could result in unintended noncompliance. To maintain our right to produce or sell existing products or to commercialize new products, we must be able to demonstrate our ability to satisfy the requirements of regulatory agencies.

The failure to meet existing and new requirements or receive necessary permits or approvals could have near- and long-term effects on our ability to produce and sell certain current and future products, which could significantly increase operating costs and adversely affect our business, results of operations, financial condition and cash flows.

Our business, results of operations, financial condition and cash flows could be adversely affected by interruption of our supply chain, information technology or network systems and other business disruptions.

Supply chain disruptions, plant and/or power outages, labor disputes and/or strikes, information technology system and/or network disruptions, whether caused by acts of sabotage, employee error, malfeasance or other actions, geo-political activity, weather events and natural disasters, including hurricanes or flooding that impact coastal regions in the United States Gulf region or Asia, could seriously harm our operations as well as the operations of our customers and suppliers. In addition, terrorist attacks and natural disasters have increased stakeholder concerns about the security and safety of chemical production and distribution.

Supply chain and other business disruptions may also be caused by security breaches, which could include, for example, attacks on information technology and infrastructure by hackers, viruses, breaches due to employee error, malfeasance or other actions or other disruptions. We and/or our suppliers may fail to effectively prevent, detect and recover from these or other security breaches and, therefore, such breaches could result in misuse of our assets, loss of property including trade secrets and confidential or personal information, some of which is subject to privacy and security laws, and other business disruptions. As a result, we may be subject to legal claims or proceedings, reporting errors, processing inefficiencies, negative media attention, loss of sales, interference with regulatory compliance which could result in sanctions or penalties, liability or penalties under privacy laws, disruption in our operations, and damage to our reputation, which could adversely affect our business, results of operations, financial condition and cash flows.

Like most major corporations, we are the target of industrial espionage, including cyber-attacks, from time to time. We have determined that these attacks have resulted, and could result in the future, in unauthorized parties gaining access to certain confidential business information. Although management does not believe that we have experienced any material losses to date related to these security breaches, including cybersecurity incidents, there can be no assurance that we will not suffer such losses in the future.

We seek to actively manage the risks within our control that could lead to business disruptions and security breaches. As these threats continue to evolve, particularly around cybersecurity, we may be required to expend significant resources to enhance our control environment, processes, practices and other protective measures. Despite these efforts, such events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Enforcing our intellectual property rights, or defending against intellectual property claims asserted by others, could adversely affect our business, results of operations, financial condition and cash flows.

Intellectual property rights, including patents, trade secrets, know-how and other confidential information, trademarks, tradenames and other forms of trade dress, are important to our business. We endeavor to protect our intellectual property rights in jurisdictions in which our products are produced or used and in jurisdictions into which our products are imported. However, we may be unable to obtain protection for our intellectual property in key jurisdictions. Further, changes in government policies and regulations, including changes made in reaction to pressure from non-governmental organizations, or the public generally, could impact the extent of intellectual property protection afforded by such jurisdictions.

We have designed and implemented internal controls intended to restrict access to and distribution of our intellectual property. Despite these precautions, our intellectual property is vulnerable to unauthorized access through employee error or actions, theft and cybersecurity incidents, and other security breaches. When unauthorized access and use or counterfeit products are discovered, we consider the matter for report to governmental authorities for investigation, as appropriate, and take measures to mitigate any potential impact. Protecting intellectual property related to biotechnology is particularly challenging because theft is difficult to detect and biotechnology can be self-replicating. Accordingly, the impact of such theft can be significant.

Competitors are increasingly challenging our intellectual property positions, and the potential outcomes can be highly uncertain. Third parties may also claim our products violate their intellectual property rights. Defending such claims, even those without merit, is time-consuming and expensive. In addition, as a result of such claims, we have and could be required in the future to enter into license agreements, develop non-infringing products or engage in litigation that could be costly. If challenges are resolved adversely, it could negatively impact our ability to obtain licenses on competitive terms, commercialize new products and generate sales from existing products.

In addition, because of the rapid pace of technological change, the confidentiality of patent applications in some jurisdictions and/or the uncertainty in predicting the outcome of complex proceedings relating to ownership or the scope of protection of patents relating to certain emerging technologies, competitors may be unexpectedly issued patents that we do not anticipate. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require us to seek to obtain licenses or cease using the technology, no matter how valuable to our business. We cannot ensure we would be able to obtain such a license on acceptable terms.

Legislation and jurisprudence on patent protection is evolving, and changes in laws could affect our ability to obtain or maintain patent protection for our products.

Any one or more of the above factors could significantly affect our business, results of operations, financial condition and cash flows.

Increased concerns regarding chemicals in commerce and their potential impact on the environment have resulted in more restrictive regulations, may lead to new regulations and may be costly to comply with.

Concerns about chemicals and biotechnology, as well as their potential impact on health and the environment, reflect a growing trend in societal demands for increasing levels of product safety and environmental protection. These concerns could manifest themselves in stockholder proposals, preferred purchasing, delays or failures in obtaining or retaining regulatory approvals, delayed product launches, lack of market acceptance, product discontinuation, continued pressure for and adoption of more stringent regulatory intervention and litigation. These concerns could also influence public perceptions, the viability or continued sales of certain of our products, our reputation and the cost to comply with regulations and, as a result, could have a negative impact on our business, results of operations and financial condition.

An impairment of goodwill or intangible assets could negatively impact our financial results.

At least annually, we must assess both goodwill and indefinite-lived intangible assets for impairment. Intangible assets with finite lives are tested for impairment when events or changes in circumstances indicate their carrying value may not be recoverable. If testing indicates that goodwill or intangible assets are impaired, their carrying values will be written down based on fair values with a charge against earnings. Where we utilize discounted cash flow methodologies in determining fair values, continued weak demand for a specific product line or business could result in an impairment. Accordingly, any determination requiring the write-off of a significant portion of goodwill or intangible assets could negatively impact our results of operations.

As a result of the Merger and related acquisition method of accounting, Historical DuPont’s assets and liabilities were measured at fair value, and any declines in projected cash flows could have a material, negative impact on the fair value of our reporting units and assets. Future impairments of our goodwill or intangible assets also could be recorded due to changes in assumptions, estimates or circumstances and the magnitude of such impairments may be material to us.

Failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions could adversely impact our business, results of operations, financial condition and cash flows.

We will from time to time evaluate acquisition candidates that may strategically fit our business and/or growth objectives. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results. We expect to continually review our portfolio of assets for contributions to our objectives and alignment with our growth strategy. However, we may not be successful in separating underperforming or non-strategic assets, and gains or losses on the divestiture of, or lost operating income from, such assets may affect our earnings. Moreover, we might incur asset impairment charges related to acquisitions or divestitures that reduce our earnings. In addition, if the execution or implementation of acquisitions, divestitures, alliances, joint ventures and other portfolio actions is not successful, it could adversely impact our business, results of operations, financial condition and cash flows.

Our results of operations could be adversely affected by litigation and other commitments and contingencies.

We will face risks arising from various unasserted and asserted litigation matters, including product liability, patent infringement and other intellectual property disputes, contract and commercial litigation, claims for damage or personal injury, antitrust claims, governmental regulations and other actions. An adverse outcome in any one or more of these matters could be material to our business, results of operations, financial condition and cash flows.

In the ordinary course of business, we may make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses, and we may issue guarantees of third-party obligations. If we are required to make payments as a result, they could exceed the amounts accrued therefor, thereby adversely affecting our results of operations.

We will be subject to numerous laws, regulations and mandates globally which could adversely affect our operating results and forward strategy.

We expect to do business globally in more than 60 countries. We will be required to comply with the numerous and far-reaching laws and regulations administered by United States federal, state, local and foreign governmental authorities. We will be required to comply with other general business regulations covering areas such as income taxes, anti-corruption, anti-bribery, global trade, trade sanctions, environmental protections, product safety, and handling and production of regulated substances. We expect to frequently face challenges from U.S. and foreign tax authorities regarding the amount of taxes due. These challenges may include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various tax filing positions, we expect to record reserves for estimates of potential additional tax we owe. Any failure to comply with applicable laws and regulations or appropriately resolve these challenges could subject us to administrative, civil and criminal remedies including fines, penalties, disgorgement, injunctions and recalls of our products, and damage to our reputation.

Governmental policies, including antitrust and competition law, trade restrictions, regulations related to medical applications and devices, food safety regulations, sustainability requirements, traceability and other government regulations and mandates, can impact our ability to execute this strategy successfully. See also “—A significant percentage of our net sales are generated from our international operations and are subject to the economic, political, regulatory, foreign exchange and other risks.”

Failure to maintain a streamlined operating model and sustain operational improvements may reduce our profitability or adversely impact our business, results of operations, financial condition and cash flows.

Our profitability and margin growth will depend in part on our ability to maintain a streamlined operating model and drive sustainable improvements, through actions and projects, such as consolidation of manufacturing facilities, transitions to cost-competitive regions and product line rationalizations.

Following the Merger, DowDuPont established a Synergy Program which is designed to integrate and optimize the organization across each of its divisions. We have a $1.065 billion cost synergy target, and expect to complete the actions needed to achieve the full run rate for this target during the course of 2019. We will seek to achieve our cost synergy target through the realization of production cost efficiencies, enhancement of our supply chain, optimization of our global footprint across manufacturing, sales and research & development, achievement of significant procurement synergies and reduction of corporate and leveraged services costs.

If we are not able to successfully combine the specialty products businesses of Historical DuPont and Historical Dow in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings from the Synergy Program might not be realized fully, or at all, or could take longer to realize than expected, and the value of our securities, including the Notes, and our revenues, levels of expenses and results of operations may be affected adversely. A variety of factors may adversely affect our ability to realize the currently targeted cost synergies, including failure to successfully optimize our facilities footprint, the failure to take advantage of our global supply chain, the failure to identify and eliminate duplicative programs, and the failure to otherwise integrate Historical DuPont’s or Historical Dow’s respective specialty products businesses, including their technology platforms. There can be no assurance that we will be able to achieve or sustain any or all of the cost savings generated from actions under the Synergy Program.

Our U.S. and non-U.S. tax liabilities will be dependent, in part, upon the distribution of income among various jurisdictions in which we operate.

Our future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof), changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, changes in the amount of earnings permanently reinvested offshore, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures and various other governmental enforcement initiatives. Our tax expense includes estimates of tax reserves and reflects other estimates and assumptions, including assessments of future earnings of the Company which could impact the valuation of our deferred tax assets. Changes in tax laws or regulations, including further regulatory developments arising from U.S. tax reform legislation as well as multi-jurisdictional changes enacted in response to the action items provided by the Organization for Economic Co-operation and Development (OECD), will increase tax uncertainty and impact our provision for income taxes.

Risks Related to the Notes

We may transfer valuable assets to, or assume the liabilities of, our subsidiaries that do not guarantee the Notes.

The assets we retain after the separations and distributions will be significantly different from, and such assets will have a lower carrying or realizable value and/or generate less revenue, cash flow and income than, the assets

DowDuPont holds prior to the separations and distributions. The indenture governing the Notes will specifically permit the transfers of assets and liabilities in connection with the Internal Reorganization, the separations and distributions or related transactions, and none of such transfers or the separations and distributions will constitute a Change of Control or the transfer of all or substantially all of our and our subsidiaries’ properties or assets taken as a whole for purposes of the merger or other restrictive covenants in the indenture governing the Notes. See “Description of Notes—Change of Control” and “Description of Notes—Consolidation or Merger.” Neither the Internal Reorganization nor the separations and distributions will require us to redeem the Notes. The Notes will remain our obligations following the separations and distributions, and payments in respect of the Notes will be made only from our assets, which will have a lower carrying or realizable value following the separations and distributions. Holders of the Notes should not expect the indenture governing the Notes to provide any protection against the execution of the Internal Reorganization, the separations and distributions or related transactions.

We may sell or otherwise dispose of valuable assets or businesses.

As part of our strategy, we may decide to sell or otherwise dispose of certain of our assets or businesses. Payments in respect of the Notes will be made only from our assets, which may change as a result of any such divestments, sales and dispositions.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on the Notes.

We expect that, following the Internal Reorganization and the separations, we will consummate the distributions. However, if each of the separations and distributions has not been completed on or before May 1, 2020, or, if prior to such date, we have abandoned any of the separations or distributions, we will be required to redeem each series of Notes at a redemption price equal to 101% of the principal amount of such series of Notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.”

There are many determinations with respect to the Internal Reorganization, the separations and distributions that, by their nature, cannot be determined until the completion of the Internal Reorganization, including definitive determinations with regard to the capital structure of the various businesses and allocation of liabilities among them. As such, there are many factors that could, prior to the determination by our Board of Directors to proceed with the separations, impact the structure or timing of, or the determination to ultimately proceed with, the separations, including, among others, global economic conditions, instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates, tax considerations and other challenges that could affect the global economy, specific market conditions in one or more of the industries of the businesses proposed to be separated and changes in the regulatory or legal environment. Additionally, the consummation of such transactions is a complex, costly and time consuming process, and our Board of Directors may, at any time prior to the consummation of any of the separations, determine to abandon any or all such proposed transactions.

We therefore cannot be sure whether or when we may redeem the Notes pursuant to the special mandatory redemption provision described herein. Depending on whether or when we redeem the Notes pursuant to the special mandatory redemption described herein, holders of the Notes may not obtain their expected return on the Notes and may not be able to reinvest the proceeds from any such redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provision, the trading prices of the Notes may not reflect the financial results of our business.

We may be unable to redeem the Notes in the event of a special mandatory redemption.

If each of the separations and distributions has not been completed on or before May 1, 2020, or, if prior to such date, we have abandoned any of the separations or distributions, we will be required to redeem each series of

Notes at a redemption price equal to 101% of the principal amount of such series of Notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds of the offering of the Notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. We intend to use these net proceeds, together with borrowings under the Term Loan Facilities, to (i) reduce outstanding liabilities that would otherwise be allocable to Dow and Corteva by approximately $2.024 billion and $10.1 billion, respectively, (ii) repurchase up to $3.0 billion of DowDuPont’s common stock pursuant to DowDuPont’s previously announced Share Repurchase Program and (iii) pay any related premiums, fees and expenses. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the Notes.

The amount of interest payable on the Floating Rate Notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. Additionally, although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, the only relevant date for purposes of determining the interest payable on the Floating Rate Notes is the three-month LIBOR rate as of the interest determination date for such interest period. Changes in the three-month LIBOR rates between interest determination dates will not affect the interest payable on the Floating Rate Notes. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the Floating Rate Notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the Floating Rate Notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be ‘‘reference rates.’’ Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the ‘‘FCA’’), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021.

Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Floating Rate Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Floating Rate Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Floating Rate Notes to be materially different than expected.

If we determine that LIBOR has been permanently discontinued, the calculation agent will use, as directed by us, an alternative reference rate for LIBOR as described in “Description of Notes—Floating Rate Notes,” the calculation agent will, after consultation with us, make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices for such alternative reference rate. See ‘‘Description of Notes—Floating Rate Notes.’’

The Notes are unsecured.

The Notes are unsecured. Holders of any secured indebtedness will have claims that are prior to the claims of holders of the Notes, to the extent of the value of the assets securing such secured indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us. As of September 30, 2018, on a pro forma as adjusted basis, we would have had no secured indebtedness outstanding, however, we may incur secured indebtedness in the future which would be effectively senior to the Notes.

We are a holding company with no independent operations or material assets. Payment of interest on, and repayment of principal of, our indebtedness, including the Notes, is dependent on cash flows generated by our subsidiaries.

We are a holding company and the payment of interest on, and repayment of principal of, the Notes will be dependent upon cash flows generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. The Notes will not be guaranteed by any of our subsidiaries. As a result, our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able, or permitted, to make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such subsidiaries. In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes. Furthermore, the ability of our subsidiaries to make such payments of interest, dividends, distributions, loans or advances may be contested by taxing authorities in the relevant jurisdictions.

The Notes are not guaranteed.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to, or has any obligation to pay or to provide us with funds to pay the Notes. Accordingly, our right to receive assets from any such entity upon its bankruptcy, liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of such entity’s creditors, including trade creditors. The indenture governing the Notes will not restrict the amount of debt that we or any of our subsidiaries may incur. As of September 30, 2018, on a pro forma as adjusted basis, our subsidiaries would have had total liabilities of $16 million, all of which would be structurally senior to the Notes.

The indenture will not restrict the amount of additional unsecured debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Upon the consummation of the separations and distributions, up to $300 million of the Revolving Credit Facility (as defined herein) will be available for the issuance of letters of credit, subject to certain conditions and limitations. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

An active trading market for the Notes may not develop.

Each series of Notes is a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. The Underwriters have advised us that they intend to make a market in the Notes. They are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of the Notes. If an active trading market for a series of the Notes does not develop, is not maintained or is not liquid, the market price of such Notes may be adversely affected.

We may redeem Fixed Rate Notes of any series at our option, which may adversely affect your return.

As described under “Description of Notes—Optional Redemption,” we have the right to redeem the Fixed Rate Notes of any series in whole or in part at any time at the applicable redemption prices. We may choose to exercise this redemption right at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Fixed Rate Notes that are redeemed.

No assurance can be given as to the market price for the Notes.

If holders of the Notes are able to resell their Notes, the price they receive will depend on many factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the Notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the Notes;

•	the status of the Internal Reorganization;

•	the then-announced timing of any separation and distribution; and

•	the time remaining until the Notes mature.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Rating agencies continually review the credit ratings they have assigned to companies and debt securities. Negative changes in the credit ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Notes.

As a result of these and other factors, holders of the Notes may be able to sell their Notes only at a price below that which they believe to be appropriate, including a price below the price paid for them.

The provisions in the indenture that will govern the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture that will govern the Notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of “Change of Control Triggering Event” in the indenture to trigger these provisions, including the requirement that the transactions be accompanied or followed within 60 days, subject to extension under certain circumstances, by a downgrade in the rating of a series Notes, following which the Notes of such series are no longer rated “investment grade.” Except as described under “Description of Notes—Change of Control,” the indenture will not contain provisions that permit the holders of the Notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

Further, the definition of “Change of Control,” which is a condition precedent to a “Change of Control Triggering Event,” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law.

Accordingly, your ability to require us to repurchase your Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

Our ability to repurchase Notes upon a change of control may be limited.

Upon the occurrence of a Change of Control Triggering Event (as defined below under “Description of Notes—Change of Control”) in respect of a particular series of Notes, each holder of Notes of such series will have the right to require us to repurchase such holder’s Notes of such series, unless we have exercised our right to redeem such series of Notes as described under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event were to occur and we did not have sufficient funds to pay the Change of Control Payment (as defined below under “Description of Notes—Change of Control”) in respect of all Notes or portions of Notes properly tendered, that failure would constitute an event of default under the indenture governing the Notes. A change of control may also require us to make an offer to purchase certain of our other indebtedness and may give rise to an event of default under our revolving credit facility, repurchase facility, term loan facility and/or other future indebtedness. We may not have sufficient funds to purchase all of the affected indebtedness and repay the amounts owed under such facilities.

Investing in the Notes should be deemed an unsecured investment in DuPont only. Investors should expect no recourse to the assets or equity of Historical Dow, Historical DuPont, Dow or Corteva (other than specialty products assets that will be part of DuPont after the separations and distributions).

The Notes will be unsecured and will be our sole obligation. Holders of the Notes will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or disposition thereof) against the assets of Historical Dow or Historical DuPont and their subsidiaries prior to the separations, except to the extent of any specialty products assets that will be part of DuPont after the separations and distributions, and no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against Dow or Corteva and/or their respective subsidiaries subsequent to the separations and distributions.

Additionally, holders of the Notes will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the direct or indirect equity interests that we hold or will hold in Historical Dow, Historical DuPont, Dow and/or Corteva and/or their respective subsidiaries. Each of Historical Dow, Historical DuPont, Dow and Corteva will not guarantee the Notes and should be regarded as separate and distinct legal entities from one another and from DuPont that are not liable for one another’s debts. The Notes offered pursuant to this prospectus supplement should be deemed an investment in DuPont, with recourse solely against the assets of DuPont (and prior to the separations and distributions, recourse against the specialty products assets held by Historical Dow and Historical DuPont that will be part of DuPont after the separations and distributions). In determining whether to invest in the Notes, investors should rely solely on our credit and our asset value (excluding the asset value of any direct or indirect equity interests now owned, or owned in the future, by us in Historical Dow, Historical DuPont, Dow and/or Corteva and/or their respective subsidiaries) and not on any asset value in, or credit of, Historical Dow, Historical DuPont, Dow and Corteva (including not relying on any asset value of any direct or equity interest that we hold or will hold in Historical Dow, Historical DuPont, Dow and/or Corteva and/or their respective subsidiaries).

Ratings of the Notes may change and affect the market prices and marketability of the Notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Any such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit rating will remain in effect for any given period of time or that any such rating will not be lowered, suspended or withdrawn entirely by the rating agency if, in such rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $12.6 billion after deducting the underwriting discounts and our expenses related to the offering. We intend to use these net proceeds, together with borrowings under the Term Loan Facilities, to (i) reduce outstanding liabilities that would otherwise be allocable to Dow and Corteva by approximately $2.024 billion and $10.1 billion, respectively, (ii) repurchase up to $3.0 billion of DowDuPont’s common stock pursuant to DowDuPont’s previously announced Share Repurchase Program and (iii) pay any related premiums, fees and expenses. The deleveraging of Dow and Corteva may be effectuated through the repayment and/or repurchase of senior notes, term loans and/or commercial paper of Historical DuPont and Historical Dow, and such deleveraging may occur at any time between the issue date of the Notes and the distribution of Dow or Corteva, as applicable.

The following table outlines the sources and intended uses of funds from the offering of the Notes and the borrowings under the Term Loan Facilities.

Sources		Uses
(Dollars in millions)
Term Loan Facilities	$3,000	Cash contribution to Corteva	$10,100
Notes offered hereby	12,700	Cash contribution to Dow	2,024
		Share repurchase program	3,000
		Fees and expenses	576

Total sources	$15,700	Total uses	$15,700

In connection with the deleveraging of Corteva, on November 13, EID commenced a cash tender offer (the “Tender Offer”) for any and all of its:

•	$500,000,000 aggregate principal amount of 5.750% Senior Notes due 2019;

•	$1,000,000,000 aggregate principal amount of 4.625% Senior Notes due 2020;

•	$1,000,000,000 aggregate principal amount of 3.625% Notes due 2021;

•	$500,000,000 aggregate principal amount of 4.250% Notes due 2021;

•	$1,250,000,000 aggregate principal amount of 2.800% Notes due 2023;

•	$300,000,000 aggregate principal amount of 6.500% Debentures due 2028;

•	$400,000,000 aggregate principal amount of 5.600% Senior Notes due 2036;

•	$500,000,000 aggregate principal amount of 4.900% Notes due 2041; and

•	$750,000,000 aggregate principal amount of 4.150% Notes due 2043 (collectively, the “Tender Notes”).

We currently intend for EID to use certain of the net proceeds of this offering that will be transferred to Corteva to fund the purchase of the Tender Notes pursuant to the Tender Offer and to pay any related premiums, fees and expenses. The offering of the Notes is not conditioned upon consummation of the Tender Offer. The Tender Offer is conditioned upon the completion of this offering, as well as other conditions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018 on:

•	an actual basis; and

•	a pro forma basis giving effect to the adjustments described under “Unaudited Pro Forma Financial Information.”

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2018. You should also read this table in conjunction with “Unaudited Pro Forma Financial Information” and related notes included in this prospectus supplement.

	As of September 30, 2018
	Actual	Pro Forma
(in millions)
Cash and cash equivalents	$6,939	$1,954

Long-term indebtedness:
Current	$3,118	$4
Notes offered hereby	—	12,611
Other long-term indebtedness	27,293	3,000

Total long-term indebtedness	30,411	15,615
Total equity	99,744	46,277

Total capitalization	$130,155	$61,892

UNAUDITED PRO FORMA FINANCIAL INFORMATION

For purposes of our financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger, and Historical DuPont’s assets and liabilities were reflected at fair value as of the close of the Merger in the historical financial statements of DowDuPont. As a result, the historical financial statements of Historical Dow for periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

It is currently anticipated that the distributions will be accomplished through a U.S. tax-free spinoff of Dow Parent targeted to occur on April 1, 2019 and of Corteva Parent targeted to occur on June 1, 2019. Upon completion of the separations and distributions, we expect DuPont will continue to hold DowDuPont’s specialty products businesses. In contemplation of the separations and distributions and in preparation for DuPont to operate as a stand-alone business, DowDuPont intends to complete a series of financing transactions, which include this offering as well as borrowings under the Term Loan Facilities (the “Financing”). See “Prospectus Supplement Summary—The Offering,” “Use of Proceeds” and “Description of Other Indebtedness” for further description of the Financing.

The following unaudited pro forma financial information and accompanying notes (the “pro forma financial statements”) are derived from DowDuPont’s historical consolidated financial statements and accompanying notes, adjusted to give effect to the Merger, the separations and distributions and the Financing (the “Transactions”). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results. Information in the pro forma financial statements is presented as follows:

•	The unaudited pro forma consolidated balance sheet (the “pro forma balance sheet”) is presented as if the separations and distributions and the Financing had been consummated on September 30, 2018.

•

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 (the “pro forma statements of operations”) are presented as if the Transactions had been consummated on January 1, 2017.

The pro forma financial statements are based on and should be read in conjunction with the separate historical financial statements contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2018 and in each of DowDuPont’s and Historical DuPont’s Annual Reports on Form 10-K for the year ended December 31, 2017 and the unaudited pro forma combined financial information contained in DowDuPont’s Current Report on Form 8-K/A, filed with the SEC on October 26, 2017. The pro forma financial statements, prepared in accordance with Article 11 of SEC Regulation S-X, are presented for informational purposes only, and do not purport to represent what our results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.

The pro forma financial statements for the nine months ended September 30, 2018 and year ended December 31, 2017 include costs of approximately $0.8 billion and $1.2 billion, respectively, previously allocated to the agriculture and materials science businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Board Accounting Standards Codification 205, “Presentation of Financial Statements” (“ASC 205”) and thus are reflected in DuPont’s pro forma income (loss) from continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. The costs related to Historical Dow will not be incurred by DuPont following the separations and distributions.

Pro forma provision (credit) for income taxes on continuing operations also includes the impact of the Tax Cuts and Jobs Act (“The Act”) which was enacted on December 22, 2017. The Act, among other things, reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a territorial system. In accordance with Staff Accounting Bulletin 118, income tax effects of The Act may be refined upon obtaining, preparing, or analyzing additional information during the measurement period and such changes could be material. The provisional amounts, and adjustments identified in the measurement period, are recorded to the provision for income taxes on continuing operations in the period the amounts are determined.

We will incur certain nonrecurring third-party costs related to the Financing, separations and distributions. Such amounts will include financial advisory, information technology, legal, accounting, consulting and other professional advisory fees and other transaction-related costs that will not be capitalized. The pro forma statements of operations do not reflect these nonrecurring expenses.

Currently, DuPont’s business is integrated with the businesses of Historical DuPont and Historical Dow. Prior to the distribution of Dow, we intend to enter into the separation agreement to effect the separations and distributions (including the Internal Reorganization and Business Realignment) and provide a framework for DuPont’s relationship with Dow and Corteva after the separations and distributions. We will also enter into various other agreements with Dow and Corteva, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the terms of the allocation among DuPont, Dow and Corteva of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including but not limited to investments, property, employee benefits and tax-related assets and liabilities, and legal and environmental liabilities) attributable to the periods prior to, at and after Dow’s and Corteva’s respective separations and distributions, and will govern certain relationships among DuPont, Dow and Corteva after the separations and distributions. See “Transaction Agreements” and “Risk Factors—Risks Related to the Separations and Distributions.”

While the following unaudited pro forma financial information and accompanying notes give effect to the separations and distributions of Dow and Corteva, the terms of the separation agreement and the other related agreements are not finalized at this time. The terms of the agreements, once finalized, may result in additional changes to our cost structure and business operations. Among other things, certain pricing arrangements under the ongoing services, supply and real estate-related agreements between us and Dow and/or Corteva will be different than historical intercompany prices and, as a result, our financial results may be adversely impacted. Further, the separation agreement may allocate assets and liabilities to DuPont, Corteva or Dow in a manner that could result in changes to the unaudited pro forma financial information as presented.

DuPont

Unaudited Pro Forma Consolidated Balance Sheet

as of September 30, 2018

	Historical DowDuPont	Distribution of Dow and Corteva & Historical Adjustments(1)	DuPont Adjusted(2)	Financing and Other Pro Forma Adjustments		DuPont Pro Forma
(in millions)	As Reported		(subtotal)	Note 2
Assets
Current assets
Cash and cash equivalents	$6,939	$(4,985)	$1,954	$—	(a)	$1,954
Marketable securities	370	(248)	122	—		122
Accounts and notes receivable—net	19,548	(16,107)	3,441	—		3,441
Inventories	16,441	(11,987)	4,454	—		4,454
Other current assets	2,107	(1,797)	310	—		310

Total current assets	45,405	(35,124)	10,281	—		10,281

Investments
Investment in nonconsolidated affiliates	5,234	(3,392)	1,842	—		1,842
Other investments	2,712	(2,684)	28	—		28
Noncurrent receivables	526	(473)	53	—		53

Total investments	8,472	(6,549)	1,923	—		1,923

Net property	35,228	(25,692)	9,536	—		9,536

Goodwill	59,362	(24,570)	34,792	—		34,792
Other intangible assets	31,508	(16,483)	15,025	—		15,025
Deferred income tax assets	1,642	(1,308)	334	—		334
Deferred charges and other assets	2,836	(2,735)	101			101

Total assets	$184,453	$(112,461)	$71,992	$—		$71,992

Liabilities and Equity
Current liabilities
Notes payable	$4,757	$(4,757)	$—	$—		$—
Long-term debt due within one year	3,118	(3,114)	4	—		4
Accounts payable	12,952	(10,604)	2,348	—		2,348
Income taxes payable	701	(499)	202	—		202
Accrued and other current liabilities	6,152	(5,122)	1,030	—		1,030

Total current liabilities	27,680	(24,096)	3,584	—		3,584

Long-term debt	27,293	(27,281)	12	15,599	(b)	15,611

Other noncurrent liabilities
Deferred income tax liabilities	5,908	(1,259)	4,649	—		4,649
Pension and other postemployment benefits	15,288	(14,210)	1,078	—		1,078
Asbestos-related liabilities	1,164	(1,164)	—	—		—
Other noncurrent obligations	7,376	(6,583)	793	—		793

Total other noncurrent liabilities	29,736	(23,216)	6,520	—		6,520

Stockholders’ equity
Common stock	24	—	24	—		24
Additional paid-in capital	81,838	(16,417)	65,421	(12,599)	(c)	52,822
Retained earnings	30,933	(30,933)	—	—		—
Accumulated other comprehensive loss	(10,566)	10,280	(286)	—		(286)
Unearned ESOP shares	(139)	139	—	—		—
Treasury stock at cost	(4,000)	—	(4,000)	(3,000)	(d)	(7,000)

Total stockholders’ equity	98,090	(36,931)	61,159	(15,599)		45,560

Noncontrolling interests	1,654	(937)	717	—		717

Total equity	99,744	(37,868)	61,876	(15,599)		46,277

Total liabilities and equity	$184,453	$(112,461)	$71,992	$—		$71,992

(1)

Represents the distribution of Dow and Corteva in accordance with the discontinued operations guidance in ASC 205 and reflects the impact on deferred tax assets and deferred tax liabilities from jurisdictional netting.

(2)

Represents the Company’s current best estimate of DuPont’s unaudited pro forma consolidated balance sheet, reflecting the discontinued operations of Historical DowDuPont’s agriculture and materials science businesses. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Financial Information.

DuPont

Unaudited Pro Forma Consolidated Statement of Operations

for the Nine Months Ended September 30, 2018

	Historical DowDuPont	Distribution of Dow and Corteva	DuPont Adjusted(1)	Financing and Other Pro Forma Adjustments		DuPont Pro Forma
(in millions, except per share amounts)	As Reported		(subtotal)	Note 3
Net sales	$65,878	$(48,741)	$17,137	$—		$17,137
Cost of sales	49,766	(38,116)	11,650	—		11,650
Research and development expenses	2,311	(1,503)	808	—		808
Selling, general and administrative expenses	5,143	(2,838)	2,305	—		2,305
Amortization of intangibles	1,424	(637)	787	—		787
Restructuring and asset related charges—net	741	(631)	110	—		110
Integration and separation costs	1,681	(369)	1,312	—		1,312
Equity in earnings of nonconsolidated affiliates	685	(529)	156	—		156
Sundry income (expense)—net	340	(365)	(25)	—		(25)
Interest expense and amortization of debt discount	1,072	(1,072)	—	513	(a)	513

Income (loss) from continuing operations before income taxes	4,765	(4,469)	296	(513)		(217)
Provision (credit) for income taxes on continuing operations	1,274	(1,076)	198	(118)	(c)	80

Income (loss) from continuing operations, net of tax	3,491	(3,393)	98	(395)		(297)
Net income attributable to noncontrolling interests	117	(91)	26	—		26

Net income (loss) from continuing operations available for DuPont common stockholders	$3,374	$(3,302)	$72	$(395)		$(323)

Earnings (loss) per common share from continuing operations (Note 6):
Basic(2)	$1.45					$(0.15)
Diluted(2)	$1.44					$(0.15)
Weighted average common shares outstanding (Note 6):
Basic	2,307.3					2,307.3
Diluted(3)	2,323.1					2,307.3

(1)

Represents the Company’s current best estimate of DuPont’s retrospectively revised historical consolidated statement of operations for the nine months ended September 30, 2018, reflecting the discontinued operations of Historical DowDuPont’s agriculture and materials science businesses. Actual results could differ from these estimates.

(2)

Basic and diluted earnings per share is calculated by dividing net income (loss) available for DuPont common stockholders by our weighted-average number of common shares outstanding. Net income (loss) available for DuPont common stockholders is reduced by $15 million of net income attributable to deferred stock awards, as these awards are considered participating securities due to the Company’s practice of paying dividend equivalents on unvested shares.

(3)

The dilutive effect of equity compensation plans were excluded from the DuPont pro forma calculation of the diluted weighted average common shares outstanding, as their impact would have been antidilutive on the loss per common share from continuing operations.

See accompanying Notes to the Unaudited Pro Forma Financial Information.

DuPont

Unaudited Pro Forma Combined Statement of Operations

for the Year Ended December 31, 2017

	Historical DowDuPont	Distribution of Dow and Corteva	DuPont Adjusted(1)	Historical DuPont Reclassified (1/1/2017 – 8/31/2017)(2)	Merger Pro Forma Adjustments		Financing and Other Pro Forma Adjustments		DuPont Pro Forma
	As Reported		(subtotal)	Note 4	Note 3		Note 3
(in millions, except per share amounts)
Net sales	$62,484	$(50,817)	$11,667	$9,339	$(6)	(a)	$—		$21,000
Cost of sales	50,414	(41,281)	9,133	6,262	138	(a) (c) (f)	15	(b)	15,548
Research and development expenses	2,110	(1,458)	652	424	9	(c)	5	(b)	1,090
Selling, general and administrative expenses	4,021	(2,416)	1,605	1,350	20	(c)	9	(b)	2,984
Amortization of intangibles	1,013	(508)	505	101	404	(d)	—		1,010
Restructuring, goodwill impairment and asset related charges—net	3,280	(2,992)	288	311	(9)	(b)	—		590
Integration and separation costs	1,101	(94)	1,007	381	(173)	(b)	—		1,215
Equity in earnings of nonconsolidated affiliates	764	(397)	367	58	(15)	(e)	—		410
Sundry income (expense)—net	966	(929)	37	(135)	—		29	(b)	(69)
Interest expense and amortization of debt discount	1,082	(1,082)	—	—	—		684	(a)	684

Income (loss) from continuing operations before income taxes	1,193	(2,312)	(1,119)	433	(410)		(684)		(1,780)
Credit for income taxes on continuing operations(3)	(476)	(914)	(1,390)	(291)	(117)	(g)	(246)	(c)	(2,044)

Income (loss) from continuing operations, net of tax	1,669	(1,398)	271	724	(293)		(438)		264
Net income attributable to noncontrolling interests	132	(116)	16	17	—		—		33

Net income (loss) from continuing operations available to DuPont common stockholders	$1,537	$(1,282)	$255	$707	$(293)		$(438)		$231

Earnings per common share from continuing operations (Note 6):
Basic(4)	$0.97								$0.09
Diluted(4)	$0.95								$0.09
Weighted average common shares outstanding (Note 6):
Basic	1,579.8								2,323.9
Diluted	1,598.1								2,346.1

(1)

Represents the Company’s current best estimate of DuPont’s retrospectively revised historical consolidated statement of operations for the year ended December 31, 2017, reflecting the discontinued operations of Historical DowDuPont’s agriculture and materials science businesses. Actual results could differ from these estimates.

(2)

Reflects Historical DuPont for the pre-merger period from January 1 through August 31, 2017 after giving effect to the distributions of Historical DuPont’s agriculture and materials science businesses, see Note 4 for further details.

(3)

In connection with The Act, credit for income taxes on continuing operations includes a provisional benefit of $2,666 million related to the remeasurement of deferred taxes, partially offset by a provisional charge of $1,580 million related to the one-time transition tax liability for foreign subsidiaries.

(4)

Basic and diluted earnings per share is calculated by dividing net income (loss) available for DuPont common stockholders by our weighted-average number of common shares outstanding. Net income (loss) available for DuPont common stockholders is reduced by $13 million of net income attributable to deferred stock awards, as these awards are considered participating securities due to the Company’s practice of paying dividend equivalents on unvested shares.

See accompanying Notes to the Unaudited Pro Forma Financial Information.

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1—BASIS OF PRESENTATION

The pro forma financial statements present our pro forma financial position and results of operations, after giving effect to the Transactions, which will result in the stand-alone ongoing operations of DuPont and are intended to reflect the impact of such on our consolidated financial statements.

The separations, which management has deemed probable of occurring, are expected to be accomplished through pro rata distributions to the holders of DowDuPont’s common stock and will result in DuPont continuing as an independent, publicly traded specialty products company. Accordingly, in addition to giving effect to the Financing, the unaudited pro forma financial information has been further adjusted to reflect the planned distributions of Dow and Corteva. The pro forma adjustments related to the separations and distributions have been prepared in accordance with discontinued operations guidance in ASC 205 and therefore do not allocate any of our general overhead expenses to the discontinued operations of the agriculture and materials science businesses. As such, the pro forma financial statements do not reflect what DuPont’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations. In addition, our current estimates for discontinued operations are preliminary and actual results could differ from these estimates.

For periods prior to the Merger, the historical financial statements of Historical Dow are considered to be the historical financial statements of DowDuPont. As a result, the pro forma statement of operations for the year ended December 31, 2017 has been adjusted to give effect to the Merger as if it had occurred on January 1, 2017. The historical statement of operations of Historical DuPont for the predecessor period from January 1, 2017 through August 31, 2017 contains certain reclassifications to align the financial statement presentation of Historical DuPont to DowDuPont. See “Note 4—Historical DuPont Discontinued Operations and Reclassification Adjustments” herein for additional information. Transactions between Historical Dow and Historical DuPont during the period January 1 through August 31, 2017 have been eliminated as if Historical Dow and Historical DuPont were consolidated affiliates.

NOTE 2—ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET

(a)	Adjustment to cash represents the following:

(in millions)	As of September 30, 2018
Amounts borrowed under the Term Loan Facilities	$3,000
Proceeds from the Notes offering	12,700
Cash contribution to Dow	(2,024)
Cash contribution to Corteva	(10,100)
Share repurchase program	(3,000)
Cash paid for financing/breakage fees	(576)

Total adjustment to cash	$—

Of the $15.7 billion in estimated gross proceeds from the Financing, the Company expects approximately $12.1 billion will be contributed to Dow and Corteva, $3.0 billion will be used to fund DowDuPont’s share repurchase program and $0.6 billion for financing fees associated with the Revolving Credit Facility and the Financing and breakage fees related to Historical DuPont indebtedness.

(b)	Adjustment to long-term debt represents the following:

(in millions)	As of September 30, 2018
Record the Term Loan Facilities	$3,000
Record the Notes payable	12,700
Less: financing fees	(101)

Total adjustment to long-term debt	$15,599

The Company entered into a revolving credit agreement on November 12, 2018, consisting of a five-year Revolving Credit Facility (as defined below) in an aggregate principal amount of $3 billion, which is intended to remain undrawn and is not reflected in the pro forma financial statements above. On November 12, 2018, the Company also entered into a term loan credit agreement consisting of two Term Loan Facilities (as defined below) in the aggregate principal amount of $3 billion with three-year terms and variable interest rates. In addition, the Company intends to issue $12.7 billion of Notes with fixed or floating interest rates and maturities ranging from 2 to 30 years in this offering. The assumed weighted-average interest rate on the Term Loan Facilities and the Notes is 4.2% based upon interest rates in effect as of October 31, 2018. The actual amount of debt incurred across each type of instrument could be different than what is described herein, and actual Financing and terms of the Financing will be subject to market conditions at the time the debt is incurred. Additionally, underwriting and professional fees to be incurred in conjunction with the aforementioned debt are expected to be $101 million, and are reflected as a reduction to long-term debt.

(c)	Reflects the impact to additional paid-in capital from the pro forma adjustments described above.

(d)	Reflects the impact to treasury stock at cost from the pro forma adjustments described above.

NOTE 3—ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Merger Pro Forma Adjustments:

The pro forma statement of operations for the year ended December 31, 2017 reflects the following adjustments related to the Merger:

(a)

Transactions between Historical Dow and Historical DuPont have been eliminated as if they were consolidated affiliates for the entire period presented. Adjustment reflects the elimination of net sales and cost of sales of $6 million for the period January 1 through August 31, 2017.

(b)

Represents the elimination of one-time merger related transaction costs of $173 million from integration and separation costs for the period January 1 through August 31, 2017 and $9 million from restructuring, goodwill impairment and asset-related charges—net for the period January 1 through August 31, 2017.

(c)

Represents estimated additional depreciation expense of $147 million in cost of sales, $9 million in research and development expenses and $20 million in selling, general and administrative expenses, resulting from the fair value adjustment to net property related to the ongoing specialty products businesses.

(d)

Represents estimated additional amortization expense of $404 million resulting from the fair value adjustment to intangibles for the period January 1 through August 31, 2017, reflected in amortization of intangibles.

(e)

Represents a reduction to equity in earnings of nonconsolidated affiliates of $15 million for the period January 1 through August 31, 2017 related to the amortization of the fair value adjustment to Historical DuPont’s investments in nonconsolidated affiliates.

(f)

Represents a reduction to cost of sales of $3 million for the period January 1 through August 31, 2017, due to conforming Historical DuPont’s accounting policy of deferring and amortizing expenses for planned major maintenance activities to DowDuPont’s accounting policy of directly expensing the costs as incurred.

(g)	Represents the income tax effect of the Merger pro forma adjustments calculated using enacted statutory rates applicable in each period at the legal entity in which the pre-tax adjustments were made.

Financing & Other Pro Forma Adjustments

The pro forma statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017, reflect the following adjustments:

(a)	Adjustment to interest expense consists of the following:

(in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Cash interest expense related to new borrowings(1)	$500	$666
Amortization of deferred financing fees	13	18

Pro forma adjustment to interest expense	$513	$684

(1)

Comprised of interest expense related to the Financing. The assumed weighted average cash interest rate is approximately 4.2% based upon interest rates in effect as of October 31, 2018. A 0.125% increase or decrease in the assumed weighted average interest rate would increase or decrease interest expense for the nine months ended September 30, 2018 and the year ended December 31, 2017 by $15 million and $20 million, respectively.

(b)

Represents the impact of the adoption of ASU 2017-07, Compensation—Retirement Benefits (Topic 715), resulting in increases in cost of sales; research and development expenses; selling, general and administrative expenses; and sundry income (expense)—net of $15 million, $5 million, $9 million, and $29 million, respectively.

(c)

Represents the income tax effect of the Financing and Other Pro Forma Adjustments calculated using enacted statutory rates applicable in each period at the legal entity in which the pre-tax adjustments were made.

NOTE 4—HISTORICAL DUPONT DISCONTINUED OPERATIONS AND RECLASSIFICATION ADJUSTMENTS

The pro forma financial statements, as shown below, present the pro forma results of operations of Historical DuPont for the period of January 1 through August 31, 2017, after giving effect to the distributions of Historical DuPont’s agriculture and materials science businesses, which are presented below in accordance with ASC 205 as discontinued operations. Additionally, Historical DuPont’s financial statement presentation does not conform to our financial statement presentation. In order to align the financial statement presentation of Historical DuPont’s to ours, certain reclassification adjustments below have been made to Historical DuPont’s statement of operations.

The table below summarizes the discontinued operations and certain reclassifications made to Historical DuPont’s statement of operations to conform to our presentation for the period of January 1 through August 31, 2017:

(in millions)	Historical DuPont (1/1/2017 – 8/31/2017)	Distribution of Historical DuPont Agriculture & Materials Science (1/1/2017 – 8/31/2017)	Reclassification Adjustments(1)	Historical DuPont Reclassified (1/1/2017 – 8/31/2017)
Net sales	$17,281	$(7,965)	$23	$9,339
Cost of goods sold	10,205	(4,224)	281	6,262
Other operating charges	504	(164)	(340)	—
Research and development expenses	1,064	(616)	(24)	424
Selling, general and administrative expenses	3,306	(1,577)	(379)	1,350
Amortization of intangibles	—	—	101	101
Restructuring and asset related charges—net	323	(12)	—	311
Integration and separation costs	—	—	381	381
Equity in earnings of nonconsolidated affiliates	—	—	58	58
Sundry income (expense)—net	166	(200)	(101)	(135)
Interest expense	254	(254)	—	—

Income (loss) from continuing operations before income taxes	1,791	(1,318)	(40)	433
Provision (credit) for income taxes on continuing operations	149	(400)	(40)	(291)

Income from continuing operations after income taxes	1,642	(918)	—	724
Net income from continuing operations attributable to noncontrolling interests	18	(1)	—	17

Net income from continuing operations attributable to DuPont	$1,624	$(917)	$—	$707

(1)

Reclassification adjustments to conform Historical DuPont’s financial statement presentation to DowDuPont’s financial statement presentation and to reflect the impact of the adoption of ASU 2017-07, Compensation—Retirement Benefits (Topic 715).

NOTE 5—DOWDUPONT DISCONTINUED OPERATIONS

The pro forma statements of operations have been adjusted to reflect the distributions of Dow and Corteva, which are expected to be treated as discontinued operations at the time of distribution. Accordingly, the information presented in the pro forma statements of operations were prepared based on DowDuPont’s historical financial statements, adjusted to remove the results that are directly attributable to the operations of Dow and Corteva. As these probable transactions have not yet been reflected in DowDuPont’s historical financial statements, our unaudited pro forma consolidated statements of operations have been provided below for fiscal years ended December 31, 2016 and 2015 in order to provide pro forma discontinued operations presentation of the separations for the required three-year period. As the historical financial statements of Historical Dow are considered to be the historical financial statements of DowDuPont for periods prior to August 31, 2017, the pro forma statements of operations for the years ended December 31, 2016 and 2015 reflect the results of Historical Dow operations only, adjusted to remove results that are directly attributable to the operations of the Historical Dow agriculture and materials science businesses.

The following pro forma statements of operations do not reflect what DuPont’s results of operations would have been on a stand-alone basis and are not indicative of DuPont’s future results of operations.

DowDuPont

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2016

(in millions, except per share amounts)	Historical DowDuPont	Distribution of Historical Dow Agriculture & Materials Science	ASU 2017-07 Impact(1)	DuPont Adjusted(2)
Net sales	$48,158	$(42,128)	$—	$6,030
Cost of sales	37,640	(33,181)	(7)	4,452
Research and development expenses	1,584	(1,159)	(1)	424
Selling, general and administrative expenses	2,956	(1,979)	(3)	974
Amortization of intangibles	544	(334)	—	210
Restructuring, goodwill impairment and asset related charges—net	595	(590)	—	5
Integration and separation costs	349	—	—	349
Asbestos-related charge	1,113	(1,113)	—	—
Equity in earnings of nonconsolidated affiliates	442	(193)	—	249
Sundry income (expense)—net	1,452	(593)	(11)	848
Interest expense and amortization of debt discount	858	(856)	—	2

Income from continuing operations before income taxes	4,413	(3,702)	—	711
Provision (credit) for income taxes on continuing operations	9	(140)	—	(131)

Income from continuing operations, net of tax	4,404	(3,562)	—	842
Net income attributable to noncontrolling interests	86	(60)	—	26

Net income from continuing operations attributable to DowDuPont Inc.	4,318	(3,502)	—	816
Preferred stock dividends	340	—	—	340

Net income available for DowDuPont Inc. common stockholders	$3,978	$(3,502)	$—	$476

Earnings per common share from continuing operations:
Basic(3)	$3.57			$0.41
Diluted(3)	$3.52			$0.40
Weighted average common shares outstanding:
Basic	1,108.1			1,108.1
Diluted	1,123.2			1,123.2

(1)	Reflects the impact of the adoption of ASU 2017-07, Compensation—Retirement Benefits (Topic 715).
(2)

The pro forma results for the year ended December 31, 2016, were impacted by a net pre-tax benefit of $374 million comprised of the following non-recurring items: a non-taxable gain of $828 million related to the Dow Corning ownership restructuring reflected in sundry income (expense)—net, benefit of $11 million for litigation related charges, awards and adjustments reflected in sundry income (expense)—net, integration and separation costs of $349 million, a $104 million charge for the fair value step-up of Dow Corning’s inventories reflected in cost of sales, a loss of $7 million related to the early redemption of debt incurred by Dow Corning reflected in equity in earnings of nonconsolidated affiliates and restructuring, goodwill impairment and asset related charges—net of $5 million. In addition, the pro forma financial statements for the year ended December 31, 2016 include costs of approximately $1.0 billion previously allocated to our agriculture and materials science businesses that did not meet the definition of discontinued operations in accordance with ASC 205.

(3)

Basic and diluted earnings per share is calculated by dividing net income available for DowDuPont Inc. common stockholders by DowDuPont’s weighted-average number of common shares outstanding. Net income available for DowDuPont Inc. common stockholders is reduced by $22 million of net income attributable to deferred stock awards, as these awards are considered participating securities due to the DowDuPont’s practice of paying dividend equivalents on unvested shares.

DowDuPont

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2015

(in millions, except per share amounts)	Historical DowDuPont	Distribution of Historical Dow Agriculture & Materials Science	ASU 2017-07 Impact(1)	DuPont Adjusted(2)
Net sales	$48,778	$(43,278)	$—	$5,500
Cost of sales	37,745	(33,076)	(21)	4,648
Research and development expenses	1,598	(1,126)	(4)	468
Selling, general and administrative expenses	2,948	(1,969)	(9)	970
Amortization of intangibles	419	(246)	—	173
Restructuring, goodwill impairment and asset related charges—net	559	(468)	—	91
Integration and separation costs	23	—	—	23
Equity in earnings of nonconsolidated affiliates	674	(512)	—	162
Sundry income (expense)—net	4,716	(4,706)	(34)	(24)
Interest expense and amortization of debt discount	946	(943)	—	3

Income (loss) from continuing operations before income taxes	9,930	(10,668)	—	(738)
Provision (credit) for income taxes on continuing operations	2,147	(2,414)	—	(267)

Income (loss) from continuing operations, net of tax	7,783	(8,254)	—	(471)
Net income attributable to noncontrolling interests	98	(96)	—	2

Net income (loss) from continuing operations attributable to DowDuPont Inc.	7,685	(8,158)	—	(473)
Preferred stock dividends	340	—	—	340

Net income (loss) available for DowDuPont Inc. common stockholders	$7,345	$(8,158)	$—	$(813)

Earnings (loss) per common shares from continuing operations
Basic(3)	$6.45			$(0.76)
Diluted(3)(4)	$6.15			$(0.76)
Weighted average common shares outstanding:
Basic	1,130.1			1,130.1
Diluted(5)	1,241.4			1,130.1

(1)	Reflects the impact of the adoption of ASU 2017-07, Compensation—Retirement Benefits (Topic 715).
(2)

The pro forma results for the year ended December 31, 2015 were impacted by a net pre-tax charge of $114 million comprised of the following non-recurring items: restructuring, goodwill impairment and asset related charges—net of $91 million and integration and separation costs of $23 million. In addition, the pro forma financial statements for the year ended December 31, 2015 include costs of approximately $1.5 billion previously allocated to our agriculture and materials science businesses that did not meet the definition of discontinued operations in accordance with ASC 205.

(3)

Basic and diluted earnings per share is calculated by dividing net income (loss) available for DowDuPont Inc. common stockholders by our weighted-average number of common shares outstanding. Net income (loss) available for DowDuPont Inc. common stockholders is reduced by $51 million of net income attributable to deferred stock awards, as these awards are considered participating securities due to DowDuPont’s practice of paying dividend equivalents on unvested shares.

(4)

Preferred stock dividends were not added back into the calculation of diluted earnings per share for DowDuPont, because the effect of an assumed conversion of Dow’s Preferred Stock would have been antidilutive.

(5)

The dilutive effect of equity compensation plans and assumed conversions of preferred stock were excluded from the DuPont adjusted calculation of the diluted weighted average common shares outstanding, as their impact would have been antidilutive on the loss per common share from continuing operations.

NOTE 6—DUPONT EARNINGS PER SHARE INFORMATION

The unaudited pro forma basic and diluted earnings per share for the periods presented are based on pro forma net (loss) income from continuing operations attributable to DuPont common stockholders divided by basic and diluted weighted-average number of common shares outstanding. The pro forma shares outstanding for the year ended December 31, 2017 are impacted by the shares issued by DowDuPont as stock consideration in connection with the Merger, as well as Historical DuPont equity awards that were converted into DowDuPont equity awards as a result of the Merger.

The table below contains a reconciliation of the numerator for basic and diluted earnings per share calculations for the periods indicated:

(in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Pro forma net (loss) income from continuing operations attributable to DuPont common shareholders	$(323)	$231
Net loss from continuing operations attributable to participating securities(1)	(15)	(13)

Pro forma net income (loss) from continuing operations available to DuPont common stockholders-basic and diluted	$(338)	$218

(1)	Deferred stock awards are considered participating securities due to DowDuPont’s practice of paying dividend equivalents on unvested shares.

The denominators for basic and diluted earnings per share calculations for the nine months ended September 30, 2018 are prepared on the same basis as Historical DowDuPont’s weighted-average common shares presented in the pro forma consolidated statement of operations. The table below contains a reconciliation of the denominator for basic and diluted earnings per share calculations for the year ended December 31, 2017.

(in millions)	Year Ended December 31, 2017
DowDuPont weighted-average common shares—basic	1,579.8
Weighted-average shares issued to DuPont stockholders as consideration for the Merger(1)	744.1

DuPont weighted-average common shares—basic	2,323.9

Plus dilutive effect of DowDuPont equity compensation plans	22.2

DuPont weighted-average common shares—diluted	2,346.1

Equity awards and deferred stock awards excluded from earnings per share calculations(2)	1.4

(1)

As a result of the Merger, share amounts for the year ended December 31, 2017, reflect a weighted average effect of Dow shares outstanding prior to August 31, 2017 and DowDuPont shares outstanding on and after August 31, 2017. As such, for purposes of calculating pro forma basic and diluted earnings per share, the impact of the shares issued to DuPont stockholders as part of the Merger, have been included as if the Merger had been consummated on January 1, 2017.

(2)

These outstanding options to purchase shares of common stock and deferred stock awards were excluded from the calculation of diluted earnings per share because the effect of including them would have been antidilutive.

SUPPLEMENTAL PRO FORMA INFORMATION

Pro forma operating EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We utilize pro forma operating EBITDA because we believe that this measure provides additional information about our ability to meet our future debt service, capital expenditures and working capital requirements. We define pro forma operating EBITDA as pro forma income (loss) from continuing operations, before income taxes, interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items. See “Non-GAAP Financial Measures.”

For the nine months ended September 30, 2018 and the year ended December 31, 2017, our pro forma operating EBITDA was $3.6 billion and $4.1 billion, respectively. Our pro forma results of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 include costs of approximately $0.8 billion and $1.2 billion, respectively, previously allocated to our agriculture and materials science businesses that did not meet the definition of discontinued operations in accordance with ASC 205. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. The costs related to Historical Dow will not be incurred by DuPont following the separations and distributions. See “Risk Factors—Risks Related to DuPont’s Operations After the Separations and Distributions.”

Pro forma information used in the calculation of pro forma operating EBITDA was determined in accordance with Article 11 of Regulation S-X and was derived from DowDuPont’s historical consolidated financial statements and accompanying notes, adjusted to give effect to the Transactions as if the Transactions had been consummated on January 1, 2017. For additional information on the pro forma adjustments, see the section entitled “Unaudited Pro Forma Financial Information.”

The pro forma financial statements were based on and should be read in conjunction with the separate historical financial statements contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2018 and in each of our and Historical DuPont’s Annual Reports on Form 10-K for the year ended December 31, 2017 and the unaudited pro forma combined financial information contained in our Current Report on Form 8-K/A dated October 26, 2017, as previously filed with the SEC.

The reconciliation between pro forma operating EBITDA and pro forma income (loss) from continuing operations, net of tax, its most directly comparable GAAP measure, is as follows for the periods indicated:

(in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Pro forma (loss) income from continuing operations, net of tax	$(297)	$264
+ Provision (credit) for income taxes on continuing operations	80	(2,044)

Pro forma loss from continuing operations before income taxes	(217)	(1,780)

+ Depreciation and amortization	1,647	2,141
– Interest income(1)	(29)	(15)
+ Interest expense and amortization of debt discount	513	684
+ Foreign exchange losses, net(1)(2)	97	493
+ Adjusted significant items(3)	1,567	2,581

Pro forma operating EBITDA	3,578	4,104

(1)	Reflected in sundry income (expense)—net.

(2)

Excludes a $50 million pretax foreign exchange loss included in adjusted significant items, related to adjustments to Historical DuPont’s foreign currency exchange contracts as a result of U.S. tax reform during the nine months ended September 30, 2018.

(3)	Adjusted significant items:

(in millions)	Nine Months Ended September, 2018	Year Ended December 31, 2017
Merger-related inventory step-up amortization(1)	$68	$938
Net loss (gain) on change in joint venture ownership and sale of assets(2)	27	(162)
Integration and separation costs	1,312	1,215
Income tax related items(2)(3)	50	—
Restructuring and asset-related charges—net	110	590

Total adjusted significant items	$1,567	$2,581

(1)	Reflected in cost of sales.
(2)	Reflected in sundry income (expense)—net.
(3)	Includes a foreign exchange loss related to adjustments to Historical DuPont’s foreign currency exchange contracts as a result of U.S. tax reform.

DowDuPont’s measure of profit/loss for segment reporting purposes for the year ended December 31, 2017 is pro forma operating EBITDA as this is the manner in which DowDuPont’s chief operating decision maker (“CODM”) assesses performance and allocates resources. DowDuPont defines pro forma operating EBITDA as pro forma earnings (i.e., pro forma “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items. Pro forma operating EBITDA for the specialty products division of DowDuPont is based on the combined results of DowDuPont’s Electronics & Imaging, Nutrition & Biosciences, Transportation & Advanced Polymers, and Safety & Construction segments. The specialty products division of DowDuPont does not include amounts reflected in DowDuPont Corporate.

Pro forma adjustments used in the calculation of pro forma operating EBITDA for the specialty products division were determined in accordance with Article 11 of Regulation S-X and were based on the historical consolidated financial statements of Historical Dow and Historical DuPont, adjusted to give effect to the Merger as if it had been consummated on January 1, 2016. The unaudited pro forma historical segment information has been presented for informational purposes only and is not necessarily indicative of what the specialty products division’s results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of the specialty products division. The unaudited pro forma operating EBITDA for the specialty products division does not reflect restructuring or integration activities or other costs that may be incurred to achieve cost or growth synergies of DuPont.

A reconciliation between pro forma operating EBITDA of DuPont and pro forma operating EBITDA of the specialty products division of DowDuPont(1) for the year ended December 31, 2017 is as follows:

(in millions)	Year Ended December 31, 2017
Pro forma operating EBITDA—DuPont	$4,104
+ Historical Dow costs to be eliminated at separation of Dow(2)	1,042
+ Historical DuPont corporate costs(3)	390
+ Pre-commercial and other direct segment costs(4)	245
+ Non-operating pension / OPEB & other(5)	(132)

Pro forma operating EBITDA—Specialty Products division of DowDuPont	$5,649

(1)

Pro forma operating EBITDA for the specialty products division of DowDuPont is based on the combined results of DowDuPont’s Electronics & Imaging, Nutrition & Biosciences, Transportation & Advanced Polymers, and Safety & Construction segments as disclosed in the Current Report on Form 8-K of DowDuPont furnished to the SEC on September 6, 2018. The specialty products division of DowDuPont does not include amounts reflected in DowDuPont Corporate.

(2)	Historical Dow costs previously allocated to the agriculture and materials science businesses that did not meet the definition of discontinued operations in accordance with ASC 205.
(3)

Includes approximately $150 million of Historical DuPont costs previously allocated to the agriculture and materials science businesses that did not meet the definition of discontinued operations in accordance with ASC 205. The remaining costs were previously included in DowDuPont Corporate.

(4)

Pre-commercial and other costs supporting the segments that were previously reflected in DowDuPont Corporate but are expected to be reflected in DuPont segment results after the separations and distributions.

(5)

Non-operating pension / OPEB costs are allocated by DowDuPont across segments. For purposes of DuPont pro forma operating EBTIDA, costs related to the Historical DuPont U.S. pension plan have been removed as the Historical DuPont U.S. pension plan will separate with Corteva.

DESCRIPTION OF NOTES

The following description of the particular terms of the 3.766% Notes due 2020 (the “2020 Notes”), the 4.205% Notes due 2023 (the “2023 Notes”), the 4.493% Notes due 2025 (the “2025 Notes”), the 4.725% Notes due 2028 (the “2028 Notes”), the 5.319% Notes due 2038 (the “2038 Notes”), the 5.419% Notes due 2048 (the “2048 Notes” and, together with the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes and the 2038 Notes, the “Fixed Rate Notes”), the Floating Rate Notes due 2020 (the “2020 Floating Rate Notes”) and the Floating Rate Notes due 2023 (the “2023 Floating Rate Notes” and, together with the 2020 Floating Rate Notes, the “Floating Rate Notes”) offered hereby (referred to in the accompanying prospectus as “debt securities”) supplements the description of the general terms and provisions of the debt securities included in the accompanying prospectus. The Fixed Rate Notes and the Floating Rate Notes are collectively referred to in this “Description of Notes” as the “Notes.” The following summary of the Notes is qualified in its entirety by reference in the accompanying prospectus to the description of the Indenture, to be dated as of the Issue Date (the “Base Indenture”), between DowDuPont Inc. (the “Company”) and U.S. Bank National Association (the “Trustee”), as supplemented by a First Supplemental Indenture, to be dated as of the Issue Date, between the Company and the Trustee (together with the Base Indenture, the “Indenture”). Each of the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes, the 2048 Notes, the 2020 Floating Rate Notes and the 2023 Floating Rate Notes constitutes a separate series of notes under the Indenture.

In this “Description of Notes”, references to “we”, “our” and “us” refers only to the Company and not any of its subsidiaries.

General

The 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes and the 2048 Notes will mature on November 15, 2020, November 15, 2023, November 15, 2025, November 15, 2028, November 15, 2038 and November 15, 2048, respectively, unless we redeem or repurchase the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes, as applicable, prior to that date, as described below under “—Optional Redemption,” “—Special Mandatory Redemption” or “—Change of Control.” The 2020 Floating Rate Notes and the 2023 Floating Rate Notes will mature on November 15, 2020 and November 15, 2023, respectively, unless we redeem or repurchase the 2020 Floating Rate Notes or the 2023 Floating Rate Notes, as applicable, prior to that date, as described below under “—Special Mandatory Redemption” or “—Change of Control.” The Notes will constitute senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $2,000 and additional multiples of $1,000. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through The Depository Trust Company, New York, New York (“DTC”), as described below.

The Company may, without the consent of the holders of any series of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes of such series. Any additional notes having such similar terms, together with the Notes of such series, will constitute a single series of notes under the Indenture. In the event that additional notes of any series are not fungible with such series of Notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP or other applicable identifying number so that they are distinguishable from such series of Notes. No additional notes of such series may be issued if an Event of Default has occurred and is continuing with respect to the Notes of such series.

As used in this “Description of Notes”, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York, and “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Separations and Distributions

In furtherance of DowDuPont’s planned separation into three independent, publicly traded companies, prior to, but in connection with, the separations and distributions, Historical DuPont and Historical Dow will undertake the Internal Reorganization to align their respective businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont has also formed two wholly owned subsidiaries: Corteva Parent, to serve as a holding company for its agriculture business, and Dow Parent, to serve as a holding company for its materials science businesses.

Following the Internal Reorganization, Historical DuPont and Historical Dow will then undertake the Business Realignment pursuant to which they will transfer or convey among Dow, Corteva and legal entities that will be subsidiaries of DuPont, all of the equity interests of the applicable subsidiaries such that, in addition to any assets and liabilities allocated to Dow, Corteva and DuPont pursuant to the separation agreement, Corteva will hold the assets and liabilities related to DowDuPont’s agriculture business, Dow will hold the assets and liabilities related to DowDuPont’s materials science businesses and the legal entities that will comprise DuPont will hold the assets and liabilities related to DowDuPont’s specialty products businesses.

Following the separation and distribution of Dow, which is expected to occur on April 1, 2019, DowDuPont, as the remaining company, will continue to hold the agriculture and specialty products businesses. DowDuPont is then expected to complete the separation and distribution of Corteva on June 1, 2019, resulting in DowDuPont holding the specialty products business of DowDuPont. DowDuPont, the issuer and sole obligor on the Notes, will then change its name to “DuPont.” See “Prospectus Supplement Summary—The Transactions” for more information on the Internal Reorganization, Business Realignment and separations and distributions.

The Notes will be our senior unsecured indebtedness and our sole obligation. The Notes will rank equally with our other existing and future senior unsecured indebtedness from time to time outstanding. As of September 30, 2018, on a pro forma as adjusted basis based on the assumptions set forth under “Unaudited Pro Forma Financial Information”, DuPont would have had $15,700,000,0000 aggregate principal amount of indebtedness outstanding, none of which was secured. Prior to the separations and distributions, Holders of the Notes will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the assets of Historical Dow and Historical DuPont and their respective subsidiaries, except to the extent of any specialty products assets that will be part of DuPont after the separations and distributions, and subsequent to the separations and distributions, Holders of the Notes will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against Dow or Corteva and/or their respective subsidiaries (including their assets or equity and that of their subsidiaries). Additionally, Holders of the Notes will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the direct or indirect equity interest that DowDuPont holds or will hold in Historical Dow, Historical DuPont, Dow, Corteva and/or their respective subsidiaries. See “Risk Factors—Risks Related to the Notes—Investing in the Notes should be deemed an unsecured investment in DuPont only. Investors should expect no recourse to the assets or equity of Historical Dow, Historical DuPont, Dow or Corteva (other than specialty products assets that will be part of DuPont after the separations and distributions).”

Fixed Rate Notes

The 2020 Notes will bear interest from November 28, 2018 at the rate of 3.766% per annum. The 2023 Notes will bear interest from November 28, 2018 at the rate of 4.205% per annum. The 2025 Notes will bear interest from November 28, 2018 at the rate of 4.493% per annum. The 2028 Notes will bear interest from November 28, 2018 at the rate of 4.725% per annum. The 2038 Notes will bear interest from November 28, 2018 at the rate of 5.319% per annum. The 2048 Notes will bear interest from November 28, 2018 at the rate of 5.419% per annum. Interest on each series of Fixed Rate Notes will be payable semiannually on May 15 and

November 15 of each year, commencing on May 15, 2019, in each case, to the person in whose name the Fixed Rate Note of the applicable series is registered at the close of business on the 14th calendar day immediately preceding such interest payment date (whether or not a Business Day).

Interest payable at the maturity of each series of Fixed Rate Notes will be payable to registered holders of the Fixed Rate Notes of the applicable series to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of any series of Fixed Rate Notes falls on a day that is not a Business Day, the payment of interest and principal of such series may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for each series of Fixed Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

Floating Rate Notes

Each series of Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent, which will initially be U.S. Bank National Association. So long as any of the Floating Rate Notes remain outstanding, there will at all times be a calculation agent. If U.S. Bank National Association is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on any series of Floating Rate Notes for any interest period, we will appoint another leading commercial or investment bank to act as calculation agent in its place.

The interest rate on the 2020 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 0.71%. The interest rate on the 2023 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 1.11%. For each series of Floating Rate Notes, the interest determination date for an interest period will be the second London Business Day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for each series of Floating Rate Notes for the next interest period. Absent manifest error, the determination of the interest rate for a series of Floating Rate Notes by the calculation agent shall be binding and conclusive on the holders of such series of Floating Rate Notes, the Trustee and us and the calculation agent shall have no liability or responsibility, except in the case of its gross negligence or willful misconduct, for any information used in determining or calculating any interest rate.

Interest on the 2020 Floating Rate Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2019, to the person in whose name such 2020 Floating Rate Note is registered at the close of business on the 14th calendar day immediately preceding such interest payment date (whether or not a Business Day). Interest on the 2023 Floating Rate Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2019, to the person in whose name such 2023 Floating Rate Note is registered at the close of business on the 14th calendar day immediately preceding such interest payment date (whether or not a Business Day). Interest on the 2020 Floating Rate Notes will accrue from and including November 28, 2018, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. Interest on the 2023 Floating Rate Notes will accrue from and including November 28, 2018, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. With respect to each series of Floating Rate Notes, we refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay with respect to each series of Floating Rate Notes for any interest period can be calculated by multiplying the face amount of the applicable series of Floating Rate Notes then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from November 28, 2018, or from the last date we paid interest to the holders of the applicable series of Floating Rate Notes, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If an interest payment date for any series of Floating Rate Notes falls on a day that is not a Business Day, the interest payment date for such series shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the interest payment date shall be the immediately preceding Business Day (in each case, resulting in a corresponding adjustment to the number of days in the applicable interest period).

With respect to each series of Floating Rate Notes, on any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Bloomberg L.P.’s page “BBAM” at approximately 11:00 a.m., London time, on such interest determination date and as provided to the calculation agent by us. If no offered rate appears on Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. Notwithstanding the foregoing, if we determine that LIBOR has been permanently discontinued, the calculation agent will use, in consultation with us, as a substitute for LIBOR and for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”). As part of such substitution, the calculation agent will, after consultation with us, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Notes. If the calculation agent determines (following consultation with us) that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the calculation agent shall have the right to resign as calculation agent in respect of the Floating Rate Notes and we will appoint, in our sole discretion, a successor calculation agent in respect of the Floating Rate Notes to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on us, the Trustee and the holders of each series of Floating Rate Notes. If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR (for purposes of calculating the relevant interest rate) will be equal to such rate on the interest determination date when LIBOR was last available on Bloomberg L.P.’s page “BBAM” and last used to determine the relevant interest rate for the applicable series of Floating Rate Notes.

Upon request from any holder of any series of Floating Rate Notes, the calculation agent will provide the interest rate in effect for the applicable series of Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate on any series of Floating Rate Notes will be rounded to the nearest one millionth of a percentage point with five ten millionths of a percentage point rounded upwards (e.g., 9.8765445% (or .098765445) would be rounded to 9.876545% (or .09876545)), and all dollar amounts used in or resulting from such calculation on any series of Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on each series of Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Optional Redemption

The 2020 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Prior to October 15, 2023 (the “2023 Notes Par Call Date”), the 2023 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the 2023 Notes Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption. On or after the 2023 Notes Par Call Date, the 2023 Notes will be redeemable as a whole at any time or in part from time to time at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Prior to September 15, 2025 (the “2025 Notes Par Call Date”), the 2025 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the 2025 Notes Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption. On or after the 2025 Notes Par Call Date, the 2025 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Prior to August 15, 2028 (the “2028 Notes Par Call Date”), the 2028 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the 2028 Notes Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption. On or after the 2028 Notes Par Call Date, the 2028 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Prior to May 15, 2038 (the “2038 Notes Par Call Date”), the 2038 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2038 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the 2038 Notes Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption. On or after the 2038 Notes Par Call Date, the 2038 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2038 Notes to be redeemed, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Prior to May 15, 2048 (the “2048 Notes Par Call Date”), the 2048 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2048 Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the 2048 Notes Par Call Date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption. On or after the 2048 Notes Par Call Date, the 2048 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2048 Notes to be redeemed, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

The 2020 Floating Rate Notes and the 2023 Floating Rate Notes will not be redeemable at the option of the Company prior to maturity.

“Applicable Par Call Date” means (i) with respect to the 2023 Notes, the 2023 Notes Par Call Date, (ii) with respect to the 2025 Notes, the 2025 Notes Par Call Date, (iii) with respect to the 2028 Notes, the 2028 Notes Par Call Date, (iv) with respect to the 2038 Notes, the 2038 Notes Par Call Date and (v) with respect to the 2048 Notes, the 2048 Notes Par Call Date.

“Treasury Rate” means, with respect to any redemption date for the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes, as applicable, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the Applicable Par Call Date or, in the case of the 2020 Notes, the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes, as applicable, to be redeemed (in the case of the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes and the 2048 Notes, assuming the applicable series of Fixed Rate Notes matured on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes, as applicable (in the case of the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes and the 2048 Notes, assuming the applicable series of Fixed Rate Notes matured on the Applicable Par Call Date).

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date for the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes, as applicable, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC or their respective affiliates, and one other primary U.S. Government securities dealer in New York City appointed by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

Any such redemption and notice of such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes and the 2048 Notes or portions thereof called for redemption.

Special Mandatory Redemption

If (i) the separations and distributions have not been consummated on or prior to May 1, 2020 or (ii) prior to May 1, 2020, the Company has delivered to the Trustee an officer’s certificate indicating that it has abandoned any of the separations or distributions (the earlier to occur of the events described in clause (i) or (ii), the “Special Mandatory Redemption Event”), we will be required to redeem all of the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than ten Business Days following such Special Mandatory Redemption Event) cause notice (a “Special Mandatory Redemption Notice”) to be delivered electronically or mailed, with a copy to the Trustee, to each holder at its registered address (such date of notification to the holders, the “Special Mandatory Redemption Notice Date”). The notice will inform holders that the Notes will be redeemed on the redemption date set forth in such notice, which will be no earlier than three Business Days and no later than 30 days from the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), and that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the Notes. At or prior to 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the Notes to be redeemed. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the Notes. Upon the consummation of the separation and distributions, the foregoing provisions regarding special mandatory redemption will cease to apply.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the 2020 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes as described above under “—Optional Redemption” or have issued a Special Mandatory Redemption Notice in respect of the Notes as described above under “—Special Mandatory Redemption,” holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly pay to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and additional multiples of $1,000. We will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase of Notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation and other than in connection with the Business Realignment, the Internal Reorganization, the separations or the distributions), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture, but other than in connection with Business Realignment, the Internal Reorganization, the separations or the distributions); or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in our capital stock.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

The transfers of assets and liabilities in connection with the Internal Reorganization, the Business Realignment, the separations and the distributions will not constitute a Change of Control. Accordingly, a holder of the Notes will not have the ability to require us to repurchase such holder’s Notes as a result of the consummation of such transactions.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Paying Agent” means the Trustee or any other Person authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services.

Certain Covenants

Liens

In the Indenture, we will agree that, so long as any of the Notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Notes shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

(i) mortgages on property, shares of stock, or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

(iii) mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

(iv) mortgages on property of a Person existing at the time that Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(v) mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(vi) mortgages existing on the date of the Indenture; or

(vii) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the Notes, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions; provided that the aggregate amount of that debt that would then be outstanding after giving pro forma effect to any such incurrence (including pro forma application of the proceeds of such debt incurred), together with the aggregate amount of the then outstanding Attributable Debt incurred under clause (a) of the covenant described under “—Sale and Leaseback Transactions”, does not exceed 10% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries.

Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the Notes or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our non-subordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation.

Merger, Consolidation or Sale of Assets

The Company will not consolidate or merge with any other Person or permit a merger of any other Person into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all of our assets to another Person unless (i) either the Company will be the continuing entity or the successor, transferee or lessee entity, if other than the Company, shall assume our obligations under the Indenture and under the Notes and (ii) immediately after such consolidation, merger or disposal, the Company or the surviving Person would not be in default in the performance of any covenant or condition in the Indenture; provided that this covenant shall not apply to transactions effected in connection with Business Realignment, Internal Reorganization, the separations or the distributions.

Reports and Other Information

We will file with the Trustee and the U.S. Securities and Exchange Commission (the “SEC”), and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that, unless available on EDGAR, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is filed with the SEC.

Modification of the Indenture

The terms of any series of Notes or the terms of the Indenture with respect to such series of Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any holder of outstanding Notes of such series for any of the following purposes:

(i) to add to the covenants and agreements of the Company and to add Events of Default, in each case for the protection or benefit of the holders of such series of Notes, or to surrender any right or power conferred upon the Company;

(ii) to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal or premium, if any, on such series of Notes; provided that any such action does not adversely affect the interests of holders of Notes of such series in any material respect;

(iii) to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes of such series and in the Indenture in accordance with the covenant described under “—Certain Covenants—Consolidation or Merger”;

(iv) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to such series of Notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(v) to secure such series of Notes;

(vi) to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or to conform the terms that are applicable to such series of Notes to the description of the terms of such Notes in this “Description of Notes”;

(vii) to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(viii) to add guarantors or co-obligors with respect to such series of Notes or to release guarantors from their guarantees of such series of Notes, in accordance with the terms of such series of Notes;

(ix) to make any change in such series of Notes that does not adversely affect in any material respect the rights of the holders of such series of Notes;

(x) to provide for uncertificated securities in addition to certificated securities; or

(xi) to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of such series of Notes; provided that any such action shall not adversely affect the interests of the holders of such series of Notes in any material respect.

The terms of any series of Notes or the terms of the Indenture with respect to such series of Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of holders of a majority in aggregate principal amount of the outstanding Notes of such series for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of the Notes of such series; provided that no such amendment, supplement or modification shall, without the consent of the holder of each outstanding Note of such series:

(i) extend the stated maturity of the principal of, or any installment of interest on, the Notes of such series, or reduce the principal amount or redemption price thereof or the interest thereon or any premium payable thereon, or extend the stated maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the Notes of such series is denominated or payable, change the ranking of such Notes or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(ii) reduce the percentage in principal amount of outstanding Notes of such series, the consent of whose holders is required for any amendment, supplement, modification or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(iii) modify any of the provisions of the Indenture or such Notes relating to amendment, modification or waiver of compliance with certain provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the holder of each outstanding Note affected thereby;

(iv) amend, waive or otherwise modify the provisions described under “—Special Mandatory Redemption” with respect to the Notes of such series; or

(v) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Events of Default

The following events shall be “Events of Default” with respect to each series of Notes:

(i) default by the Company for 30 days in the payment of any installment of interest on any Note of such series;

(ii) default by the Company in the payment of principal and premium, if any, on any Note of such series;

(iii) failure by the Company to deliver a Special Mandatory Redemption Notice with respect to such series of Notes as described under “—Special Mandatory Redemption” and such default continues for three Business Days after such delivery is required;

(iv) default by the Company for 90 days after appropriate notice, given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the Notes of such series, in performance of any other covenant or condition (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a different series of Notes) in the Indenture; and

(v) certain events involving bankruptcy, insolvency or reorganization.

The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (v) above) shall occur and be continuing with respect to any series of Notes, either the Trustee or the holders of 25% in principal amount of the Notes of such series then outstanding may declare the principal of and all accrued and unpaid interest on the Notes of such series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by holders). If an Event of Default specified in clause (v) above occurs and is continuing, then in every such case, the principal amount of and accrued and unpaid interest on the Notes of such series shall automatically, and without any acceleration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have all of its obligations discharged with respect to a series of Notes (“Legal Defeasance”) except for:

(i) the rights of holders of Notes with respect to such series to receive payment of the principal of and premium, if any, and interest on such series of Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(ii) certain of the Company’s obligations with respect to such series of Notes, including issuing temporary Notes of such series, registration of such Notes of such series, mutilated, destroyed, lost or stolen Notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) if such series of Notes is to be called for redemption prior to the stated maturity, the provisions of the Indenture related to redemption;

(iv) the satisfaction and discharge and defeasance provisions of the Indenture; and

(v) the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have its obligations released with respect to certain restrictive covenants in the Indenture with respect to a series of Notes, including with respect to the covenant described in “—Change of Control”, but not the covenant described in “—Special Mandatory Redemption” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default with respect to the Notes of such series. In the event Covenant Defeasance occurs with respect to a series of Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to such series of Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

(i) the Company must have irrevocably deposited with the Trustee as trust funds in trust, for the benefit of the holders of such series of Notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of and premium, if any, and interest due on such series of Notes on each date an installment of interest or principal and premium are due and, if the Notes are to be called for redemption as described in clause (iv) below, to pay and discharge the redemption price (together with any applicable accrued interest) on such Notes called for redemption on the applicable redemption date;

(ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of Legal Defeasance, such opinion of counsel shall be based upon and accompanied by a ruling to the effect received by the Company from, or published by, the Internal Revenue Service;

(iii) no default (other than that resulting from borrowing funds and the granting of liens to be applied to such deposit in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to such series of Notes;

(iv) if the cash or government securities or combination thereof, as the case may be, deposited under clause (i) are sufficient to pay the principal and premium, if any, and interest on the Notes of such series or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such Notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company; and

(v) the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to such action under the Indenture have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to a series of Notes, when:

(i) either (a) all Notes of such series theretofore authenticated and delivered, other than Notes of such series that have been destroyed, lost or stolen and that have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust (or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust pursuant to the terms of the Indenture), have been delivered to the Trustee for cancellation; or (b) all Notes of such series not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as applicable;

(ii) the Company has paid or caused to be paid all other sums payable under the Indenture by it with respect to the Notes of such series; and

(iii) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indenture with respect to such series of Notes have been complied with.

No Personal Liability of Directors, Officers and Stockholders

No director, officer, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liability under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Trustee

U.S. Bank National Association will serve as Trustee under the Indenture and the Notes. The Trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Applicable Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definition of Certain Terms

“Attributable Debt” is defined as the present value, discounted as provided in the Indenture, of the obligation of a lessee for rental payments during the remaining term of any lease.

“Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Issue Date” means the date on which the Notes are originally issued.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

“Principal Property” is defined as any manufacturing plant or facility, distribution facility or any mineral producing property or any research facility located within the continental United States owned by us or any Restricted Subsidiary, unless, in the opinion of our Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Restricted Subsidiary” is defined to mean any wholly-owned subsidiary:

•	substantially all the property of which is located within the continental United States of America;

•	which owns a Principal Property; and

•	in which our investment exceeds 1% of our total consolidated assets as of the end of the preceding year.

The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing our operations outside the continental United States.

Book-Entry, Delivery and Form

Each series of Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of DTC or Cede & Co., DTC’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC and investors will hold such beneficial interests only through DTC, or through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V. as DTC participants. Beneficial interests in the Global Notes will be held in denominations of $2,000 and additional multiples of $1,000. Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised the Company as follows: DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. DTC holds securities deposited with it by its participants and records the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In addition, if an Event of Default has occurred or is continuing, the owners of beneficial interests in any of the Notes will be entitled to receive individual certificates in registered form.

Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

MANAGEMENT

The following table sets forth information as of September 30, 2018 regarding individuals who are expected to serve as executive officers of DuPont following the separations and distributions.

Name	Age	Position(s)
C. Marc Doyle	48	Chief Executive Officer
Edward D. Breen	62	Executive Chairman of the Board of Directors
Jeanmarie F. Desmond	51	Executive Vice President, Chief Financial Officer

C. Marc Doyle will serve as Chief Executive Officer of DuPont. Mr. Doyle currently serves as Chief Operating Officer of DowDuPont’s specialty products division. Prior to leading DowDuPont’s specialty products division, Mr. Doyle served as Executive Vice President of Historical DuPont with responsibility for the company’s diverse industrial businesses. Mr. Doyle joined Historical DuPont as a research engineer in 1995 and subsequently held positions spanning new business development, marketing, strategic planning and business management.

Edward D. Breen will serve as the Executive Chairman of the board of directors of DuPont. Mr. Breen currently serves as DowDuPont’s Chief Executive Officer. Prior to his role at DowDuPont, Mr. Breen was named Interim Chairman of the Historical DuPont board of directors and Chief Executive Officer on October 16, 2015, and assumed those roles permanently on November 9, 2015. He served as Chairman, from July 2002 to March 2016, and Chief Executive Officer, from July 2002 to September 2012, of Tyco International, plc, a leading global provider of security products and services, fire detection and suppression products and services and life safety products. Prior to joining Tyco, Mr. Breen held senior management positions at Motorola, Inc., including as President and Chief Operating Officer, and General Instrument Corporation, including as Chairman, President and Chief Executive Officer. Mr. Breen is a director of Comcast Corporation (since 2014 and 2005 to 2011). Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm. Mr. Breen served as a Director of Historical DuPont from February 2015 until the effective date of the Merger when he became a Director of DowDuPont.

Jeanmarie F. Desmond will serve as the Chief Financial Officer of DuPont. Ms. Desmond currently serves as DowDuPont’s Co-Controller. Prior to the Merger, Ms. Desmond served as Vice President and Controller of Historical DuPont. Since joining Historical DuPont in 1989, she has held a series of leadership roles including business, regional and corporate responsibilities.

TRANSACTION AGREEMENTS

In connection with the intended separation of DowDuPont into three independent publicly traded companies, DowDuPont, Corteva and Dow will enter into certain agreements that will effect the separation of DowDuPont’s agriculture, materials science and specialty products businesses, including by providing for the allocation between DuPont, Dow and Corteva of DowDuPont’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for DuPont’s relationship with Corteva and Dow following the distributions. The following is a summary of the material terms of certain of these agreements that are factually supportable as of the date hereof.

The terms of the agreements described below that will be in effect following the separation of Dow have not yet been finalized, including pricing under the General Services Agreement, Site Services Agreements, Manufacturing Product Agreements and Global Product Sales Agreement. The terms and conditions of these agreements not described below may be material once finalized, and differences between the provisions described below and the final terms and conditions may be material. See “Risk Factors—Risks Related to the Separations and Distributions.”

Separation Agreement

Prior to the distribution of Dow, DowDuPont intends to enter into a separation agreement with Corteva and Dow. The separation agreement will set forth DowDuPont’s agreement with Corteva and Dow regarding the principal actions to be taken in connection with the separations, including those related to the Internal Reorganization and Business Realignment.

Allocation of Liabilities

Among other things, the separation agreement will allocate assets and liabilities to DuPont, Corteva and Dow.

Generally, assets and liabilities primarily related to the business of DuPont, Corteva or Dow will be allocated to DuPont, Corteva or Dow, respectively, unless otherwise set forth in the separation agreement (or other agreements such as the tax matters agreement or employee matters agreement). The separation agreement will provide that, with respect to liabilities related to or arising out of discontinued and/or divested operations and businesses of Historical Dow and Historical DuPont, those of Historical Dow will be retained or assumed by Dow and those of Historical DuPont will be retained or assumed by DuPont or Corteva according to the terms of the separation agreement. Specifically, those liabilities of Historical DuPont clearly related to DuPont’s or Corteva’s businesses and operations will be allocated to DuPont and Corteva, respectively.

Liabilities related to the businesses of Historical DuPont that were previously discontinued or divested will be allocated between us and Corteva as set forth on the schedules to the separation agreement (with each of us and Corteva retaining or assuming our and its applicable allocated liabilities) and if not set forth on the schedule, such liabilities primarily related to our business and operations will be retained or assumed by us and such liabilities primarily related to Corteva’s business and operations will be retained or assumed by Corteva. To the extent a liability related to or arising out of businesses of Historical DuPont that were previously discontinued or divested is not set forth on a schedule to the separation agreement or is in excess of a to-be-determined amount set forth therein and is not primarily related to our or Corteva’s business and operations, such liability will be allocated to whichever of us or Corteva (or our respective subsidiaries) incurs or incurred the liability up to $200 million in the aggregate for each company. In the event such liabilities exceed such amount for either us or Corteva, the excess liability will be allocated to the other, subject to the aggregate cap. In the event such liabilities exceed $200 million in the aggregate for each of us and Corteva, we or one of our subsidiaries will retain or assume a to-be-determined specified percentage, and Corteva or one of its subsidiaries will retain or assume a to-be-determined specified percentage, of such excess (subject to a de minimis threshold). The scheduled amounts, percentages and de minimis amounts have not yet been determined. Liabilities allocated to

DuPont pursuant to the provisions, including through indemnification obligations to Corteva, may be material. See “Prospectus Supplement Summary—About DuPont— Environmental and Legal.”

Tax Matters Agreement

DowDuPont intends to enter into a tax matters agreement with Corteva and Dow immediately prior to the distribution of Dow that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. The tax matters agreement will provide for the terms of allocation among DuPont, Dow and Corteva of the tax assets, liabilities and obligations of DowDuPont attributable to the periods prior to, at and after Dow’s and Corteva’s respective separations and distributions.

Among other things, the tax matters agreement will also govern the parties’ obligations with respect to any taxes imposed as a result of either distribution failing to qualify for non-recognition treatment for U.S. federal income tax purposes. Subject to the exceptions described below, Dow and Corteva will be generally obligated to indemnify DuPont against any such taxes imposed on us. However, if a distribution fails to qualify for non-recognition treatment for U.S. federal income tax purposes for certain reasons relating to the overall structure of the Merger and the distributions, then under the tax matters agreement, DuPont, Dow and Corteva would share the tax liability resulting from such failure in accordance with fixed percentages as are agreed by the parties. Furthermore, under the terms of the tax matters agreement, DuPont also generally will be responsible for any taxes imposed on Corteva or Dow that arise from the failure of either distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to DuPont, or DuPont’s affiliates’, stock, assets or business, or any breach of our representations made in connection with the IRS Ruling or in any representation letter provided to counsel in connection with the Tax Opinions. Dow and Corteva will be separately responsible for any taxes imposed on us that arise from the failure of either distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to such company’s or its affiliates’ stock, assets or business, or any breach of such company’s representations made in connection with the IRS Ruling or in the representation letter provided to counsel in connection with the Tax Opinions. Events triggering an indemnification obligation under the tax matters agreement will include events occurring after the distribution that cause DuPont, Dow or Corteva to recognize gain under Section 355(e) of the Code.

Non-Compete

In addition, under the separation agreement, each of DowDuPont and Dow will agree not to compete in certain of the other’s businesses areas from the distribution date of Dow for an agreed-upon period of time.

Employee Matters Agreement

We intend to enter into an employee matters agreement with Corteva and Dow prior to the distribution of Dow that will set forth our agreements as to certain employment, compensation and benefits matters.

The employee matters agreement will address, among other items, the allocation of pension and OPEB assets and liabilities. We expect that Corteva will assume or retain the United States pension and OPEB obligations of Historical DuPont, that we generally will assume or retain the non-US pension and OPEB obligations of Historical DuPont (but in any event exclusive of non-US pension and OPEB obligations attributable to the DuPont Pioneer business and pension obligations in Argentina and Brazil, which will be retained by Corteva), and that Dow will generally assume or retain the pension and OPEB obligations of Historical Dow, in each case with certain possible exceptions for certain immaterial nonqualified pension benefit obligations or where applicable law requires otherwise.

Intellectual Property Cross-License Agreements

DowDuPont, Corteva and Dow intend to enter into intellectual property cross-license agreements with each other, pursuant to which the parties will license to each other certain patents, know-how and technical information owned by the party or its affiliates and necessary or useful in the other party’s business.

Other Agreements

DowDuPont, Corteva and Dow also intend to enter into certain other agreements with each other, including those identified below:

•	Trademark License Agreements;

•	Operating Systems and Tools License Agreement;

•	MOD 5 Computerized Process Control Software Agreements;

•	Umbrella Secrecy Agreement;

•	Regulatory License Agreement;

•	General Services Agreement;

•	Site Services Agreements;

•	Ground Leases;

•	Manufacturing Product Agreements; and

•	Global Product Sales Agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

On November 12, 2018, DowDuPont entered into a term loan credit agreement consisting of two term loan facilities in the aggregate principal amount of $3 billion (the “Term Loan Facilities”) and a revolving credit agreement consisting of a five-year revolving credit facility in an aggregate principal amount of $3 billion (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”). The Credit Facilities remain unfunded and funding thereunder is subject to the satisfaction or waiver of certain customary conditions. The Term Loan Facilities consist of (i) a three-year delayed draw term loan tranche in an aggregate amount of $2 billion and (ii) a three-year delayed draw term loan tranche in an aggregate amount of $1 billion.

The obligations of the lenders under the Term Loan Facilities to make loans thereunder are subject to the satisfaction or waiver of certain customary conditions, including (a) the issuance and sale of the Notes and (b) the consummation of the separation and distribution of Dow prior to or substantially concurrently with the borrowings under the Term Loan Facilities.

The proceeds from the borrowings under the Term Loan Facilities will be used to permit Historical DuPont (or DowDuPont or Corteva on Historical DuPont’s behalf) to repay and terminate Historical DuPont’s indebtedness under its existing term loan credit agreement (or to permit DowDuPont or Corteva to purchase such indebtedness) and for other general corporate purposes of DowDuPont and its subsidiaries.

The obligations of the lenders under the Revolving Credit Facility to make loans thereunder are subject to the satisfaction or waiver of certain customary conditions, including the consummation of the separation and distribution of Dow and the separation and distribution of Corteva. The proceeds of the loans under the Revolving Credit Facility will be used for general corporate purposes of DuPont and its subsidiaries, including in connection with commercial paper issuances by DuPont. Up to $300 million of the Revolving Credit Facility will be available for the issuance of letters of credit, subject to certain conditions and limitations.

The Term Loan Facilities and the Revolving Credit Facility contain customary representations and warranties, affirmative and negative covenants, and events of default that are typical for companies with similar credit ratings and generally consistent with those applicable to Historical DuPont’s existing term loan and revolving credit facilities.

UNITED STATES FEDERAL TAXATION

The following is a general discussion of the United States federal income tax consequences of ownership and disposition of the Notes to non-United States persons (as defined below). This summary provides general information only and is directed solely to non-United States persons that are original beneficial owners purchasing the Notes at the “issue price,” that is, the first price at which a substantial amount of Notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Code, as amended to the date hereof, existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with the Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding the Notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, “controlled foreign corporations,” “passive foreign investment companies,” or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the Notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means a beneficial owner of the Notes that is not a “United States person.” For purposes of the following discussion, “United States person” means a beneficial owner of the Notes that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to continue to be treated as a United States person for United States federal income tax purposes. Partnerships are subject to special tax rules and should contact their own tax advisors.

Income and Withholding Tax

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below:

(a)

Payments of principal and interest on the Notes that are beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided that, in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, (iii) the beneficial owner of the Notes is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Notes provides an IRS Form W-8BEN or W-8BEN-E (or successor forms) certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address and other information regarding its status or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds an interest in the

Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that an IRS Form W-8BEN or W-8BEN-E (or successor forms) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Notes or such owner’s agent provides an IRS Form W-8 BEN or W-8BEN-E (or successor forms) claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Notes or such owner’s agent provides an IRS Form W-8 ECI (or successor form), provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

(b)

A non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of the Notes unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met.

(c)

The Notes owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual’s death, the income on the Notes would not have been effectively connected with a United States trade or business of the individual.

If a non-United States person owning the Notes is engaged in a trade or business in the United States and, if interest on the Notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, the Notes will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

Each owner of the Notes should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate). Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States persons who own the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of the Notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at a rate currently equal to 24 percent) will not apply to payments made by us or a paying agent to an owner in respect of the Notes if the certifications described above are received, provided that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner’s United States federal income tax, provided that the necessary information is furnished to the IRS in a timely manner.

Interest on the Notes that is beneficially owned by a non-United States person will be reported annually by us or a paying agent on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

The Foreign Account Tax Compliance Act (FATCA)

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which generally include hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles regardless of their size) that are not otherwise exempt from FATCA must comply with information reporting rules with respect to their United States account holders and investors or, regardless of the treatment of payments on the Notes under the general income tax rules applicable to non-United States persons that are discussed above, may be subject to a separate withholding tax. Specifically, FATCA requires that each foreign financial institution enter into an agreement with the United States government to collect and provide the IRS substantial information regarding United States account holders of such foreign financial institution, comply with the terms of an applicable intergovernmental agreement between the United States and such foreign financial institution’s jurisdiction of formation (“IGA”), or establish an exemption from FATCA. Additionally, FATCA requires certain foreign entities that are not financial institutions to provide the withholding agent with a certification identifying the substantial United States owners of such foreign entity.

A foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements is subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, “withholdable payments” include interest paid on the Notes and the entire gross proceeds from the sale of the Notes. FATCA withholding on gross proceeds generally will apply to payments of gross proceeds made after December 31, 2018. The FATCA withholding tax applies regardless of whether payments with respect to the Notes would otherwise be exempt from United States nonresident withholding tax (e.g., under an income tax treaty or as gain from a sale or other disposition). FATCA withholding does not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and the Treasury is authorized to provide additional exceptions.

The United States has entered into, and continues to negotiate, IGAs with a large number of jurisdictions to facilitate the implementation of FATCA. The application of FATCA’s information reporting and withholding requirements with respect to foreign financial institutions resident in jurisdictions that have entered into an IGA may differ significantly from the generally applicable FATCA requirements. In addition, special transition rules apply to the implementation of FATCA reporting and withholding in such jurisdictions.

The FATCA provisions are particularly complex, and their application remains uncertain. Prospective investors should consult their own tax advisors regarding how these rules may apply in their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated November 14, 2018 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the principal amount of the Notes set forth opposite their names below:

Underwriters	Principal Amount of 2020 Notes	Principal Amount of 2023 Notes	Principal Amount of 2025 Notes	Principal Amount of 2028 Notes	Principal Amount of 2038 Notes	Principal Amount of 2048 Notes	Principal Amount of 2020 Floating Rate Notes	Principal Amount of 2023 Floating Rate Notes
Credit Suisse Securities (USA) LLC	$250,000,000	$416,667,000	$308,333,000	$375,000,000	$275,000,000	$358,333,000	$83,334,000	$50,000,000
Goldman Sachs & Co. LLC	250,000,000	416,667,000	308,333,000	375,000,000	275,000,000	358,334,000	83,333,000	50,000,000
J.P. Morgan Securities LLC	250,000,000	416,666,000	308,334,000	375,000,000	275,000,000	358,333,000	83,333,000	50,000,000
Barclays Capital Inc.	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
Citigroup Global Markets Inc.	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
Mizuho Securities USA LLC	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
MUFG Securities Americas Inc.	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
SMBC Nikko Securities America, Inc.	75,000,000	125,000,000	92,500,000	112,500,000	82,500,000	107,500,000	25,000,000	15,000,000
BNP Paribas Securities Corp.	25,179,000	41,964,000	31,053,000	37,768,000	27,697,000	36,090,000	8,392,000	5,036,000
HSBC Securities (USA) Inc.	25,179,000	41,964,000	31,054,000	37,768,000	27,697,000	36,089,000	8,393,000	5,035,000
Santander Investment Securities Inc.	25,179,000	41,964,000	31,054,000	37,767,000	27,697,000	36,090,000	8,393,000	5,035,000
SG Americas Securities LLC	25,179,000	41,964,000	31,054,000	37,768,000	27,696,000	36,089,000	8,393,000	5,036,000
Standard Chartered Bank	25,178,000	41,964,000	31,054,000	37,768,000	27,696,000	36,089,000	8,393,000	5,036,000
TD Securities (USA) LLC	25,178,000	41,965,000	31,053,000	37,768,000	27,696,000	36,089,000	8,393,000	5,036,000
Wells Fargo Securities, LLC	25,178,000	41,965,000	31,053,000	37,768,000	27,696,000	36,089,000	8,393,000	5,036,000
Morgan Stanley & Co. LLC	15,000,000	25,000,000	18,500,000	22,500,000	16,500,000	21,500,000	5,000,000	3,000,000
ABN AMRO Securities (USA) LLC	9,844,000	16,406,000	12,141,000	14,766,000	10,828,000	14,109,000	3,281,000	1,969,000
BBVA Securities Inc.	9,844,000	16,406,000	12,141,000	14,766,000	10,828,000	14,109,000	3,281,000	1,969,000
Credit Agricole Securities (USA) Inc.	9,844,000	16,406,000	12,141,000	14,765,000	10,829,000	14,109,000	3,281,000	1,969,000
Deutsche Bank Securities Inc.	9,844,000	16,406,000	12,141,000	14,765,000	10,828,000	14,110,000	3,281,000	1,969,000
Loop Capital Markets LLC	9,844,000	16,406,000	12,141,000	14,765,000	10,828,000	14,110,000	3,281,000	1,969,000
Rabo Securities USA, Inc.	9,844,000	16,406,000	12,140,000	14,766,000	10,828,000	14,110,000	3,281,000	1,969,000
Scotia Capital (USA) Inc.	9,843,000	16,407,000	12,140,000	14,766,000	10,828,000	14,109,000	3,282,000	1,968,000
U.S. Bancorp Investments, Inc.	9,843,000	16,407,000	12,140,000	14,766,000	10,828,000	14,109,000	3,282,000	1,968,000
Citizens Capital Markets, Inc.	6,000,000	10,000,000	7,400,000	9,000,000	6,600,000	8,600,000	2,000,000	1,200,000
ING Financial Markets LLC	6,000,000	10,000,000	7,400,000	9,000,000	6,600,000	8,600,000	2,000,000	1,200,000
Samuel A. Ramirez & Company, Inc.	6,000,000	10,000,000	7,400,000	9,000,000	6,600,000	8,600,000	2,000,000	1,200,000
The Williams Capital Group, L.P.	6,000,000	10,000,000	7,400,000	9,000,000	6,600,000	8,600,000	2,000,000	1,200,000
Westpac Capital Markets LLC	6,000,000	10,000,000	7,400,000	9,000,000	6,600,000	8,600,000	2,000,000	1,200,000

Total	$1,500,000,000	$2,500,000,000	$1,850,000,000	$2,250,000,000	$1,650,000,000	$2,150,000,000	$500,000,000	$300,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof. In addition, the Underwriters propose initially to offer part of the 2020 Notes to certain dealers at prices that represent a concession not in excess of 0.150% of the principal amount of the 2020 Notes, part of the 2023 Notes to certain dealers at prices that represent a concession not in excess of 0.200% of the principal amount of the 2023 Notes, part of the 2025 Notes to certain dealers at prices that represent a concession not in excess of 0.250% of the principal amount of the 2025 Notes, part of the 2028 Notes to certain dealers at prices that represent a concession not in excess of 0.350% of the principal amount of the 2028 Notes, part of the 2038 Notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the 2038 Notes, part of the 2048 Notes to certain dealers at prices that represent a concession not in excess of 0.500% of the principal amount of the 2048 Notes, part of the 2020 Floating Rate Notes to certain dealers at prices that represent a concession not in excess of 0.150% of the principal amount of the 2020 Floating Rate Notes and part of the 2023 Floating Rate Notes to certain dealers at prices that represent a concession not in excess of 0.200% of the principal amount of the 2023 Floating Rate Notes. Any Underwriter may allow, and such dealers may re-allow, a concession not in excess of 0.100% of the principal amount of the 2020 Notes, 0.150% of the principal amount of the 2023 Notes, 0.200% of the principal amount of the 2025 Notes, 0.250% of the principal amount of the 2028 Notes, 0.250% of the principal amount of the 2038 Notes, 0.350% of the principal amount of the 2048 Notes, 0.100% of the principal amount of the 2020 Floating Rate Notes and 0.150% of the principal amount of the 2023 Floating Rate Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us. Certain of the Underwriters and their affiliates are lenders under our revolving credit facilities, repurchase facility and/or term loan facilities. Additionally, certain of the Underwriters are acting as dealer managers in connection with the Tender Offer and they and their affiliates may hold securities that are the subject of the Tender Offer. U.S. Bancorp Investments, Inc., one of the Underwriters, is an affiliate of the Trustee. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of Dow and/or Corteva. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the Notes will be made against payment thereof on or about November 28, 2018, which will be the ninth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+9”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next six succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+9, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

Each series of the Notes is a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the Notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Expenses associated with this offering, to be paid by the Company, are estimated to be $10 million.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

Selling Restrictions

The Notes are offered for sale in those jurisdictions where it is lawful to make such offers.

European Economic Area

In the European Economic Area, (“EEA”), the Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are only directed at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospective Directive) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) are high net worth entities (or persons to whom this prospectus supplement and the accompanying prospectus may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the

Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and any such investment or investment activity will only be engaged in with, relevant persons.

In the United Kingdom, the Notes may not be offered other than by an underwriter that:

(a)

has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person residing in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA or to any person pursuant to Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor), the sole purpose of which is to hold investments and each beneficiary of which is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred for six months after that corporation or trust has acquired the Notes under Section 275 of the SFA, except (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA or to any person pursuant to Section 275(1A) of the SFA or Section 276(4)(i)(B) of the SFA, (iii) where no consideration is given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in section 276(7) of the SFA or (vi) as specified in Regulation 32 of the Securities and Futures (Offer and Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors,” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Canadian purchasers are hereby notified that the Underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company, or the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Notes.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed on for the Company by Stacy L. Fox, General Counsel and Secretary of the Company. DowDuPont is being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP. The Underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the DowDuPont Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the effectiveness of DowDuPont and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the financial statement schedule, and, insofar as it relates to the amounts included for Historical DuPont, a wholly owned subsidiary of the Company, as of December 31, 2017 and for the period from August 31, 2017 (date of the Merger) to December 31, 2017, is based solely on the report of the other auditors, and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs and an emphasis of a matter paragraph regarding the Merger, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting, and, insofar as it relates to the effectiveness of Historical DuPont’s internal control over financial reporting, is based solely on the report of the other auditors). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Historical DuPont as of December 31, 2017 and for the period September 1, 2017 through December 31, 2017, not separately included in this prospectus, and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting (which is included in Historical DuPont’s Management’s Report on Internal Control Over Financial Reporting), not separately included in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon (which contains an explanatory paragraph relating to the effectiveness of Historical DuPont’s internal control over financial reporting as of December 31, 2017 due to the exclusion of certain elements of the internal control over financial reporting of the Health & Nutrition Business which Historical DuPont acquired during 2017) is incorporated by reference in this prospectus supplement. The audited financial statements of DowDuPont and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2017, to the extent they relate to Historical DuPont, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Historical DuPont as of December 31, 2016 and for each of the three years in the period ended December 31, 2016 and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 (which is included in Historical DuPont’s Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Current Report on Form 8-K/A (as filed on October 26, 2017) of DowDuPont have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

DowDuPont Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 7 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “DWDP.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “DowDuPont,” the “Company,” “we,” “our” and “us” refer to DowDuPont Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 16, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 4, 2018 and August 3, 2018;

•	our Current Reports on Form 8-K/A, filed with the SEC on October 26, 2017, and on Form 8-K, filed with the SEC on March 12, 2018, May 1, 2018, May 22, 2018, and June 29, 2018; and

•	the description of our common stock contained in our Registration Statement on Form S-4/A, registration number 333-209869, filed with the SEC on June 7, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Recent Accounting Guidance

Historical Dow (as defined below) has historically sold trade accounts receivable of select entities on a revolving basis to certain multi-seller commercial paper conduit entities (“conduits”). The proceeds received are comprised of cash and interests in specified assets of the conduits (the receivables sold by Historical Dow) that entitle Historical Dow to the residual cash flows of such specified assets in the conduits after the commercial paper has been repaid. Neither the conduits nor the investors in those entities have recourse to other assets of Historical Dow in the event of nonpayment by the debtors. In the fourth quarter of 2017, Historical Dow suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. Historical Dow has the ability to resume such sales to the conduits at its discretion, subject to certain prior notice requirements. These facilities, as currently structured, are expected to expire by the end of October 2018.

In the first quarter of 2018, we adopted Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addressed diversity in practice in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. A key provision in the new guidance required Historical Dow to retrospectively reclassify the cash receipts from the beneficial interests in conduits from “Operating Activities” to “Investing Activities” in the consolidated statements of cash flows. Also in connection with the review and implementation of this ASU, in the first quarter of 2018 Historical Dow updated its method for calculating the cash received from beneficial interests in the conduits as a result of new interpretative guidance, which was updated to reflect the cumulative impact of transaction activity during the month. These updates were also retrospectively applied in the consolidated statements of cash flows filed in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

In the third quarter of 2018, the SEC’s Office of the Chief Accountant provided additional guidance related to ASU 2016-15 to clarify the method to be used for calculating the cash received from beneficial interests in the conduits. The SEC indicated an entity must evaluate daily transaction activity to calculate the value of cash received from beneficial interests in conduits. Historical Dow will apply the SEC’s guidance on a retrospective basis in its next periodic filing, which will result in an additional reclassification of cash flows from “Operating Activities” to “Investing Activities.”

As discussed above, in the fourth quarter of 2017, Historical Dow suspended further sales of trade accounts receivable to the conduits and expects its cash flows from operating activities reported in subsequent interim and annual periods to not be comparable to the cash flows from operating activities in the historical periods, as retrospectively adjusted for the impact of the adoption of ASU 2016-15 and related SEC guidance noted above. Similarly, comparing cash flows from operating activities for periods before and after the discontinuation of the use of the conduits will not be meaningful in evaluating changes in our liquidity position.

The adoption of this ASU and related SEC guidance had no impact on our consolidated statements of income and the consolidated balance sheets.

The following table summarizes the expected impact of ASU 2016-15 and related SEC guidance to the consolidated statements of cash flows as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Summary of Expected Impact to the Consolidated Statements of Cash Flows Related to ASU 2016-15 and SEC Guidance	For the Years Ended
In millions	2017 Change	2016 Change	2015 Change
Operating Activities
Accounts and notes receivable	$(7,193)	$(7,294)	$(7,705)
Proceeds from interests in trade accounts receivable conduits	(2,269)	(1,257)	(1,034)
Decrease to Cash Flows from Operating Activities	$(9,462)	$(8,551)	$(8,739)
Investing Activities
Proceeds from interests in trade accounts receivable conduits	$9,462	$8,551	$8,739
Increase to Cash Flows from Investing Activities	$9,462	$8,551	$8,739

The following table reconciles Cash Flows from Operating Activities as updated to reflect the impact of ASU 2016-15 and related SEC guidance to the original reported Cash Flows from Operating Activities values as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017, which exclude the impact of ASU 2016-15 and related SEC guidance. Management views Cash Flows from Operating Activities excluding the impact of ASU 2016-15 and related SEC guidance as a non-GAAP financial measure that is relevant and meaningful to investors as it presents Cash Flows from Operating Activities inclusive of all trade accounts receivable collection activity, which we utilize in support of our operating activities.

Summary of Cash Flows Provided by Operating Activities	For the Years Ended
In millions	2017	2016	2015
Cash Flows from Operating Activities - Updated for Impact of New ASUs and SEC Guidance	$(765)	$(2,957)	$(1,128)
Less: Impact of New Guidance for Beneficial Interest in Accounts Receivable Conduits	(9,462)	(8,551)	(8,739)
Less: Impact of Additional Accounting Guidance Adopted on 1/1/18[1]	2	(6)	4
Cash Flows from Operating Activities - Originally Reported and Excluding the Impact of New ASUs and SEC Guidance (Non-GAAP)	$8,695	$5,600	$7,607

1.	See Item 5 Other Information in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2018 for additional information.

The following table summarizes the expected impact of ASU 2016-15 and related SEC guidance to the consolidated statements of cash flows as previously disclosed in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

Summary of Changes to Consolidated Statements of Cash Flows related to ASU 2016- 15 and SEC Guidance	Three Months Ended	Six Months Ended
In millions	Mar 31, 2017	Jun 30, 2017
Operating Activities
Accounts and notes receivable	$(1,446)	$(2,918)
Proceeds from interests in trade accounts receivable conduits	—	—
Decrease to Cash Flows from Operating Activities	$(1,446)	$(2,918)
Investing Activities
Proceeds from interests in trade accounts receivable conduits	$1,446	$2,918
Increase to Cash Flows from Investing Activities	$1,446	$2,918

The following table reconciles Cash Flows from Operating Activities to the original reported values in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018 and includes a non-GAAP measure regarding what Cash Flows from Operating Activities excluding the impact of the new ASUs and related SEC guidance would have been for the three month periods ended March 31, 2018 and 2017 and six month periods ended June 30, 2018 and 2017. Management believes this non-GAAP financial measure is relevant and meaningful as it presents Cash Flows from Operating Activities inclusive of all trade accounts receivable collection activity, which we utilize in support of our operating activities.

Summary of Cash Flows Provided by Operating Activities	Three Months Ended		Six Months Ended
In millions	Mar 31, 2018	Mar 31, 2017	Jun 30, 2018	Jun 30, 2017
Cash Flows from Operating Activities - Updated for Impact of New ASUs and SEC Guidance	$(2,137)	$(1,522)	$(47)	$(3,019)
Less: Impact of New Guidance for Beneficial Interest in Accounts Receivable Conduits	—	(1,446)	—	(2,918)
Cash Flows from Operating Activities - Reported in 2018 Quarterly Reports on Form 10-Q	$(2,137)	$(76)	$(47)	$(101)
Less: Impact of Guidance for Beneficial Interest in Accounts Receivable Conduits Adopted on 1/1/18	(445)	(551)	(656)	(1,914)
Less: Impact of Additional Guidance Adopted on 1/1/18	—	(1)	—	(2)
Cash Flows from Operating Activities - Excluding Impact of ASUs and SEC Guidance (Non-GAAP)	$(1,692)	$476	$609	$1,815

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

DowDuPont Inc.

974 Centre Road

Wilmington, Delaware 19805

(302) 774-1000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are a Delaware corporation formed on December 9, 2015, for the purpose of effecting an all-stock merger between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical DuPont”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 11, 2015, as amended on March 31, 2017, Historical Dow and Historical DuPont each merged with wholly-owned subsidiaries of DowDuPont and, as a result, became our subsidiaries effective at 11:59 p.m. ET on August 31, 2017 (the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the Merger. As a result, the historical financial statements of Historical Dow for periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Subject to approval of our Board of Directors and customary closing conditions, including the filing and effectiveness of registration statements with the SEC, we intend to pursue the separation of DowDuPont’s agriculture, materials science and specialty products business in one or more tax-efficient transactions (the “Intended Business Separations”). It is currently anticipated that the Intended Business Separations will be accomplished through a U.S. tax-free spin of the materials science business by April 1, 2019 and of the agriculture business on or around June 1, 2019. Upon completion of the Intended Business Separations, we would continue to hold the specialty products business.

Our principal offices are located at 974 Centre Road, Wilmington, Delaware 19805 and 2211 H.H. Dow Way, Midland, Michigan 48674, and our telephone numbers are (302) 774-1000 and (989) 636-1000. We maintain a website at www.dow-dupont.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Additional information concerning DowDuPont and its subsidiaries is included in the documents filed with the SEC and incorporated into this prospectus by reference. See the discussion under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is set forth below. As Historical Dow was determined to be the accounting acquirer in connection with the Merger, the ratio of earnings to fixed charges and combined fixed charges and preferred stock dividend requirements for each of the periods prior to the Merger are those of Historical Dow. For the purposes of computing these ratios, earnings represents income from continuing operations before income taxes and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

	Six Months Ended June 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	5.5x	1.8x	4.6x	8.5x	5.3x	6.1x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	5.5x	1.8x	3.2x	6.1x	3.7x	4.4x

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered. As used in the following summary descriptions of the various securities that may be offered and sold from time to time, the terms “DowDuPont Inc.,” the “Company,” “we,” “our” and “us” refer to DowDuPont Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 5,000,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

As of July 31, 2018, there were 2,307,376,875 shares of DowDuPont common stock outstanding and no shares of DowDuPont preferred stock outstanding.

Common Stock

Each holder of a share of our common stock is entitled to one vote for each share held on all questions presented to common stockholders, and the common stock has the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of any preferred stock, if any). Common stockholders have no preemptive rights and no rights to convert their common stock into any other securities. There is also no redemption or sinking fund provisions applicable to the common stock.

Common stockholders are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Common stockholders are entitled to share pro rata, upon any liquidation or dissolution of DowDuPont, in all remaining assets available for distribution to common stockholders after payment or providing for DowDuPont’s liabilities and the liquidation preference of any outstanding preferred stock.

The rights, preferences and privileges of common stockholders are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in our certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of DowDuPont or remove our management.

Structure of Board

The DowDuPont board is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The DowDuPont board, in accordance with our bylaws, will consist of between 6 and 21 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire board. Furthermore, subject to the rights of holders of any class or series of preferred stock to elect directors and provisions governing vacancies created by cessation of services by continuing Historical Dow or continuing Historical DuPont directors under the DowDuPont bylaws described below, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by allowing the board to enlarge the board and fill the new directorships with the board’s own nominees.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

The bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of DowDuPont not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date we first mailed its proxy materials for the preceding year’s annual meeting. Our bylaws also specify the form and content of a stockholder’s notice.

Limits on Special Meetings

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by order of the board or by written request of stockholders holding together at least 25% of all the shares of DowDuPont entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Amendment of the Bylaws

The board is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, certain provisions of our bylaws relating to the governance of DowDuPont may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least 66 2⁄3% of (i) the full board or (ii) the voting power of all the shares of capital stock of DowDuPont then entitled to vote.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder. We did not opt out of the protections of Section 203 of the DGCL. As a result, the statute applies to DowDuPont.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DowDuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DowDuPont director, officer or other employee to DowDuPont or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that we are entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

Listing

Our common stock is listed on NYSE under the symbol “DWDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A..

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The debt securities will be unsecured and will be the sole obligation of DowDuPont. As previously disclosed, DowDuPont expects to execute the Intended Business Separations, which will include the separation of the materials science business, agriculture business and specialty products business of DowDuPont. In connection with any issuance of debt securities prior to the date of the final Intended Business Separation, holders of any such debt securities issued by DowDuPont will agree that (i) prior to the Intended Business Separations they will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or disposition thereof) against the assets of Historical Dow or Historical DuPont and their respective subsidiaries (collectively, the “Historical Assets”) except to the extent of any specialty products assets that will be part of DowDuPont after the Intended Business Separations (the “Specialty Assets” and the Historical Assets exclusive of the Specialty Assets, the “Spinoff Assets”), and (ii) subsequent to the Intended Business Separations no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the entities holding the Spinoff Assets and/or their respective subsidiaries (including their assets or equity and that of their subsidiaries). Additionally, holders of any debt securities issued by DowDuPont will agree that they will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the direct or indirect equity interests that DowDuPont holds or will hold in Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries. Each of Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries are not expected to guarantee any debt securities issued hereunder and should be regarded as separate and distinct legal entities from one another and from DowDuPont that are not liable for one another’s debts. Any debt securities issued by DowDuPont pursuant to this prospectus should be deemed an investment in DowDuPont as it will exist after the Intended Business Separations, with recourse solely against the assets DowDuPont will retain after the Intended Business Separations (and prior to the Intended Business Separations, recourse against the Specialty Assets). In determining whether to invest in any debt securities issued by DowDuPont, investors should rely solely on the credit and asset value of DowDuPont after the Intended Business Separations (excluding the asset value of any direct or indirect equity interests now owned, or owned in the future, by DowDuPont in the entities holding the Spinoff Assets and/or their respective subsidiaries) and not any asset value in, or credit of, Historical DuPont, Historical Dow, the entities holding the Spinoff Assets and/or their respective subsidiaries (including not relying on any asset value of any direct or indirect equity interest that DowDuPont holds or will hold in Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries).

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	any limitations on recourse to subsidiaries of DowDuPont;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the DowDuPont Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the effectiveness of DowDuPont and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the financial statement schedule, and, insofar as it relates to the amounts included for Historical DuPont, a wholly-owned subsidiary of the Company, as of December 31, 2017 and for the period from August 31, 2017 (date of the Merger) to December 31, 2017, is based solely on the report of the other auditors, and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs and an emphasis of a matter paragraph regarding the Merger, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting, and, insofar as it relates to the effectiveness of Historical DuPont’s internal control over financial reporting, is based solely on the report of the other auditors). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Historical DuPont as of December 31, 2017 and for the period September 1, 2017 through December 31, 2017, not separately included in this prospectus, and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting (which is included in Historical DuPont’s Management’s Report on Internal Control Over Financial Reporting), not separately included in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon (which contains an explanatory paragraph relating to the effectiveness of Historical DuPont’s internal control over financial reporting as of December 31, 2017 due to the exclusion of certain elements of the internal control over financial reporting of the Health & Nutrition Business which Historical DuPont acquired during 2017) is incorporated by reference in this prospectus. The audited financial statements of DowDuPont and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2017, to the extent they relate to Historical DuPont, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Historical DuPont as of December 31, 2016 and for each of the three years in the period ended December 31, 2016 and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 (which is included in Historical DuPont’s Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K/A (as filed on October 26, 2017) of DowDuPont have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.